UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934, as amended

Filed by the Registrant ☒                              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MICROTEK MEDICAL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.001 per share of Microtek Medical Holdings, Inc. (“Microtek Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

43,596,611 shares of Microtek Common Stock and 3,725,837 options to purchase shares of Microtek Common Stock with exercise prices less than $6.30

(3)	The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $287,027,876. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The total consideration was calculated by multiplying (i) up to 43,596,611 shares of Microtek common stock (assuming the issuance, based on historical data, of up to 60,438 shares of common stock under Microtek employee stock purchase plan and up to 39,226 shares issued under the Microtek 401(k) plan as a company match) that are proposed to be exchanged for cash in the merger, by (ii) the merger consideration of $6.30 per share and adding to that total the net option value, calculated by subtracting the option exercise price from the merger consideration of $6.30 per share and multiplying that amount by the number of options outstanding at that exercise price (there are 3,725,837 options to purchase shares of Microtek Common Stock with exercises prices less than $6.30). The filing fee equals the product of 0.0000307 multiplied by $287,027,877.

(4)	Proposed maximum aggregate value of transaction:

$287,027,877

(5)	Total fee paid:

$8,811.76

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Copy—Subject to Completion

September     , 2007

To our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Microtek Medical Holdings, Inc. (“Microtek”), which will be held on                     , 2007, beginning at             .m., local time, at Microtek’s headquarters located at its offices, 13000 Deerfield Parkway, Suite 300, Alpharetta, GA 30004.

At the special meeting, you will be asked to approve a merger agreement which provides for Microtek to be acquired by Ecolab Inc. Under the merger agreement, you will receive $6.30 in cash, without interest and subject to any required tax withholding, for each share of Microtek common stock you own, unless you properly exercise dissenters’ rights with respect to the merger.

The Microtek board of directors (other than Dan R. Lee, President and Chief Executive Officer of Microtek, who abstained, but who recorded his support) has unanimously approved and declared advisable the merger agreement, which includes the merger, and has determined that both the merger agreement and the merger are advisable and in the best interests of Microtek and its shareholders. Accordingly, the board of directors recommends that you vote “FOR” the approval of the merger agreement, which includes approval of the merger.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Microtek and the merger from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Microtek common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement at the special meeting. Accordingly, you are requested to submit your proxy by promptly completing, signing and dating the enclosed proxy card and returning it in the envelope provided or, if permitted by your broker, to submit your proxy by telephone or internet prior to the special meeting whether or not you plan to attend the special meeting. If you receive more than one proxy card because you own shares that are registered differently, please follow the directions on each proxy card you receive to ensure that all of your shares are voted.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Sincerely,

Dan R. Lee President and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the commission passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated September [    ], 2007 and is first being mailed to shareholders on or about September [    ], 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held                     , 2007

To Our Shareholders:

The special meeting of shareholders of Microtek Medical Holdings, Inc., a Georgia corporation (“Microtek”), will be held on                     , 2007, at             .m., local time, at Microtek’s headquarters located at its offices, 13000 Deerfield Parkway, Suite 300, Alpharetta, GA 30004, for the following purposes:

1.	To consider and vote on a proposal to approve the Merger Agreement, dated August 7, 2007, by and among Microtek, Ecolab Inc., a Delaware corporation (“Ecolab”), and Magic Acquisition Inc., a Georgia corporation and a wholly-owned subsidiary of Ecolab (“Merger Sub”), pursuant to which, upon the merger becoming effective, each share of Microtek common stock outstanding immediately before the effective time of the merger (other than shares held in the treasury of Microtek or owned by Merger Sub, Ecolab or any subsidiary of Microtek and other than shares held by a shareholder who properly exercises dissenters’ rights with respect to the merger) will be converted automatically into the right to receive $6.30 in cash, without interest.

2.	To consider and vote on a proposal to approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement.

Only holders of Microtek common stock as of the close of business on [                    ]     , 2007 are entitled to notice of the special meeting and to vote at the special meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the special meeting in person.

The board of directors (other than Dan R. Lee, President and Chief Executive Officer of Microtek, who recused himself, but who recorded his support) has unanimously approved and declared advisable the merger agreement and the proposed merger, determined that the terms of the merger are advisable and in the best interests of Microtek and its shareholders and recommended that Microtek’s shareholders adopt or approve the merger agreement. The board of directors recommends that you vote “FOR” the approval of the merger agreement, which includes approval of the merger. The board of directors also recommends that you vote “FOR” the approval of any adjournment or postponement of the special meeting.

Your vote is important, regardless of the number of shares of Microtek common stock you own. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Microtek common stock entitled to vote at the special meeting. Your failure to vote will have the same effect as a vote against the approval of the merger agreement. The proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement requires the affirmative vote of a majority of the shares present and entitled to vote on the adjournment or postponement proposal, whether or not a quorum is present.

Shareholders of Microtek who do not vote in favor of the approval of the merger agreement will have the right to dissent from the merger and to obtain payment of the fair value of their shares, if the merger is completed, but only if they comply with Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code, a copy of which is included as Annex C to the accompanying proxy statement.

Shareholders should not return their share certificates with the enclosed proxy card, and they should not forward their share certificates to the paying agent without a letter of transmittal.

By Order of the Board of Directors,

Roger G. Wilson, Secretary

Alpharetta, Georgia

September     , 2007

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger, the special meeting of shareholders and the effect of the merger on the holders of our common stock. These questions and answers may not include all of the information that is important to you. We urge you to read carefully this entire document, including the annexes and the other documents to which we have referred you.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Microtek,” the “Company,” “we,” “our,” “ours,” and “us” refer to Microtek Medical Holdings, Inc. and its subsidiaries; all references to “Ecolab” refer to Ecolab Inc., all references to “Merger Sub” refer to Magic Acquisition Inc., a wholly-owned subsidiary of Ecolab; all references to “merger agreement” refer to the Merger Agreement, dated August 7, 2007, by and among Microtek, Ecolab and Merger Sub, a copy of which is attached as Annex A to this proxy statement, as it may be amended from time to time; and all references to the “merger” refer to the merger contemplated by the merger agreement.

Q:	What is the proposed transaction I am being asked to vote on?

A:	The proposed transaction is the acquisition of Microtek by Ecolab pursuant to the merger agreement. Once the merger agreement has been approved by Microtek’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Microtek. Microtek will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of Ecolab.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $6.30 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock and no taxes are required to be withheld, you will receive $630.00 in cash in payment for your Microtek shares.

Q:	When and where will the special meeting be held?

A:	The special meeting of Microtek shareholders will be held on , 2007 at .m., local time, at Microtek’s offices, 13000 Deerfield Parkway, Suite 300, Alpharetta, GA 30004.

Q:	Who is eligible to vote at the special meeting?

A:	Microtek shareholders are eligible to vote at the special meeting if they were shareholders of record at the close of business on September , 2007, the record date for the Microtek special meeting. On the record date shares of our common stock, held by approximately shareholders of record, were outstanding and entitled to vote at the special meeting. You may vote all shares you owned as of the close of business on the record date. You are entitled to one vote per share.

Q:	On what am I being asked to vote?

A:	Microtek’s board of directors is asking Microtek shareholders to vote upon the following:

•	the approval of the merger agreement; and

•	approval of the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement.

Q:	What votes are needed?

A:	The holders of a majority of the shares of our common stock outstanding as of the close of business on , 2007 must vote “FOR” the approval of the merger agreement. The proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the adjournment or postponement proposal.

Q:	How does Microtek’s board of directors recommend that I vote?

A:	Microtek’s board of directors (other than Dan R. Lee, President and Chief Executive Officer of Microtek, who abstained, but who recorded his support) unanimously recommends that Microtek shareholders vote:

“FOR” the proposal to approve the merger agreement; and

“FOR” the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit further proxies.

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and employee stock ownership plan accounts. It is important that you complete, sign, date and return each proxy card you receive, or, if available, vote by proxy using the Internet or the telephone as described in the instructions included with each proxy card you receive.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote by one of the methods described below:

•	Internet: if allowed by your broker, by accessing the Internet website specified on your proxy card or supplied to you by your broker;

•	Telephone: if allowed by your broker, by calling the toll-free number specified on your proxy card or supplied to you by your broker;

•	Mail: by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope; or

•	In Person: by attending and voting at the special meeting.

The methods of voting that are available to you and instructions on how to vote your proxy in that manner will be explained in the instructions included with your proxy card or in materials you receive from your broker or other nominee.

Q:	How do I vote in person at the special meeting?

A:	If you hold shares in your name as the shareholder of record, you may vote those shares in person at the special meeting by giving Microtek a signed proxy card or ballot before voting is closed. If you would like to vote in person, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the broker, referred to as a “broker’s proxy,” giving you the right to vote the shares. To do this, you should contact your broker or nominee.

Q:	What if my shares are held in “street name” by my broker?

A:	Your broker will vote your shares at the special meeting only if you provide written instructions to your broker on how to vote. You should instruct your broker using the instruction form and envelope provided by your broker. If you do not provide your broker with instructions, your broker will not be authorized to vote with respect to the applicable proposals at the special meeting. A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by the Internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this proxy statement. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. If you hold your shares in your broker’s name and wish to vote in person at the special meeting, you must contact your broker and request a document called a “broker’s proxy.” You must bring this broker’s proxy to the special meeting in order to vote in person.

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card(s), or grant your proxy by the Internet or telephone, your shares will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote, your shares will be voted “FOR” the proposals at the special meeting.

Q:	What if I abstain from voting, do not vote or do not instruct my broker to vote?

A:	A “broker non-vote” generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

The affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date is required to approve the merger agreement. As a result, abstentions, non-votes, and broker non-votes on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the merger.

The affirmative vote of a majority of the shares present and entitled to vote on the adjournment or postponement proposal, whether or not a quorum is present, is required to approve the proposal to adjourn or postpone the special meeting. As a result, abstentions on the proposal to adjourn or postpone the special meeting will have the same effect as a vote “AGAINST” that proposal, while non-votes and broker non-votes on the proposal to adjourn or postpone the special meeting will have NO EFFECT on that proposal.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the special meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the proposals. An abstention on a proposal will have the same effect as a vote “AGAINST” that proposal but will be counted as present for the purpose of determining whether a quorum is present.

Q:	Can I change my vote after I mail my proxy card(s) or vote by the Internet or telephone?

A:	You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must either (1) notify the corporate secretary of Microtek in writing, (2) submit a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy over the Internet or by telephone by following the instructions on your proxy card or supplied to you by your broker or (4) attend the special meeting and vote your shares in person. Please note that if you vote over the Internet or by telephone, you may not be able to revoke or change your vote after a date prior to the date of the special meeting set forth in the instructions to voting in this manner. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

Q:	How do I vote my Microtek 401(k) shares?

A:	If you participate in the Microtek Medical Holdings, Inc. 401(k) Plan, your shares shall be voted by the Trustee of the 401(k) plan.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as practicable. If the merger agreement is approved at the special meeting, we expect to complete the merger as soon as possible after the satisfaction of the conditions to the merger. We currently expect to complete the merger during the fourth quarter of 2007. However, we cannot predict the exact timing of the completion of the merger.

Q:	Am I entitled to dissenters’ rights?

A:	Microtek is a Georgia corporation. Under Georgia law, the Microtek shareholders are entitled to dissenters’ rights. If you wish, you may dissent from adoption of the merger agreement and approval of the merger and obtain a cash payment for the fair value of your shares, but only if you comply with all requirements of Georgia law as described in this proxy statement and in Annex C of this proxy statement. Merely voting against the merger agreement will not preserve your dissenters’ rights under Georgia law. In order to validly exercise and perfect dissenters’ rights under Sections 14-2-1301 through 14-2-1332 of the Georgia Business Corporation Code, among other things, you must not vote in favor of the adoption of the merger agreement, which includes approval of the merger, and you must deliver to Microtek a written notice of your intent to demand payment for your shares if the merger is approved, prior to the vote on the merger agreement at the special meeting. Failure to take all of the steps required under Georgia law may result in the loss of your dissenters’ rights. The fair value of your shares, as determined by a court, may be more than, less than or equal to the $6.30 to be paid to you in the merger.

Q:	Should Microtek shareholders send in their share certificates now?

A	No. Please do not send in your share certificates with your proxy card. If the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your share certificates for the merger consideration to which you are entitled as a result of the merger. Do not send any share certificates with your proxy.

Q:	Who will bear the cost of this solicitation?

A:

Microtek will pay the cost of soliciting shareholder proxies. Microtek will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. No additional amounts will be paid for the solicitation of proxies by our directors, officers or employees. Microtek will solicit proxies by mail and may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication. Microtek has retained a proxy solicitor, Georgeson Inc., to assist in the solicitation of proxies for the special meeting at an estimated cost to Microtek of $12,000, plus per call fees and reimbursement of reasonable expenses.

Q:	Who can answer my questions?

A:	If you have more questions about the merger or the special meeting or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact one of the following:

Georgeson Inc. 17 State Street New York, NY 10004 Telephone: (800) 316-6480	Microtek Medical Holdings, Inc. 13000 Deerfield Parkway, Suite 300 Alpharetta, Georgia 30004 Telephone: (800) 476-5973 Attention: John Mills, Investor Relations

If your broker holds your shares, you may also call your broker for additional information.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you or that are incorporated by reference in order to understand fully the merger. See “WHERE YOU CAN FIND MORE INFORMATION.” Microtek encourages you to read the merger agreement as it is the principal legal document that governs the merger. The merger agreement is attached as Annex A to this proxy statement and is incorporated by reference herein. Page references are included in parentheses below to direct you to a more detailed description in this proxy statement of the topics presented in this summary.

The Parties to the Merger (Page 13)

Microtek Medical Holdings, Inc.

13000 Deerfield Parkway, Suite 300

Alpharetta, Georgia 30004

Telephone: (678) 896-4400

Microtek is a manufacturer and supplier of product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Microtek offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers and private label arrangements. Microtek is incorporated in Georgia and is headquartered in Alpharetta, Georgia, and operates worldwide.

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102-1390

Telephone: (651) 293-2233

Ecolab is engaged in the development and marketing of premium products and services for the hospitality, institutional and industrial (including healthcare) markets. Ecolab provides cleaning, sanitizing, pest elimination, maintenance and repair products, systems and services primarily to hotels and restaurants, foodservice, healthcare and educational facilities, quick-service (fast food and other convenience store) units, grocery stores, commercial and institutional laundries, light industry, dairy plants and farms, food and beverage processors, pharmaceutical and cosmetics facilities and the vehicle wash industry. Ecolab is incorporated in Delaware and is headquartered in St. Paul, Minnesota, and operates worldwide.

Magic Acquisition Inc.

c/o Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102-1390

Telephone: (651) 293-2233

Merger Sub is a Georgia corporation and a wholly-owned subsidiary of Ecolab. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting (Page 14)

Time, Place and Purpose of the Special Meeting (Page 14)

The special meeting is scheduled to be held on                     , 2007, starting at             .m., local time, at Microtek’s headquarters, 13000 Deerfield Parkway, Suite 300, Alpharetta, Georgia 30004. You will be asked to consider and vote upon approval of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into Microtek, and each outstanding share of Microtek’s common stock (other than shares held in the treasury of Microtek or owned by Merger Sub, Ecolab or any subsidiary of Microtek and other than shares held by a shareholder who properly exercises dissenters’ rights with respect to the merger) will be converted into the right to receive $6.30 in cash, without interest. You will be asked to approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement.

Record Date; Quorum and Voting Power (Page 14)

You are entitled to vote at the special meeting if you owned shares of Microtek’s common stock at the close of business on [                    ]     , 2007, the record date for the special meeting. You will have one vote for each share of Microtek’s common stock that you owned on that date. As of the close of business on the record date, there were [            ] shares of Microtek’s common stock entitled to be voted.

Required Vote; Abstentions; Broker Non-Votes (Page 15)

The affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date is required to approve the merger agreement. As a result, abstentions, non-votes, and broker non-votes on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the merger. Holders of approximately             % of our outstanding common stock on the record date have indicated that they intend to vote their shares in favor of the merger.

The affirmative vote of a majority of the shares present and entitled to vote on the adjournment or postponement proposal, whether or not a quorum is present, is required to approve the proposal to adjourn or postpone the special meeting. As a result, abstentions on the proposal to adjourn or postpone the special meeting will have the same effect as a vote “AGAINST” that proposal, while non-votes and broker non-votes on the proposal to adjourn or postpone the special meeting will have NO EFFECT on that proposal.

Voting by Directors and Executive Officers (Page 15)

As of [                    ]     , 2007, the record date for the special meeting, the directors and current executive officers of Microtek beneficially owned (excluding options to purchase shares of common stock) and were entitled to vote at the special meeting, or shared the right to vote at the special meeting, approximately [        ]% of the shares of Microtek common stock. Each director and current executive officer of Microtek has advised us that they plan to vote all of their shares of Microtek common stock in favor of the approval of the merger agreement.

Voting; Proxies; Revocation (Page 15)

Any Microtek shareholder of record entitled to vote may, if permitted by his or her broker, submit a proxy by the Internet or by telephone, or by returning the enclosed proxy by mail or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Any Microtek shareholder of record who executes and returns a proxy may revoke the proxy at any time before it is voted in any one of the following three ways:

•	filing with Microtek’s secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy by the Internet, by telephone or mail relating to the same shares to Microtek’s secretary, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Solicitation Of Proxies (Page 16)

Microtek will pay the cost of this proxy solicitation. Microtek will, on request, reimburse shareholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record. In addition to soliciting proxies by mail, Microtek and/or its directors, officers and employees may also solicit them in person or by telephone, e-mail, facsimile or other electronic means of communication. No additional amounts will be paid for the solicitation of proxies by our directors, officers or employees. Microtek has retained a proxy solicitor, Georgeson Inc., and will pay the proxy solicitor customary compensation estimated to be approximately $12,000, plus per call fees and reimbursement of expenses. The Company may retain or appoint other representatives from time to time to solicit proxies.

Certain Effects of the Merger (Page 29)

You are being asked to vote to approve a merger agreement providing for the acquisition of Microtek by Ecolab. If the merger agreement is adopted by the Company’s shareholders and the other conditions to closing are satisfied, Merger Sub, a wholly-owned subsidiary of Ecolab, will be merged with and into Microtek, with Microtek continuing as the surviving corporation and a wholly-owned subsidiary of Ecolab. Upon completion of the merger, the Company’s common stock will be converted into the right to receive $6.30 per share, without interest and less any required withholding taxes. Microtek will no longer be a publicly traded company, and you will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company. We have attached the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is a legal document that governs the merger.

Purpose and Structure of the Merger (Page 30)

The principal purposes of the merger are to provide you with an opportunity to receive an immediate cash payment for your Microtek shares at a price that is at a premium over market prices immediately preceding our public announcement of the merger agreement, and to enable Ecolab to acquire Microtek. We are working toward completing the merger as soon as possible, and we anticipate that it will be completed in the fourth quarter of 2007, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the merger and the likelihood of its completion cannot be predicted. If any of the conditions in the merger agreement is not satisfied, the merger transaction may terminate as a result.

Recommendation of the Board of Directors (Page 22)

The board of directors has determined that the terms of the merger agreement and the proposed merger are advisable and in the best interests of Microtek shareholders. The board of directors (other than Dan R. Lee, President and Chief Executive Officer of Microtek, who recused himself, but who recorded his support) has unanimously approved the merger agreement and recommends that you vote “FOR” the approval of the merger agreement and “FOR” the approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the approval of the merger agreement if there are not sufficient votes for approval of the merger agreement.

Opinion of the Board of Directors’ Financial Advisor (Page 24 and Annex B)

On August 7, 2007, A.G. Edwards & Sons, Inc. (“Edwards”) delivered its written opinion to the board of directors that, as of August 7, 2007, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion, the consideration of $6.30 per share in cash to be received by our shareholders pursuant to the merger was fair from a financial point of view to our shareholders. The opinion of Edwards is addressed to the Company’s board of directors, is directed only to the consideration to be paid in the merger, and does not constitute a recommendation as to how any of our shareholders should vote with respect to the merger agreement or whether our shareholders should exercise any dissenters’ rights with respect to the merger or any other matter. The full text of the written opinion of Edwards, which sets forth assumptions made, matters considered, qualifications and limitations on the review undertaken by Edwards, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. Shareholders are urged to read and should read the entire opinion carefully. Pursuant to the terms of the engagement letter with Edwards, the Company has agreed to pay Edwards a fee in connection with the issuance of their opinion and for serving as financial advisor to the board of directors. A significant portion of the fee is contingent on the consummation of the merger.

Material Federal Income Tax Consequences (Page 35)

The receipt of cash by a U.S. shareholder (as defined below in “Special Factors—Material Federal Income Tax Consequences”) of Microtek common stock in exchange for such U.S. shareholder’s shares of Microtek pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a non-U.S. shareholder (as defined below in “Special Factors—Material Federal Income Tax Consequences”) of Microtek common stock in exchange for such non-U.S. shareholder’s shares of Microtek pursuant to the merger generally will not be subject to U.S. federal income tax. Because tax matters are complicated, we urge holders of Microtek common stock to consult their own tax advisors as to U.S. federal income tax consequences, as well as other federal, state, local and foreign tax consequences, applicable to them.

Interests of Microtek’s Directors and Executive Officers in the Merger (Page 31)

Generally, our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests, including the following:

•

all options, including those held by our directors and executive officers, will be cashed-out as more fully described in “Special Factors—Interests of Microtek’s Directors and Officers in the Merger—Treatment of Stock Options Held By Certain Directors and Executive Officers” on page 31;

•

consistent with their pre-existing employment agreements, Messrs. Lee and Wilson, our Chief Executive Officer and Chief Financial Officer, respectively, will each receive a change in control severance payment and other severance benefits as a result of the merger, as more fully described in “Special Factors—Interests of Microtek’s Directors and Executive Officers in the Merger—Change of Control Severance Payments” on page 32;

•

under our Sale of Business Bonus Program, adopted in 2002, a bonus pool of $6,023,842 will be available for distribution to Microtek employees, including our executive officers, at the effective time of the merger, as more fully described in “Special Factors—Interests of Microtek’s Directors and Executive Officers in the Merger—Sale of Business Bonus Program” on page 33;

•

Messrs. Lee and Wilson have agreed to terminate their respective employment agreements (except for certain provisions of the agreements which will remain in effect) at the closing of the merger, and our Chief Operating Officer and certain of our senior managers have employment agreements which (unless the employee otherwise agrees to terminate the employment agreement) will remain in effect following completion of the merger, as more fully described in “Special Factors—Interests of Microtek’s Directors and Executive Officers in the Merger—Employment Agreements” on page 34;

•

prior to the effective time of the merger, the compensation committee of the Company’s board of directors will determine, and provide for payment of, annual bonuses for the 2007 plan year under the Company’s Annual Executive Performance Bonus Plan and the Company’s Pay for Performance

Bonus Plan, based upon applicable performance for 2007, as more fully described in “Special Factors—Interests of Microtek’s Directors and Executive Officers in the Merger—Annual Bonus” on page 33;

•

Ecolab has agreed to continue existing indemnification and insurance arrangements in favor of our directors and executive officers as more fully described in “Special Factors—Interests of Microtek’s Directors and Executive Officers in the Merger—Indemnification and Insurance” on page 34; and

•

Ecolab has agreed to certain salary, bonus and other benefits for those of our executive officers who continue to be employed after completion of the merger, and to a consulting arrangement with another one of our executive officers following completion of the merger, as more fully described in “Special Factors—Interests of Microtek’s Directors and Executive Officers in the Merger—Post–Merger Employment Arrangements” on page 35.

Treatment of Stock Options (Page 39)

Each outstanding option to purchase common stock of Microtek will be canceled in exchange for the right to receive cash in the amount equal to the excess of $6.30 over the exercise price per share of any such option, multiplied by the number of shares of Microtek common stock covered by such option.

Regulatory Approvals (Page 37)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this proxy statement as the HSR Act, transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and certain waiting periods have been satisfied. The Company and Ecolab submitted the HSR Act filing on August 29, 2007. The merger also requires foreign regulatory filings with, and approvals or clearances from, antitrust and other regulatory authorities, including Germany and Austria. The Company and Ecolab have submitted notifications in Germany and Austria but have not received required approval from Germany and Austria as of the date of this proxy statement.

Except as noted above with respect to the required filings and expiration of any applicable waiting periods imposed as part of that review under the HSR Act, the foreign regulatory requirements and necessary approvals, and the filing of a certificate of merger in Georgia at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or the completion of the merger.

Payment for Shares (Page 39)

As soon as practicable after the merger becomes effective, a paying agent will mail a letter of transmittal and instructions to all Microtek shareholders telling them how to surrender their Microtek share certificates in exchange for the cash merger consideration, without interest. You should not return any share certificates you may hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (Page 44)

The merger agreement prohibits Microtek from soliciting and restricts Microtek’s ability to engage in discussions or negotiations with third parties regarding specified transactions involving Microtek. Under certain circumstances, Microtek’s board of directors may respond to an unsolicited bona fide, written proposal for an alternative acquisition proposal, change the recommendation of the board of directors with respect to the merger, or terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement.

Conditions to the Merger (Page 48)

Microtek and Ecolab are not required to complete the merger unless a number of conditions are satisfied or have been waived, including customary conditions relating to Microtek stockholder approval, the expiration or termination of the waiting period under U.S., German and Austrian antitrust laws, the absence of legal restraints against the merger, the accuracy of representations and warranties, the performance pre-closing obligations. In addition, Ecolab is not required to complete the merger if certain governmental proceedings are pending or threatened or if, after August 7, 2007, Microtek suffers a Company Material Adverse Effect as that term is defined in the merger agreement.

Other than the conditions pertaining to the Company shareholder approval, the absence of governmental orders and the expiration or termination of the HSR Act waiting period and certain foreign antitrust laws, either the Company, on the one hand, or Ecolab and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger.

Termination (Page 49)

In addition to termination by mutual agreement, Microtek and Ecolab may terminate the merger agreement under a number of other circumstances, including failing to complete the merger by February 1, 2008, the existence of a governmental or legal restraint prohibiting the merger, failing to obtain Microtek shareholder approval, and following certain breaches of representations and warranties or obligations by the other party. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including, among others:

•	by Ecolab if:

•	there has been a change in recommendation of the merger by Microtek’s board of directors or Microtek’s board of directors resolves to take any such action;

•

Microtek’s board of directors fails publicly to reconfirm its approval, declaration of advisability and recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within five business days following Ecolab’s request for reconfirmation, or Microtek’s board of directors resolves to take any such action; or

•	Microtek has breached in any material respect any of the restrictions pertaining to the solicitation of competing takeover proposals.

•

by Microtek if the board of directors authorizes Microtek, subject to complying with the non-solicitation and related provisions of the merger agreement, to enter into a definitive agreement providing for the implementation of a superior proposal, and Microtek, prior to or concurrently with the termination of the merger agreement, pays the specified termination fee to Ecolab.

Fees, Expenses and Termination Fee (Page 50)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fee or expense, whether or not the merger is consummated. If the merger agreement is terminated under specified circumstances, including acceptance of a superior acquisition proposal, Microtek may be required to pay to Ecolab a $9.0 million termination fee.

Dissenters’ Rights (Page 51)

Microtek is a corporation organized under Georgia law. Under Article 13 of the Georgia Business Corporation Code, if you do not vote in favor of the merger agreement and the merger and instead follow the appropriate procedures for demanding and perfecting dissenters’ rights as described on pages      through      and in Annex C, you will receive a cash payment for the “fair value” of your shares of our common stock instead of the $6.30 per share merger consideration to be received by our shareholders in connection with the merger. The “fair value” of our common stock may be more than, less than or equal to the $6.30 merger consideration you would have received for each of your shares in the merger if you had not exercised your dissenters’ rights.

Generally, in order to exercise dissenters’ rights, among other things:

•	you must NOT vote for adoption of the merger agreement and approval of the merger; and

•	you must make written demand for appraisal in compliance with Georgia law prior to the vote on the merger agreement and the merger.

Merely voting against the merger agreement and the merger will not preserve your dissenters’ rights under Georgia law. Annex C to this proxy statement contains the Georgia statute relating to your dissenters’ rights. If you want to exercise your dissenters’ rights, please read and carefully follow the procedures described on pages 51 through 52 and in Annex C. Failure to take all of the steps required under Georgia law may result in the loss of your dissenters’ rights.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and many of the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Microtek, the expected completion and timing of the merger and other information relating to the merger. Forward-looking statements also include statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar words or expressions. You should be aware that forward-looking statements involve significant known and unknown risks and uncertainties.

Except for the historical information contained herein, the matters discussed are forward-looking statements. These statements involve risks and uncertainties, such as low barriers to entry for competitive products could cause the Company to reduce the prices for its products or lose customers; large purchasers of the Company’s products regularly negotiate for reductions in prices for the Company’s products, which may reduce the Company’s profits; because a few distributors control much of the delivery of hospital supplies to hospitals, the Company relies significantly on these distributors in connection with the sale of the Company’s branded products; the Company’s relatively small sales and marketing force may place the Company at a competitive disadvantage to its competition; the Company’s contract manufacturing division relies upon a small number of customers, the loss of any of which could have a material adverse impact on the Company; the inability of the Company to complete acquisitions of businesses at an attractive cost could adversely affect the Company’s growth; if the Company is successful in acquiring businesses, the failure to successfully integrate those businesses could adversely affect the Company; the Company’s growing international operations subject the Company’s operating results to numerous additional risks; markets in which the Company competes are highly competitive, which may adversely affect the Company’s growth and operating results; the Company’s products are subject to extensive governmental regulations, compliance or non-compliance with which could adversely affect the Company; the Company’s strategies to protect its proprietary assets may be ineffective, allowing increased competition with the Company; fluctuations in the value of the dollar against foreign currencies have in the past and may in the future adversely affect the Company’s operating results; and the Company’s expenses for raw materials and product distribution are adversely affected by increases in the price for petroleum.

Risks and uncertainties related to the Company’s acquisition by Ecolab include the Company not being able to complete the proposed transaction and failure to obtain shareholder or other regulatory approvals or to satisfy other closing conditions, including the possibility of the occurrence of an event that could constitute a “Company Material Adverse Effect” as defined in the merger agreement. Additionally, the Company is subject to other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Microtek and its directors and officers and other members of management and employees are participants in the solicitation of proxies in respect of the merger. Information regarding Microtek’s directors and executive officers is detailed herein and in our proxy statement for our 2007 annual shareholders meeting filed with the SEC on April 19, 2007 and our annual report on Form 10-K filed with the SEC on March 16, 2007.

THE PARTIES TO THE MERGER

Microtek Medical Holdings, Inc.

Microtek, headquartered in Alpharetta, Georgia, is a manufacturer and supplier of product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Microtek offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers and private label arrangements. The business address of Microtek is 13000 Deerfield Parkway, Suite 300, Alpharetta, Georgia 30004 and its telephone number is (678) 896-4400.

If the merger agreement is approved and adopted by the Microtek shareholders at the special meeting and the merger is completed as contemplated, Microtek will continue its operations following the merger as a private company and wholly-owned subsidiary of Ecolab.

Ecolab Inc.

Ecolab, headquartered in St. Paul, Minnesota, is engaged in the development and marketing of premium products and services for the hospitality, institutional and industrial (including healthcare) markets. Ecolab provides cleaning, sanitizing, pest elimination, maintenance and repair products, systems and services primarily to hotels and restaurants, foodservice, healthcare and educational facilities, quick-service (fast food and other convenience store) units, grocery stores, commercial and institutional laundries, light industry, dairy plants and farms, food and beverage processors, pharmaceutical and cosmetics facilities and the vehicle wash industry. Ecolab is incorporated in Delaware and is headquartered in St. Paul, Minnesota, and operates worldwide. The business address of Ecolab is 370 N. Wabasha Street, St. Paul, Minnesota 55102-1390 and its telephone number is (651) 293-2233.

Magic Acquisition Inc.

Magic Acquisition Inc., referred to as Merger Sub in this proxy statement, is a Georgia corporation and a wholly-owned subsidiary of Ecolab. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. The business address of Merger Sub is c/o Ecolab, 370 N. Wabasha Street, St. Paul, Minnesota 55102-1390 and its telephone number is (651) 293-2233.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The enclosed proxy is solicited by Microtek on behalf of the board of directors of Microtek for use at a special meeting of shareholders to be held on                     , 2007, at             .m., local time, at Microtek’s offices at 13000 Deerfield Parkway, Suite 300, Alpharetta, Georgia 30004 or at any adjournments or postponements thereto. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement and a proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about                     , 2007.

Record Date, Quorum and Voting Power

The holders of record of Microtek common stock as of the close of business on                     , 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were [            ] shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock as of the close of business on the record date entitles the holder to one vote on each matter submitted to shareholders for a vote at the special meeting.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for an adjourned or postponed special meeting, then a new quorum will have to be established.

Required Vote; Abstentions; Broker Non-Votes

For us to complete the merger, shareholders holding at least a majority of the shares of our common stock outstanding as of the close of business on the record date must vote “FOR” the approval of the merger agreement. The proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement requires the affirmative vote of a majority of the shares present and entitled to vote on the adjournment or postponement proposal.

In order for your shares of Microtek common stock to be included in the vote, if you are a shareholder of record, you must submit a proxy for your shares by returning the enclosed proxy, if permitted by your broker by submitting a proxy by the Internet or by telephone, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information on instructing your broker how to vote, contact your broker who can give you directions on how to cause your shares to be voted. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Generally, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from you, brokers may not be empowered to vote your shares with respect to the approval of such proposals.

Abstentions and broker non-votes on the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the merger. Abstentions on the proposal to adjourn or postpone the special meeting will have the same effect as a vote “AGAINST” that proposal, while broker non-votes on the proposal to adjourn or postpone the special meeting will have NO EFFECT on that proposal.

Voting by Directors and Executive Officers

As of             , 2007, the record date for the special meeting, the directors and current executive officers of Microtek beneficially owned (excluding options to purchase shares of Microtek common stock), and were entitled to vote at the special meeting, or shared the right to vote at the special meeting, approximately [            ]% of the shares of Microtek common stock. Each director and current executive officer of Microtek has advised us that they plan to vote all of their shares of Microtek common stock in favor of the approval of the merger agreement.

Voting; Proxies; Revocation

A proxy card is enclosed for your use. We ask that you sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States. If permitted by your broker, you may also vote prior to the special meeting by accessing the Internet website specified on your proxy card or supplied to you by your broker or by calling the toll-free number specified on your proxy card or supplied to you by your broker. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the special meeting “FOR” each of the proposals listed in this proxy statement. With respect to any other business that may properly come before the special meeting and be submitted to a vote of shareholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

Shareholders of record may vote by either completing and returning the enclosed proxy card prior to the special meeting, voting in person at the special meeting, or submitting a signed proxy card at the special meeting. If permitted by your broker, you may also vote prior to the special meeting by accessing the Internet website specified on your proxy card or supplied to you by your broker or by calling the toll-free number specified on your proxy card or supplied to you by your broker.

You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, you must:

•	notify the secretary of Microtek, in writing;

•	submit a new proxy card dated after the date of the proxy you wish to revoke;

•	submit a later dated proxy over the Internet or by telephone by following the instructions on your proxy card or supplied to you by your broker; or

•	attend the special meeting and vote your shares in person.

Please note that if you vote over the Internet or by telephone, you may not be able to revoke or change your vote after a date prior to the date of the special meeting set forth in the instructions to voting in this manner. Merely attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name by your broker, you will need to contact your broker to revoke your proxy.

Solicitation of Proxies

The solicitation of proxies may include mail, telephone, facsimile and electronic mail. The cost of the solicitation of proxies from holders of Microtek common stock and all related costs will be borne by Microtek. Microtek has retained a proxy solicitor, Georgeson Inc., to assist in the solicitation of proxies for the special meeting at an estimated cost to Microtek of $12,000, plus per call fees and reimbursement of reasonable expenses. In addition, Microtek may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telecopy, e-mail or personal solicitation by directors, officers or other regular employees of Microtek. No additional compensation will be paid to directors, officers or other regular employees for these services.

If you have any questions or need assistance in filling out our submitting your proxy card, please contact Georgeson Inc. at the following address and telephone number:

Georgeson Inc.

17 State Street

New York, NY 10004

(800) 316-6480

Adjournment or Postponement

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes to approve the merger agreement. Any adjournment or postponement may be made without notice, other than by an announcement made at the special meeting. The favorable vote of a majority of the shares of Microtek common stock present in person or represented by proxy and entitled to vote on the adjournment or postponement proposal may adjourn or postpone the special meeting.

SPECIAL FACTORS

General

At the special meeting, Microtek will ask its shareholders to vote on a proposal to approve the merger agreement of Merger Sub with and into Microtek, with Microtek continuing as the surviving corporation and a wholly-owned subsidiary of Ecolab. We have attached a copy of the merger agreement as Annex A to this proxy statement. We urge you to read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

The board of directors of Microtek has maintained a policy and history of continuously evaluating strategies and, as they present themselves, opportunities to achieve and increase value for Microtek shareholders. From time to time, Microtek has engaged Edwards to deliver presentations and advice to the board on various strategic alternatives available to Microtek. No opportunities related to potential Microtek business combination transactions resulted in discussions that proceeded beyond the preliminary stage or to any acquisition or business combination proposals.

On September 20, 2006, Edwards hosted a conference for emerging growth companies in New York, New York where Microtek was one of the presenting companies. Tim Mulhere, Vice President and General Manager of Ecolab’s U.S. Healthcare division, attended the conference to observe Microtek’s presentation and learn more about Microtek. Initial introductions were made between Dan R. Lee, Chairman, President and Chief Executive Officer of Microtek, and Mr. Mulhere at that conference.

On November 30, 2006, Mr. Mulhere and Tom Handley, Ecolab’s Senior Vice President, Industrial Sector, met in Alpharetta, Georgia, with Mr. Lee and other members of Microtek’s senior management team. The purpose of the meeting was to introduce Messrs. Handley and Lee, present the Edwards conference materials to Mr. Handley, and discuss potential commercial relationships between Ecolab and Microtek. The participants did not address a possible combination of the two companies.

On February 1 and 2, 2007, Mr. Lee and other representatives of Microtek met with various representatives of Ecolab including Mr. Mulhere at Ecolab’s offices in St. Paul, Minnesota, to discuss potential business relationships between the two companies. Over the course of the meeting, Ecolab shared its strategic vision for a combination of the respective companies, plans to develop an infection control business in the healthcare industry, and invited Microtek to engage in discussions relating to a potential business combination.

From the fall of 2006 through the conclusion of negotiations with Ecolab, executives from five parties approached Mr. Lee indicating their interest in exploring a business combination transaction with Microtek. Discussions with these other parties did not advance beyond an initial stage due to various issues including valuation, lack of strategic fit or other issues as expressed by the other parties.

On February 22, 2007, representatives of the board of directors of Microtek and members of Microtek’s management held a meeting at the offices of Arnall Golden Gregory LLP, Microtek’s legal counsel, to begin discussion and consider the advisability of engaging in specific discussions with Ecolab or other parties as might be deemed advisable.

On March 8, 2007, the Microtek board held its regular quarterly meeting of the board of directors. During the meeting, Arnall Golden Gregory provided a presentation addressing the duties of the board of directors in the review of business combination transactions and related matters. Edwards delivered a presentation to the board addressing strategic alternatives that may be available to Microtek including a potential transaction with Ecolab, another potential public strategic buyer and other parties who have either expressed an interest in the past or could reasonably have an interest in discussions. After discussing the strategic alternatives presented to Microtek,

Edwards’ knowledge of and relationship with Microtek and the experience of Edwards in similar transactions in the past, the board resolved to authorize management to engage Edwards to act as Microtek’s exclusive financial advisor in connection with the evaluation of potential transactions with Ecolab and such other parties as may be approved by the board. On or about April 3, 2007, Microtek and Edwards entered into an engagement letter pursuant to which Edwards would act as the exclusive financial advisor to the board with respect to the foregoing.

Edwards presented Ecolab and another potential strategic buyer with the form of confidentiality agreement required by the board to commence due diligence activities. On April 5, 2007, Microtek and Ecolab executed a confidentiality agreement. Microtek immediately made available to Ecolab, through the use of an on-line data room, substantially all of the materials requested by Ecolab as a part of its preliminary due diligence analysis.

During mid-April, 2007 and after limited discussions and diligence, the Chief Executive Officer of another potential strategic buyer indicated that it would withdraw from the process of engaging in discussions or requesting additional due diligence information with respect to a potential business combination transaction and no further discussion ensued with that party.

On April 23 and 24, 2007, representatives of Ecolab conducted on-site due diligence with Microtek management and representatives of Edwards in Atlanta, Georgia. Additional due diligence questions were handled and coordinated under the auspices of Edwards continuing through early May, 2007.

On May 11, 2007, in response to bid instructions provided to Ecolab on behalf of the Microtek board by Edwards, Ecolab delivered a letter summarizing the key elements of its non-binding indication of interest in pursuing further steps towards a business combination transaction. Key terms of that proposal included:

•	price range of $6.20 to $6.40 per share

•	stated strong preference for an all cash transaction;

•	no financing contingency as purchase price would be paid from cash reserves and regularly available financing sources;

•	an expression of Ecolab’s rationale and plans for a potential transaction which would include retention of Microtek’s human capital and relationship with customers and suppliers; and

•

a statement of Ecolab’s understanding that Microtek would negotiate with Ecolab on a confidential and exclusive basis and a statement that, should Microtek decide to pursue any third party discussions, Ecolab would cease negotiations and withdraw its proposal.

Following internal discussion with Microtek management of Ecolab’s indication of interest, Edwards’ sought clarification from Ecolab on various elements of Ecolab’s indication of interest, including communication to Ecolab that there was no binding exclusivity in place at the present time and confirmation that Ecolab would continue with discussions and not withdraw its proposal in the absence of such exclusivity.

On May 22, 2007, the Microtek board of directors held its annual meeting. At the meeting, Mr. Lee summarized the status of discussions with Ecolab and provided a summary of Ecolab’s May 11, 2007 indication of interest and due diligence conducted to date by Ecolab. Arnall Golden Gregory made a presentation to the board relative to the fiduciary duties of the board in connection with the board’s review of the indication of interest and answered various questions from directors. Edwards made a presentation which summarized key events in the transaction to date and a summary of information about Microtek, including Microtek’s internally prepared forecasted financial performance, useful to evaluating the indication of interest. In addition, Edwards provided a summary of information about Ecolab including Ecolab’s business performance, mergers and acquisitions activities, price and volume of Ecolab’s share trading, financial analysis and stock research comments. Edwards also delivered to the Microtek board an analysis of the valuation proposed by Ecolab which included summary valuation observations and analytics.

At its May 22, 2007 annual meeting, Microtek’s board engaged in discussion of the strategic alternatives available to Microtek, including continuing to operate as an independent company executing Microtek’s business strategy, risks associated with that business strategy, the merits and relative valuation associated with a stock versus a cash transaction, relative benefits to shareholders of a stock versus a cash transaction, and a discussion of potential responses to Ecolab’s indication of interest.

After discussion, the Microtek board directed Edwards to respond to Ecolab that the proposal was not preemptive at the expressed price range, the board was not willing to grant exclusivity at that time and the board’s desire to explore the potential to increase the valuation proposal and explore a business combination using shares of Ecolab’s common stock. The board authorized Edwards to inform Ecolab of the board’s willingness to continue with discussions and the diligence process with the goal of completing their key diligence items as quickly as possible and determining a more definitive price and structure of the transaction that would be acceptable. On May 23, 2007, Edwards contacted Ecolab and delivered the board’s response.

At its May 22, 2007 meeting, the compensation committee of the board reviewed draft forms of employment agreements for members of Microtek’s senior management who previously held employment agreements which had expired, proposed changes to the employment agreement of Mark Alvarez, the Company’s Chief Operating Officer, and changes to forms of employment agreements for Microtek’s executive officers to comply with the recently published final regulations under Section 409A of the Internal Revenue Code. The compensation committee reviewed and considered the terms of existing and expired employment arrangements with Microtek’s executive officers and other members of senior management including the following:

•	the terms of Microtek’s sale of business bonus program and a calculation of potential payments under that bonus program;

•	change of control severance amounts and conditions to payments of such amounts;

•	an analysis of potential excise taxes and non-deductibility associated with certain change of control payments and the terms for and amounts of related tax gross-ups;

•	severance terms for termination without cause or for good reason; and

•	changes necessitated by 409A regulations.

After discussion of these and other matters, the compensation committee approved the preparation and completion on behalf of Microtek of employment agreements with Mr. Alvarez (in whose case the employment agreement would amend and restate Mr. Alvarez’s existing employment agreement), and various members of Microtek’s senior management having a term expiring on October 19, 2008. The committee also authorized the preparation and completion of amended employment agreement with Messrs. Lee and Wilson to address the 409A regulations.

Following the May 23, 2007 discussion with Edwards, Ecolab submitted a complete due diligence request list to Microtek through Edwards. During the final week of May and the first two weeks of June, Ecolab proceeded to conduct due diligence activities and Microtek continued to produce documentation in response to Ecolab’s due diligence request. These due diligence activities included off-site diligence meetings with key management personnel, visits of Microtek domestic and international facilities, environmental site assessments, additional online data production, and other activities.

On June 15, 2007, Ecolab submitted a revised non-binding proposal or indication of interest which included the following terms:

•	$6.30 per share for all outstanding capital stock in cash,

•	all stock options would be cashed out at this valuation,

•	all significant due diligence had been completed,

•	no financing condition required for a proposed definitive agreement, and

•

a statement of Ecolab’s understanding that Microtek would negotiate with Ecolab on a confidential and exclusive basis and a statement that, should Microtek decide to pursue any third party discussions, Ecolab would cease negotiations and withdraw its proposal.

In addition to the foregoing, the June 15, 2007 indication of interest confirmed and restated the strategic rationale for the transaction contained in the May 11, 2007 indication of interest.

On June 19, 2007, the board convened a special meeting to consider the June 15, 2007 indication of interest. Mr. Lee summarized events since the last board meeting. The board received an updated presentation from Edwards, and considered various potential strategic alternatives available to Microtek and its shareholders. Upon conclusion of this discussion, the board directed Edwards to respond to Ecolab that it was neither accepting nor rejecting Ecolab’s proposal but, in order to fulfill the board’s objective to fully evaluate Ecolab’s proposal, the board desired to receive Ecolab’s draft of a proposed definitive agreement and would allow time for Ecolab to pursue confirmatory due diligence. The board also requested Edwards to continue to explore opportunities to increase Ecolab’s valuation of Microtek.

On June 22, 2007, Ecolab submitted a draft of the proposed merger agreement to Microtek for review and comments. On June 27, 2007, members of management, certain of Microtek’s directors, Edwards and legal counsel held a telephone conference call to evaluate the proposal from Ecolab set forth in the initial draft of the merger agreement and Microtek’s proposed initial responses.

On July 3, 2007, Microtek’s counsel responded to Ecolab’s draft agreement with written comments on the draft agreement.

On July 11, 2007, legal counsel for Ecolab and Microtek held a telephone conference call to review issues raised by Microtek’s redraft of the proposed merger agreement, due diligence issues arising during the course of Ecolab’s due diligence, and other tasks required and procedures to complete a definitive agreement. A number of issues were resolved during the call and other issues remained to be addressed in further due diligence and sharing of revised drafts of the proposed agreement.

On July 17, 2007, Ecolab submitted a revised agreement to Microtek, and on July 18 and 19, 2007 Microtek’s management, Edwards and legal counsel discussed their reaction to the revised draft.

On July 20, 2007, the Microtek board held a meeting by conference call to review the status of the transaction including terms of the definitive agreement under negotiation. Mr. Lee provided a summary of key due diligence issues, proposed timing to begin discussions to address employee retention issues, and a discussion of the status of negotiations in general and particularly with respect to increased valuation for the transaction. The board also discussed the proposed timetable and objectives for the proposed completion of the definitive agreement for review and evaluation by the board.

Also on July 20, 2007, after a telephone call between the parties’ respective counsel addressing certain terms of the definitive agreement, Microtek’s legal counsel submitted a revised draft of the agreement to Ecolab.

During the week of July 23, 2007, a series of conference calls and negotiations occurred concerning the key terms of the definitive agreement between the parties’ respective legal counsel and among representatives of Ecolab and Microtek, their respective legal advisors and Edwards. Key legal issues included the scope of various representations and warranties, the definition of the term Company Material Adverse Effect, restrictions on Microtek’s ability to respond to unsolicited takeover proposals and procedures for the Microtek board to comply with its fiduciary obligations in the event an unsolicited takeover proposal led to a superior proposal, termination provisions, termination fees and terms of paying termination fees, and recourse in the event of certain breaches of the merger agreement, obligations for payment of expenses, and certain employee benefits issues. Verbal agreements were reached on key terms of the agreement pending final documentation and board review and approval.

On July 26, 2007, Ecolab submitted a revised merger agreement to Microtek and the respective legal counsel for Ecolab and Microtek worked to resolve various contract issues.

On July 30, 2007, Microtek circulated to its board a current draft of the agreement and a summary of the terms and provisions of the agreement relating to unsolicited takeover proposals and related termination provisions of the merger agreement.

On July 31, 2007, the Microtek board held a meeting by conference call during which representatives of management, Edwards and legal counsel were also present. Mr. Lee provided an update on developments in the transaction since the board’s July 20, 2007 meeting, including status of negotiations, due diligence issues, status of price negotiations, employee matters including Ecolab’s plans with respect to retention of employees and schedule for communicating terms of employment. Legal counsel summarized the status of negotiation on key transaction terms including conditions to closing of the transaction, representations and warranties, definition of Company Material Adverse Effect, directors and officers indemnification and insurance, and deal protection issues including a presentation of those terms. It was noted that a more complete presentation from management and the board’s financial and legal advisors would be provided to the Microtek board at a meeting tentatively scheduled for August 3, 2007.

On August 1, 2007, representatives of Ecolab and Microtek held interviews with key members of Microtek management relative to terms of their continued employment upon conclusion of the proposed business combination transaction. During the week of July 30, 2007, Ecolab requested that Microtek complete the process of executing the forms of Microtek’s employment agreement with Microtek senior management previously provided to Ecolab as part of due diligence activities, and requested that, as a condition to completion of the merger agreement, Microtek enter into an amendment of the respective employment agreements with Messrs. Lee and Wilson to provide for the automatic payment of severance accruing under those employment agreements upon completion of the proposed business combination transaction conditioned solely upon the employee’s execution and delivery of a customary release of claims against Microtek at the closing of the proposed transaction. Such agreements were subsequently prepared and negotiated between counsel for Ecolab and counsel for Messrs. Lee and Wilson.

On August 3, 2007, the Microtek board of directors held a meeting at Microtek’s offices in Alpharetta, Georgia, which was attended by representatives of management, Edwards and Microtek’s legal counsel. Mr. Lee provided a summary of events in the transaction since the board’s meeting held on July 31, 2007, including the status of discussions with employees, key due diligence items remaining under completion by Ecolab, announcement plans, and other miscellaneous items remaining for completion. Legal counsel provided an updated presentation on the board’s duties when acting on the proposed merger agreement, including a summary of key terms of the merger agreement and resolutions to be adopted. Edwards provided a presentation addressing various terms of the merger agreement and a summary of the qualifications, assumptions, scope and form of the fairness opinion Edwards was prepared to deliver with respect to the transaction. Representatives of Edwards answered various questions from the directors relative to the valuation analysis conducted by Edwards, data provided by Edwards relative to the proposed amount of the termination fee proposed by Ecolab, and other issues. It was noted that Ecolab indicated that it required until August 7, 2007 to complete their due diligence and other activities necessary for completion of the definitive agreement, and a list of remaining steps required to reach a definitive agreement was summarized for the board.

On August 6, 2007, respective counsel for Ecolab and Microtek discussed final changes to the merger agreement, and the respective counsel for Messrs. Lee and Wilson and Ecolab completed negotiation of the amendments to the respective employment agreements of Messrs. Lee and Wilson.

On August 7, 2007, counsel for Ecolab delivered final drafts of the merger agreement and final drafts of the disclosure schedules were delivered on behalf of Microtek by counsel for Microtek. On the afternoon of August 7, 2007, Microtek’s board met by telephone conference call, received an updated presentation on the valuation analysis supporting Edwards’ fairness opinion and Edwards’ signed fairness opinion, and the board acted to authorize Microtek to proceed with the transaction set forth in the merger agreement. Microtek’s board, on the recommendation of its compensation committee, also authorized Microtek to enter into amendments of the respective employment agreements of Messrs. Lee and Wilson, each of which were conditioned on the completion of the transaction with Ecolab. After the close business on August 7, 2007, each of Ecolab and Microtek announced the transaction.

Recommendation of the Board of Directors

The board of directors (other than Dan R. Lee, President and Chief Executive Officer of Microtek, who recused himself, but who recorded his support) unanimously approved and declared advisable the merger agreement and the proposed merger, determined that the terms of the merger are advisable and in the best interests of Microtek and its shareholders and recommended that Microtek’s shareholders adopt or approve the merger agreement. The board of directors considered a number of factors, as more fully described above under “Special Factors—Background of the Merger” and below under “Special Factors—Reasons for the Board of Directors’ Determination.”

Reasons for the Board of Directors’ Determination

The Microtek board of directors consists of seven directors. The board of directors, with its legal and financial advisors participating, considered negotiations with Ecolab, reviewed the merger agreement and took other various factors into account in reaching its determination that the terms of the merger agreement and the merger are advisable and in the best interests of Microtek’s shareholders. In view of the wide variety of factors considered in its evaluation of the proposed merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board based its position on the totality of the information presented and considered. If the merger is completed, the members of the board of directors will, along with other holders, receive cash payments for stock options and any shares they own. See “Special Factors—Interests of Microtek’s Directors and Executive Officers in the Merger” beginning on page 31.

The board of directors considered a number of factors that it believed supported its recommendation and determination as to the fairness of the merger to unaffiliated shareholders, including:

•

the fact that the merger consideration of $6.30 per share, all in cash, represented a substantial premium over the market price of Microtek common stock before the public announcement of the merger agreement, namely, a 31% premium over the market closing price of $4.80 per share on August 3, 2007, and a 34% premium over the 1-month average closing price of $4.69 as of August 3, 2007;

•

the opinion of Edwards, dated August 7, 2007, to the board of directors as to the fairness, from a financial point of view as of the date of the opinion, of the $6.30 per share merger consideration to be received by the holders of Microtek common stock;

•

the financial analyses of Edwards provided to the board of directors in conjunction with its fairness opinion, including the specific financial analyses of Edwards as to (i) the valuations of certain public companies which Edwards deemed relevant for analytical purposes, (ii) the financial terms of certain acquisitions which Edwards deemed relevant for analytical purposes, (iii) the premiums paid to shareholders in public company acquisitions which Edwards deemed relevant for analytical purposes, (iv) the implied range of valuations of Microtek based on discounted present values of our projected cash flows, and (v) other analyses that Edwards considered appropriate, which analyses were determined by the board of directors to be relevant to evaluating the going concern value of Microtek;

•

the ability of the Microtek shareholders to recognize a significant cash value through the proceeds of the merger versus the continued risk of holding Microtek’s stock operating as a stand-alone company, taking into account uncertainties regarding Microtek’s ability to complete accretive acquisitions, competitive risks and the uncertainty of achieving management’s projections;

•

the terms of the merger agreement, including the price, the ability of Microtek to consider unsolicited offers subject to certain conditions, the absence of a financing condition to Ecolab’s obligations to complete the merger, and the amount of the termination fee, which the board of directors believed should not unduly discourage a third party from offering a proposal that is more favorable than the merger agreement proposal;

•

the fact that the merger agreement permits Microtek to provide information and participate in negotiations with respect to parties who have submitted written indications of interest in unsolicited acquisition proposals in the circumstances described in the merger agreement and to terminate the merger agreement to accept a superior acquisition proposal;

•

past experience of Microtek and its financial advisor in exploring other strategic opportunities, including potential business combinations affecting Microtek, and the fact that the other buyers with which Microtek had preliminary discussions withdrew from further discussion or activities;

•	the board’s belief that the $6.30 per share price was the highest price reasonably attainable for the Microtek shareholders;

•

the relative benefits of a stock versus a cash transaction including the impact of alternative structures to Microtek’s shareholders and the objectives of Ecolab with respect to a cash versus a stock transaction;

•	the fact that Ecolab indicated that a change in the merger consideration from cash to shares of Ecolab would result in a significant reduction in valuation; and

•

the likelihood that the proposed merger would be completed, in light of the capital resources, strategic objectives and past experience of Ecolab, the absence of a financing condition and the other terms and conditions of the merger agreement.

The board of directors also considered a variety of risks and other factors concerning the merger, including, among other things:

•	the fact that Ecolab conditioned its offer and the terms of the merger agreement to exclusive discussions with Ecolab;

•

the fact that Ecolab indicated its unwillingness to allow Microtek a period of time after signing of the merger agreement to actively market the Company to other potential merger partners under a go-shop arrangement;

•

the possibility that some provisions of the merger agreement, including the non-solicitation and termination fee provisions, might have the effect of discouraging other parties potentially interested in merging with or acquiring Microtek from pursuing such an opportunity;

•

that if the merger is not consummated under circumstances further discussed in “The Merger Agreement—Termination” beginning on page 49 and “The Merger Agreement—Fees, Expenses and Termination Fee” beginning on page 50, Microtek may be required to pay Ecolab a termination fee;

•

the anticipated terms of management participation in the merger and with the surviving corporation upon completion of the merger, and the members of management have interests in the transaction that are different from those of the other shareholders of Microtek;

•

the fact that shares of Microtek will not participate in any potential future growth in the value of Ecolab and Microtek as a combined entity because Microtek’s shareholders will not have the opportunity to receive Ecolab shares as part of the merger consideration;

•	that Microtek shareholders, upon completion of the merger, will be required to surrender their shares involuntarily in exchange for a cash price determined by the board of directors (subject to the shareholders’ right to pursue dissenters’ rights) and that shareholders will not have the right thereafter to liquidate their shares at a time and for a price of their choosing;

•

that certain Microtek shareholders will face taxation on the proceeds of the transaction and will forego the deferral of taxation on their shares as discussed further under “Special Factors—Material Federal Income Tax Consequences” beginning on page 35; and

•	the risk that the merger might not be completed.

The foregoing addresses material factors considered by the board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the board of directors did not find it practicable collectively to quantify or otherwise assign relative weights to, and did not make specific assessments, of the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have assigned different weights to various factors. The determination of the board of directors was made after significant deliberation and consideration of all of the factors together.

Opinion of the Board of Directors’ Financial Advisor

The board of directors retained Edwards to render an opinion to the board of directors as to the fairness, from a financial point of view, to Microtek’s shareholders of the consideration to be paid to such shareholders in the proposed merger transaction with Ecolab. The board of directors selected Edwards to render the fairness opinion based on Edwards’s qualifications, expertise and reputation, as well as its knowledge of the healthcare industry in general and Microtek in particular. No instructions were provided to and no limitations were imposed by the board of directors upon Edwards with respect to the investigation made or the procedures followed by Edwards in rendering its opinion.

On August 7, 2007, Edwards delivered its written opinion to the Board of Directors that, as of that date, and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by the stockholders of Microtek pursuant to the Agreement was fair, from a financial point of view.

The full text of the Edwards opinion is included as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Edwards fairness opinion that is set forth in this proxy statement is qualified in its entirety by reference to the full text of the Edwards opinion that is set forth in Annex B. You are urged to read the Edwards opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Edwards in connection with its opinion. Edwards’ written opinion was prepared for the information of Microtek’s board of directors and only addresses the fairness, from a financial point of view, to the holders of Microtek common stock of the $6.30 per share in cash to be paid to such holders upon the closing of the merger. Edwards’ written opinion does not address the merits of the underlying decision by Microtek to engage in the merger or any other aspect of the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote on any matter relating to the merger.

In connection with this opinion, Edwards has reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	A review of a draft of the merger agreement and the related disclosure schedules;

•

A review of certain historical financial statements including Annual Reports on Form 10-K of Microtek for the years ended December 31, 2004, 2005 and 2006; certain Quarterly Reports on Form 10-Q of Microtek; and projected financial statements for the fiscal years ending 2007 through 2011 of Microtek prepared by and reviewed with Microtek management;

•

Discussions with certain members of management of Microtek regarding the past and current business operations, results thereof, financial condition and future prospects of Microtek and the industry in which it operates;

•	A review of the current market environment for Microtek as well as information related to the industries in which Microtek operates;

•	A review of the financial terms of certain acquisitions which Edwards deemed relevant for analytical purposes;

•	A review of the valuations of certain public companies which Edwards deemed relevant for analytical purposes;

•	A review of the premiums paid to shareholders in public company acquisitions which Edwards deemed relevant for analytical purposes;

•	A review of the implied range of valuations of Microtek based on discounted present values of its projected cash flows;

•	Conversations with management and with Arnall Golden Gregory LLP, Microtek’s legal advisors, regarding the nature and development of the merger agreement and the terms of the merger; and

•	Other analyses that Edwards considered appropriate.

In preparing its opinion, Edwards has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise discussed with Edwards including financial statements and financial projections, as provided to Edwards by the management of Microtek. With respect to financial statements, financial projections and other information provided to or otherwise discussed with Edwards, Edwards has assumed and was advised by the management of Microtek that such financial statements, financial projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of Microtek, as to the historical financial performance and the expected future financial performance of Microtek. Edwards was not engaged to, and did not, independently verify the accuracy or completeness of any of such information, nor does it express an opinion with respect thereto. Edwards has relied upon the assurances of the management of Microtek that it is not aware of any facts that would make such information materially inaccurate or misleading. Edwards did not perform any audit or appraisal of the assets or the liabilities of Microtek and Edwards has not been furnished with any such audit or appraisals. Edwards also did not independently attempt to assess or value any of the intangible assets of Microtek (including goodwill) nor did it make any independent assumptions with respect to the application of intangible assets in the Merger.

The following is a summary of the material financial analyses presented by Edwards to the Board of Directors on August 7, 2007, in connection with the Board of Directors’ consideration of the merger. It does not purport to be a complete description of the analyses performed or the matters considered by Edwards in rendering its opinion. Neither the fact that any specific analyses have been referred to in the summary below nor the order in which these analyses are described is meant to indicate that such analysis was given greater weight than any other analysis. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 3, 2007 and is not necessarily indicative of current market conditions.

Comparable Company Analysis. Using publicly available information, Edwards reviewed and compared Microtek with financial and operating information of four companies in the medical products industry. The companies were Atrion Corporation; ICU Medical, Inc.; Medical Action Industries, Inc.; and Merit Medical Systems, Inc. The information for Arrow International, Inc. was included in the presentation for illustrative purposes but not included in the calculations of the mean or median for the comparable companies because Teleflex, Inc. has announced its intention to acquire Arrow.

While noting that none of the comparable public companies listed above is identical to Microtek, Edwards compared the publicly available financial information of those companies to the financial information of Microtek. Such information included the total market capitalization divided by last twelve months (“LTM”) sales, estimated 2007 sales, estimated 2008 sales, LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”), as well as LTM earnings before interest and taxes (“EBIT”). Edwards also compared the stock trading price divided by LTM earnings per share (“EPS”), estimated 2007 EPS, and estimated 2008 EPS. These earnings per share estimates were taken from the Institutional Brokers’ Estimate System (“IBES”) database.

The following table presents, as of August 3, 2007, the mean and median multiples described above for the four comparable companies.

	Total Market Capitalization /										Price /
	Sales						EBITDA LTM		EBIT LTM		EPS
	LTM		2007E		2008E						LTM		2007E		2008E
Mean	1.8	x	1.5	x	1.4	x	10.5	x	13.8	x	21.1	x	21.2	x	16.9	x
Median	1.8	x	1.4	x	1.2	x	9.6	x	13.2	x	21.5	x	21.3	x	17.2	x

Comparable Precedent Transactions Analysis. Edwards evaluated comparable precedent transactions to provide reference points for the application of market multiples for the Microtek merger. This analysis represented recent market prices paid by other acquirers and accepted by other sellers. Edwards identified approximately 52 transactions completed since January 1999 involving medical product companies and healthcare suppliers. The transaction multiples that Edwards analyzed, where available, included the implied aggregate transaction value (the value paid for the relevant target company’s equity on a fully diluted basis plus total debt less cash and cash equivalents) as a multiple of LTM sales, LTM EBITDA, and LTM EBIT, as well as the implied equity value as a multiple of LTM earnings. Additionally, Edwards reviewed the premiums paid over the targets’ stock prices one day prior to the announcement for the four selected transactions described below. The following table represents the metrics from the four transactions that Edwards considered to be most comparable and the mean and median values for each of the above metrics for the entire group of these precedent transactions:

	Aggregate Transaction Value to					Equity Purchase Price to
	LTM Sales	LTM EBITDA		LTM EBIT		LTM Earnings		1-Day Premium
All Precedent Transactions
Mean	2.1x	11.4	x	16.9	x	21.1	x	NA
Median	1.5x	11.0	x	15.7	x	21.7	x	NA

Selected Transactions
Teleflex / Arrow International	3.9x	16.4	x	21.4	x	33.2	x	20.8%
Moog / ZEVEX International	2.0x	18.9	x	22.7	x	24.7	x	38.9%
Smiths Medical / Medvest	3.1x	11.9	x	16.7	x	25.6	x	NM
KRG Capital / Colorado MEDtech	2.4x	9.2	x	11.0	x	NM		73.4%

Edwards focused its analysis on the EBITDA, EBIT and earnings multiples in the comparable company and comparable precedent transaction tables above and noted that the implied multiples for the Microtek—Ecolab transaction, as shown in the table below, are generally higher than those paid for other similar medical product company and healthcare supplier transactions and for the comparable companies. Edwards placed less weight in its analysis on the sales multiples due to Microtek’s EBITDA, EBIT and earnings margins as a percentage of sales being lower than the average margins of the selected comparable companies.

	Total Market Cap. /						Price/
	Sales		EBITDA		EBIT		EPS
LTM as Adjusted (a)(b)	1.8	x	17.1	x	21.8	x	33.3	x
LTM as Reported (b)	1.8	x	18.0	x	23.2	x	35.3	x
2007E	1.7	x	15.3	x	19.0	x	29.0	x

(a)	Adjusted for a one-time $750,000 restructuring charge incurred during fiscal year 2006
(b)	LTM financials reflect Microtek results through June 30, 2007.

Additionally, Edwards found the 31.3% premium paid by Ecolab over Microtek’s stock price on August 3, 2007 was consistent with the premiums paid by Teleflex for Arrow International and Moog for ZEVEX International. However, Edwards did not believe the premium paid by KRG Capital for Colorado MEDtech was relevant due to the depressed stock price and unusual circumstances for Colorado MEDtech at the time that transaction was announced. Edwards noted, however, that no transaction used as a comparison in the precedent transactions analysis is identical to the proposed merger, nor are any of the comparable public companies listed above identical to Microtek.

Discounted Cash Flow Analysis. Edwards used a five-year discounted cash flow analysis to establish a current value for the future projections of Microtek. This value was developed on a per share basis by discounting the expected unlevered operating cash flows, as projected by Microtek management, to their present value, using discount rates ranging from 13% to 17%. The present value of the unlevered cash flows was reduced by the current net debt (defined as debt minus cash) of Microtek and then divided by the current number of fully diluted shares to arrive at a per share value. This analysis was highly dependent on Microtek managements’ financial projections for Microtek, the discount rates used and a calculated terminal value at the end of the five-year period. Edwards utilized a terminal multiple scenario assuming EBITDA multiples for that period ranging from 8.5x to 12.5x and discounted the resulting values back to the present with the same discount rates mentioned above.

The discount rates utilized in this analysis were developed by calculating Microtek’s weighted average cost of capital using a 5-year beta of 0.82 as calculated by Bloomberg, the average debt-to-equity ratio of the comparable companies listed above of 5.2%, a 4.54% equity size premium, and a 7.2% market risk premium (source: Ibbotson Associates SBBI 2005 Yearbook). This analysis resulted in an estimated cost of capital for Microtek of 14.9%. Edwards discounted the estimated free cash flow from the analysis above using the range of discount rates above, resulting in equity valuation ranges of $5.02 to $7.60 per share. Edwards then performed additional sensitivity analyses to adjust assumed revenue growth rates and the percentage of target EBIT achieved for the projections to more closely reflect historical growth rates and margins for Microtek. Assuming a 15% discount rate and a 10.5x EBITDA terminal multiple for the LTM period ended June 2012, Edwards’ sensitivity analyses, adjusting the revenue growth and percentage of target EBIT achieved, resulted in equity valuations of $4.91 to $6.61 per share.

Premium Paid Analysis. Edwards performed an analysis of the premiums paid for the stock of U.S. publicly traded companies in acquisitions since January 1, 2001. In the analysis, Edwards reviewed three groups of transactions and the premiums paid over the targets’ stock price one day, one month, three months, six months and one year prior to the announcement of the transaction. The first group consisted of 41 transactions in which the targets were publicly traded healthcare companies. The second group consisted of 2,660 transactions in which targets included all publicly traded companies acquired since January 1, 2001. The third group consisted of approximately 150 transactions and focused on transactions where the target company’s pre-announcement equity market capitalization was generally between a comparable range of $100 million and $300 million. Edwards then compared the premium paid by Ecolab for Microtek to these three groups of transactions and found that the premium was consistent with the premiums paid in these three comparable groups.

	Average Premium Paid
	1-Day Prior	1 Month Prior	3 Months Prior	6 Months Prior	1 Year Prior
Selected Healthcare (a)	30.2%	37.8%	43.6%	45.1%	66.3%
(41 transactions)
Overall	33.8%	42.2%	43.2%	50.0%	61.1%
(2,660 transactions)
Target Market Cap. $100-$300 mil.	31.8%	33.6%	35.6%	30.0%	32.4%
(149 transactions)

Ecolab Offer for Microtek (b)(c)	31.3%	38.5%	32.9%	43.8%	74.0%
Ecolab Offer for Microtek (b)(d)	31.3%	34.4%	36.6%	36.5%	49.9%

(a)	Includes selected U.S. target companies that list the SIC Codes of 3841 (surgical and medical instruments), 3842 (healthcare appliances and supplies), or 5047 (medical and hospital equipment and supplies) as its primary line of business.
(b)	Assumes a $6.30 per share offer price and a Microtek stock price of $4.80 on August 3, 2007.
(c)	Reflects the premium paid over the stock price on the date noted.
(d)	Reflects the premium paid over the average stock price from the date noted until August 3, 2007.

The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary. Edwards believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of such analyses, without considering all analyses, would create an incomplete view of the processes underlying the analyses set forth in the Edwards report and its fairness opinion. In rendering its fairness opinion, Edwards applied its judgment to a variety of complex analyses and assumptions. Edwards may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions. The assumptions made and the judgments applied by Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the fairness opinion itself.

In performing its analyses, Edwards made numerous assumptions with respect to the business of Microtek and the markets in which it competes. In addition, Edwards made numerous assumptions with respect to general business and economic conditions, which are beyond the control of Microtek. The analyses performed by Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable to Microtek than suggested by such analyses. Such analyses were prepared solely in relation to Edwards’ evaluation of the fairness, from a financial point of view, to Microtek’s shareholders of the consideration to be received pursuant to the merger agreement and are being provided to the board in connection with the delivery of this fairness opinion. In addition, as described above, Edwards’ opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve the merger agreement.

When rendering its opinion, Edwards assumed that the merger will be consummated using a final form of the merger agreement that will not differ in any material respects from the draft of the merger agreement reviewed by Edwards. Edwards also assumed that the representations and warranties of each party to be contained in the merger agreement between the parties will be true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger will be satisfied without any modification or waiver thereof.

Edwards is not expressing any opinion with respect to the advisability of the merger or any alternative transaction or strategic alternative that may be available to Microtek. Edwards’ opinion also does not address the merits of the underlying decision by the Microtek board of directors to engage in the merger. Edwards did not make any recommendation as to how any member of the board should vote with respect to the merger. Edwards is also not making any recommendation as to how any shareholder should vote with respect to the merger. Edwards did not recommend a specific price per share to Microtek or its board of directors. The consideration to be paid in the merger was determined through arms-length negotiations between Microtek and Ecolab and was approved by the board of directors.

It should be understood that subsequent developments may affect Edwards’ opinion, and Edwards does not have any obligation to update, revise, or reaffirm its opinion. It expressly disclaims any responsibility to do so.

Edwards, as part of its investment banking business, is regularly engaged in the valuation of securities and businesses in connection with various types of transactions. From time to time, Edwards has been engaged to provide investment banking services for Microtek, including acting as an underwriter in Microtek’s initial public offering in 1992, presenting to the board a review of Microtek’s strategic alternatives in 2001, providing various corporate finance advisory services pursuant to an engagement letter dated October 25, 2005 and advising the Board on the adoption of a restated shareholder rights plan in 2006. In addition, Edwards may actively trade in the equity securities of Microtek and or Ecolab for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Edwards is not aware of any present or contemplated relationship between Edwards and Microtek or Edwards and Ecolab that, in its opinion, would affect its ability to render a fair and independent opinion in this matter.

Microtek engaged Edwards to act as its exclusive financial advisor with respect to a proposed combination with Ecolab and to provide a fairness opinion based on Edwards’ qualifications, expertise, and reputation as an investment banking firm with substantial experience in the medical products industry and in advising on transactions that are similar to the merger.

In connection with Edwards’ services as the exclusive financial advisor to the board of directors, Microtek agreed to pay Edwards a fee of 1% of the total consideration to be paid in the transaction, contingent upon closing of the transaction, which included an opinion fee of $350,000 which was due upon the delivery of Edwards’ opinion. Microtek also agreed to reimburse Edwards for its reasonable out-of-pocket expenses. Microtek also agreed to indemnify Edwards, its directors, officers, agents, and affiliates for certain liabilities that may arise out of the rendering of its opinion and any related activities as financial advisor to the board of directors, including certain liabilities under U.S. federal securities laws.

Certain Effects of the Merger

If the merger agreement is approved by Microtek’s shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Microtek, with Microtek being the surviving corporation. Following the merger, all outstanding securities of Microtek will be owned by Ecolab.

After the effective time of the merger, each share of Microtek common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Microtek, Merger Sub or Ecolab or held by shareholders who properly exercise dissenters’ rights in compliance with all of the required procedures under Georgia law), together with the associated rights issued or issuable pursuant to the Company’s rights agreement, will be converted into the right to receive $6.30 in cash, without interest.

Each outstanding option to purchase common stock of Microtek will be canceled in exchange for the right to receive cash in the amount equal to the excess, if any, of $6.30 over the exercise price per share of any such option, multiplied by the number of shares of Microtek common stock for which such option is exercisable immediately prior to the effective time of the merger. See “Special Factors—Interests of Microtek’s Directors and Executive Officers in the Merger.”

At the effective time of the merger, current Microtek shareholders will cease to have ownership interests in Microtek or rights as Microtek shareholders. Therefore, the current shareholders of Microtek will not participate in any future earnings or growth of Microtek and will not benefit from any appreciation in value of Microtek.

The benefit of the merger to our shareholders is the right to receive $6.30 in cash, without interest and less any required withholding taxes, for each share of Microtek common stock. The detriments are that our shareholders will cease to participate in our future earnings and growth, if any, and, with respect to our U.S. shareholders, that their receipt of payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “Special Factors—Material Federal Income Tax Consequences” on page 35.

Purpose and Structure of the Merger

The purpose of the merger for Microtek is to allow its shareholders to realize the value of their investment in Microtek in cash at a price that represents a premium to the market price of Microtek common stock before the public announcement of the merger. The board of directors of Microtek believe, based upon the reasons discussed under “Special Factors—Reasons for the Board of Directors’ Determination” that the merger is advisable and in the best interests of the Microtek shareholders.

Risks That the Merger Will Not Be Completed

Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the merger agreement will not be approved and adopted by the holders of at least a majority of the outstanding shares of Microtek common stock entitled to vote;

•

that Microtek will experience an event, change, development, condition, effect, circumstance, occurrence or state of facts that, individually or in the aggregate has had, or could reasonably be expected to have, a Company Material Adverse Effect (as defined in the merger agreement);

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

•

that any applicable waiting periods under the HSR Act will have expired or been terminated and all authorizations and orders of the competition authorities of Germany and Austria will have been obtained;

•

that the representations and warranties made by the parties in the merger agreement will not be true and correct to the extent required in the merger agreement immediately before the effective time of the merger; and

•

that there may be brought or pending any suit, action or proceeding by any governmental entity that seeks to prevent or delay the merger, limits Ecolab’s rights with respect to the operation of Microtek or which otherwise would reasonably be expected to have a Company Material Adverse Effect.

Effects on Microtek if the Merger is Not Completed

In the event that the merger agreement is not approved by Microtek shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, Microtek will remain an independent public company and its common stock will continue to be quoted and traded on the Nasdaq Global Market. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today and that Microtek shareholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, the nature of the healthcare industry and economic and market conditions.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Microtek common stock. From time to time, the Microtek board of directors will evaluate and review the business operations, properties and capitalization of Microtek, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by Microtek shareholders or if the merger is not completed for any other reason, Microtek would incur significant costs and expenses in connection with the merger, and there can be no assurance that any other transaction acceptable to Microtek will be offered, or that the business, prospects or results of operations of Microtek will not be adversely impacted.

The merger agreement contains certain termination rights for both Ecolab, on the one hand, and Microtek, on the other, and provides that, upon the termination of the merger agreement under specified circumstances, Microtek will be required to pay a fee of $9.0 million to Ecolab. If Microtek fails to pay the termination fee when due, the termination fee will be deemed to include the costs and expenses incurred by Ecolab (including all fees and expenses of counsel) in connection with its collection under and enforcement of the relevant sections of the merger agreement, together with interest on the unpaid termination fee, beginning on the date that the termination fee became due and continuing thereafter until paid in full, at a rate equal to the prime rate of Citibank N.A. (as in effect on the date payment was required to be made) plus 1%. For a description of the circumstances triggering payment of the termination fee, see “The Merger Agreement—Fees, Expenses and Termination Fee” on page 50.

Interests of Microtek’s Directors and Executive Officers in the Merger

In considering the recommendation of Microtek’s board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. These interests, to the extent material, are described below. The board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Treatment of Stock Options Held By Certain Directors and Executive Officers

Under the merger agreement, each of our outstanding stock options will be canceled in exchange for the right to receive cash in the amount equal to the excess of $6.30 over the exercise price per share of any such option, multiplied by the number of shares of Microtek common stock covered by such option. As of the record date, there were 217,000 shares of our common stock subject to stock options granted under our equity incentive plans to our current non-employee directors. The following table summarizes all options held by directors (other than Mr. Lee) as of the date of this proxy statement and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

Non-Employee Directors	Total Options	Total Cash Received at closing for Options
Kenneth F. Davis	17,000	$48,100
Michael E. Glasscock, III	52,000	$173,550
Rosdon Hendrix	77,000	$218,900
Gene R. McGrevin	27,000	$67,400
Marc R. Sarni	27,000	$72,150
Ronald L. Smorada	17,000	$48,100

The following table summarizes the options held by our executive officers as of the date of this proxy statement and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

Executive Officers	Total Options	Total Cash Received at closing for Options
Dan R. Lee	885,081	$3,054,369
Roger G. Wilson	476,250	$1,567,359
Mark J. Alvarez	35,000	$92,050

Change of Control Severance Payments

Messrs. Lee and Wilson are each a party to existing employment agreements with the Company that were entered into in 2002, and renewed for a three year term in 2005. In the event of any termination of these employee’s employment following a change of control of the Company, other than a termination of employment as a result of death or disability or cause, the Company is obligated under the employment agreement to pay the employee an amount equal to three times the largest of the employee’s annual salary and annual performance bonus over the current or the prior two years (with the amount for the current year to be annualized) plus certain other amounts primarily involving the continuation of welfare benefits following the date of such termination of employment. In the event that any of these or other payments to the employee will result in excise taxes imposed under Section 4999 of the Internal Revenue Code, then the payments to the employee will be increased by an amount (i.e., a tax gross-up payment) sufficient to pay all of the employee’s excise taxes on such payments and any income, excise or other taxes on the gross-up payment to the employee.

At the request of and in order to induce Ecolab to enter into the merger agreement, the Company amended the respective employment agreements of Messrs. Lee and Wilson on August 6, 2007. These amendments are conditioned upon completion of the merger, and provide that the severance payments and benefits described above will automatically become due upon completion of the merger, that the employment agreements will expire at the effective time of the merger (subject to the continuation of the terms and provisions of the employment agreements which survive the expiration or termination of the employment agreement), and that each of Messrs. Lee and Wilson will execute and deliver at the closing of the merger a release of claims in favor of the Company. The severance payment payable to Messrs. Lee and Wilson under their respective employment agreements in connection with the completion of the merger is estimated to be approximately $2,047,500 and $959,400, respectively.

On August 3, 2007, Microtek and Mr. Alvarez amended and restated Mr. Alvarez’s previously effective form of employment agreement. The material changes to Mr. Alvarez’s previously effective form of employment agreement resulting from that amendment were:

•

the addition of provisions allowing Mr. Alvarez to terminate his employment for “good reason” (defined generally to mean the reduction of his annual salary below $244,400 or the failure of Microtek to comply with its obligations under the employment agreement in any material respect) and, in that event, receive the same severance Mr. Alvarez would be entitled to if Mr. Alvarez’s employment was terminated without cause (as defined in the employment agreement);

•

modification of the conditions pursuant to which Mr. Alvarez would be entitled to severance in the event of a termination of employment following a change in control (including the change in control which results from the completion of the merger) so that Mr. Alvarez would be entitled to that severance only if his employment was terminated without cause by the Company or by Mr. Alvarez for good reason, and such termination occurred within twelve months following a change in control;

•

increasing the amount of severance payable under the foregoing circumstances following a change of control from Mr. Alvarez’s current annual salary to two times the average over the previous two complete calendar years of Mr. Alvarez’s annual base salary plus bonus for each such calendar year; and

•

adding a provision to pay Mr. Alvarez an amount (i.e., a tax gross-up payment) sufficient to pay all of his excise taxes under Section 4999 of the Internal Revenue Code and any income, excise or other taxes on the gross-up payment to him.

Because it is currently not anticipated that Mr. Alvarez’s employment will terminate following completion of the merger, it is not anticipated that Mr. Alvarez will receive the severance payments described above in the event of a termination of employment following a change in control.

Sale of Business Bonus Program

In 2002, Microtek adopted a Sale of Business Bonus Program which was designed to increase the value of Microtek to its shareholders in the event of a change in control of Microtek. The Sale of Business Bonus Program sets a bonus pool determined as a percentage of the amount of appreciation in the price of Microtek’s common stock from a base amount set at $1.90 per share to the price of a share of Microtek’s common stock at which the event constituting a change of control (as defined) of Microtek occurs. As currently adopted, the bonus pool uses the following levels of share appreciation and percentages of participation in such share appreciation to fund the bonus pool:

Share Appreciation	Market Capitalization (Share Appreciation multiplied by 43.4M)	Designated Bonus Percentage	Bonus Pool
$ 0.00 to $ 1.90	$82,460,000	0.00%	$0
$ 1.90 to $ 5.00	$134,540,000	3.00%	$4,036,200
$ 5.00 to $10.00	$217,000,000	3.50%	$7,595,000
$10.00 to $11.00	$43,400,000	4.00%	$1,736,000

Total Bonus Pool			$13,367,200

The $1.90 per share base at which the bonus pool begins to be funded under this bonus plan was determined based upon the closing price per share of the Company’s stock on August 7, 2002, the date on which the plan was initially adopted. The merger agreement limits the size of the bonus pool to $6,023,842.

Microtek’s compensation committee has the discretion to determine the amount of bonuses under the Sale of Business Bonus Program. In connection with the completion of the merger, it is anticipated that Microtek’s executive officers will receive payments under the Sale of Business Bonus Program as follows:

Dan R. Lee	$1,673,842
Roger G. Wilson	$360,000
Mark Alvarez	$200,000

The remaining participants in the Sale of Business Bonus Program will receive, in the aggregate, payments under the Sale of Business Bonus Program of $3,790,000.

Annual Bonus

Prior to the effective time of the merger, the compensation committee of the Company’s board of directors will determine, and provide for payment of, annual bonuses for the 2007 plan year under the Company’s Annual Executive Performance Bonus Plan and the Company’s Pay for Performance Bonus Plan, based upon applicable performance for 2007 and calculated in accordance with past practice. Any such bonus awarded will also be calculated in accordance with the applicable bonus formulae communicated prior to the date of the merger agreement. Further, the performance determination may be made for a period of less than the full calendar year (and annualized for the full year) in the event that the merger is completed prior to January 1, 2008, but the bonus based on such determination will be prorated to take into account that it is based on less than a full year. Merger-related costs incurred by the Company and any non-recurring charges that would have otherwise not been incurred but for the merger will be excluded from calculations made under the bonus plans for calendar year 2007. Ecolab will honor the Company’s obligations pursuant to the Company bonus plans. If a participant in a Company bonus plan also becomes entitled to a bonus under an Ecolab bonus plan for 2007, Ecolab’s bonus plan will take into account any benefit provided by the Company’s bonus plan.

Based upon Microtek’s operating results during 2007 to the date of this proxy statement, the Company currently anticipates that Microtek will fully fund its bonuses payable under the Company’s Annual Executive Performance Bonus Plan and the Company’s Pay for Performance Bonus Plan for 2007.

Employment Agreements

Each of Microtek’s executive officers and certain of Microtek’s senior managers currently has an employment agreement with the Company. The employment agreements of Messrs. Lee and Wilson will be terminated at the closing of the merger, except for certain terms and provisions (including the change in control severance payments and tax reimbursement obligations described above) which survive the termination of those employment agreements.

The Company’s employment agreements with Mr. Alvarez and with certain of Microtek’s senior managers provide that the employee’s employment will continue through October 19, 2008, specifies a minimum annual base salary, and contains restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. The employment agreements are terminable by the Company with or without cause or by the employee with or without good reason. In the event of the termination of the employment agreement by the Company without cause or by the employee for good reason, the employee is generally entitled to severance equal to one year’s salary and the Company will maintain in full force and effect at the Company’s expense for the continued benefit of the employee and his dependents until the first anniversary date of such termination of employment (or if earlier, upon the commencement date of equivalent benefits from a new employer) the Company’s health and dental insurance benefits. The employment agreements provide for severance payments and other severance benefits in the event of completion of the merger only if the employment of the respective employee is terminated within a specified time (generally six or twelve months) following completion of the merger and that termination of employment is made either by the Company without cause or by the employee for good reason, as the terms “cause” and “good reason” are defined in their respective employment agreements. Because it is anticipated that these senior managers will continue to be employed by the Company following the completion of the merger, it is not anticipated that these change in control severance payments and benefits will become due under these employment agreements. These employment agreements also provide for payment of an amount (i.e., a tax gross-up payment) sufficient to pay all of the employee’s excise taxes, if any, under Section 4999 of the Internal Revenue Code and any income, excise or other taxes on the gross-up payment to the employee.

Indemnification and Insurance

Microtek’s present and former officers and directors have rights to indemnification and advancement of expenses for acts or omission occurring prior to the effective time of the merger and these rights will continue after the merger. The surviving corporation’s articles of incorporation and bylaws will contain provisions no less favorable with respect to such indemnification and advancement of expenses than the provisions currently in Microtek’s articles of incorporation and bylaws and each indemnification agreement between Microtek and a present or former officer or director will continue in force after the merger in accordance with its terms. In addition, before the effective time of the merger, Microtek intends to purchase a six year extended reporting period endorsement under its existing directors’ and officers’ liability insurance policy and employee benefit plan fiduciary liability insurance policy.

Post-Merger Employment Arrangements

Messrs. Lee and Alvarez have been offered continued employment with Ecolab after completion of the merger. This employment arrangement with Mr. Lee would be terminable at will by Ecolab or Mr. Lee. Ecolab has proposed that the employment arrangement with Mr. Alvarez would replace his existing employment agreement except for the severance provisions tied to a change of control and tax gross-up provisions described under “–Change of Control Severance Payments” above. Mr. Wilson has been offered a consulting arrangement with Ecolab for a term of three (3) months after completion of the merger.

Ecolab has offered to employ Mr. Lee as Microtek Vice President and General Manager. Under this employment arrangement, Mr. Lee’s base salary would be $330,000 per year, and Mr. Lee would receive an annual performance bonus (if certain minimum performance objectives are achieved) of between 16 and 80 percent of base salary dependent upon achieving budgeted financial targets to be specified. That bonus amount for 2008 is guaranteed to be not less than $208,125. The bonus amount for the portion, if any, of 2007 occurring after completion of the merger is guaranteed to be the same amount as would have been paid under the Microtek bonus plan on a prorated basis from the date of completion of the merger. Mr. Lee would receive a one time stock option grant to purchase up to 15,000 shares of Ecolab common stock at an exercise price equal to the fair market value of Ecolab common stock on the grant date, with the options vesting fifty percent on the first and second anniversaries of the grant date, respectively. Mr. Lee would also receive an automobile allowance and other customary employee benefits provided by Ecolab. These employment arrangements also include customary employment covenants relating to the protection of confidential information, noncompetition and other matters.

Ecolab has offered to employ Mr. Alvarez as Microtek Vice President of Sales, Marketing and Operations. Under this employment arrangement, Mr. Alvarez’s base salary would be $244,400 per year, and Mr. Alvarez would receive an annual performance bonus (if certain minimum performance objectives are achieved) of between 14 and 70 percent of base salary depending upon achieving budgeted financial targets to be specified. That bonus amount for 2008 is guaranteed to be not less than $85,906. The bonus amount for the portion, if any, of 2007 occurring after completion of the merger is guaranteed to be the same amount as would have been paid under the Microtek bonus plan on a prorated basis from the date of completion of the merger. Mr. Alvarez would receive a one time stock option grant to purchase up to 5,700 shares of Ecolab common stock at an exercise price equal to the fair market value of Ecolab common stock on the grant date, with the options vesting fifty percent on the first and second anniversaries of the grant date, respectively. Mr. Alvarez would also be entitled to an automobile allowance and other customary employee benefits provided by Ecolab. These employment arrangements also include customary employment covenants relating to the protection of confidential information, noncompetition and other matters.

Ecolab has offered a consulting arrangement to Mr. Wilson under which Mr. Wilson would provide support and assistance to ensure successful integration of the acquired Microtek business into Ecolab. The term of this consulting arrangement begins on completion of the merger and continues for three months thereafter, and is terminable at any time by either Ecolab or Mr. Wilson upon sixty days written notice. Ecolab has agreed to pay Mr. Wilson a consulting fee at the rate of $24,000 per month.

Material Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of Microtek common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to herein as the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. shareholder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership holds shares of our common stock, the tax treatment of a partner will depend on the status of the partners and the activities of the partnership. If a U.S. shareholder is a partner in a partnership holding our common stock, the U.S. shareholder should consult its tax advisors. A non-U.S. shareholder is a person (other than a partnership) that is not a U.S. shareholder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all aspects of U.S. federal income tax laws that may be relevant to you in light of your personal investment circumstances, nor does it address your tax consequences if you are subject to special treatment under U.S. federal income tax laws (including, for example, persons who elect to treat dividends on, or gains from a disposition of, stock as investment income for purposes of the limitation on the investment interest deduction, partnerships or other pass-through entities, U.S. shareholders subject to the alternative minimum tax, persons who have a functional currency other than the U.S. dollar, mutual funds, banks, insurance companies, tax-exempt organizations, financial institutions, dealers and certain traders in securities, persons who hold stock as part of a straddle, hedging, constructive sale, or conversion transaction, certain former citizens or former long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, shareholders subject to the alternative minimum tax, shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or shareholders who, directly or indirectly, own an interest in Ecolab). In addition, this discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to U.S. federal income tax that may apply to holders. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

U.S. Shareholders

The receipt of cash pursuant to the merger (or pursuant to the exercise of dissenters’ rights) by U.S. shareholders of our common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. shareholder of our common stock will recognize gain or loss equal to the difference between the amount of cash received in exchange for the common stock and the U.S. shareholder’s adjusted tax basis in the common stock.

If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be a long-term capital gain or loss. Certain U.S. shareholders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of a capital loss recognized in the merger is subject to certain limitations under the Code. If you acquired different blocks of our common stock at different times and different prices, you must determine your adjusted tax basis and holding period separately with respect to each block of common stock for purposes of calculating gain or loss.

Under the Code, a U.S. shareholder of Microtek common stock may be subject to information reporting on the receipt of cash pursuant to the merger (or pursuant to the exercise of dissenters’ rights) unless the U.S.

shareholder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received unless the U.S. shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. shareholder’s U.S. federal income tax liability, if any, provided that the U.S. shareholder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Shareholders

Any gain realized on the receipt of cash pursuant to the merger (or pursuant to the exercise of dissenters’ rights) by a non-U.S. shareholder generally will not be subject to United States federal income tax unless one of the following applies:

•

The gain is effectively connected with a non-U.S. shareholder’s conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. shareholder’s U.S. permanent establishment. In such case, the non-U.S. shareholder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

•

A non-U.S. shareholder who is an individual, holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the merger, and meets certain other conditions. In such a case, the non-U.S. shareholder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain U.S. capital losses.

•

We are or have been a “U.S. real property holding corporation,” or “USRPHC”, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the period such non-U.S. shareholder held our common stock (the shorter period hereinafter referred to as the “lookback period”); provided that as our common stock is regularly traded on an established securities market, this rule will generally not cause any gain to be taxable unless the non-U.S. shareholder owned more than 5% of our common stock at some time during the lookback period. We do not believe that we are or have been a USRPHC.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger (or pursuant to the exercise of dissenters’ rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. shareholder’s U.S. federal income tax liability, if any, provided that the non-U.S. shareholder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

The HSR Act and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have not been satisfied. On August 29, 2007, the Company and Ecolab each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. On August 30, 2007, the Company filed a notification with the German Federal Cartel Office pursuant to the German Act against Restrictions of Competition of 1958 and has not received approval of the transaction as of September     , 2007. On August 30, 2007, the Company and Ecolab

filed a notification to the Austrian Federal Competition Authority under Section 9 of the Cartel Act of 2005 and has not received approval of the transaction as of September     , 2007. Both of the filings in Germany and Austria require explicit approval of the transaction by the relevant authorities.

Under the merger agreement, the Company, Ecolab and Merger Sub have agreed to use their commercially reasonable efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, the Company, Ecolab and Merger Sub have agreed to use their commercially reasonable efforts to take those actions as may be necessary to resolve any objections asserted on antitrust grounds with respect to the merger. However, without Ecolab’s consent, Microtek will not commit to any divestitures, licenses, hold separate agreements or similar matters. In addition, Microtek will use commercially reasonable efforts to effect, contingent upon completion of the merger, any divestitures, licenses, hold separate agreements or similar matters requested by Ecolab.

Except as noted above with respect to the required filings and expiration of any applicable waiting periods imposed as part of that review under the HSR Act, the foreign regulatory requirements and necessary approvals, and the filing of a certificate of merger in Georgia at or before the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. There can be no guarantee that the required regulatory approvals will be obtained.

Accounting Treatment

We expect Ecolab to use the purchase method of accounting for the arrangement in which Ecolab will record the excess to fair market value of our net assets as goodwill.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement. The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Microtek, Ecolab and Merger Sub, or their respective affiliates. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties that the parties to the agreement made to and solely for the benefit of each other. Moreover, some of the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties were used for the purpose of allocating risk between the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties are also qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the merger agreement. While Microtek does not believe that the disclosure schedules contain non-public information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the merger agreement or a prior, specified date, (ii) in some cases they are subject to materiality and knowledge qualifiers, and (iii) they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Microtek’s prior public disclosures, as well as non-public information which we do not believe is required to be disclosed under the securities laws. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Microtek’s public disclosures. See “Where You Can Find More Information”.

The Merger

The merger agreement provides that, at the effective time of the merger, Merger Sub will merge with and into Microtek. Upon completion of the merger, Merger Sub will cease to exist as a separate entity and Microtek will continue as the surviving corporation and will be a wholly-owned subsidiary of Ecolab.

Effective Time

The closing will occur on a date to be agreed to by Microtek and Ecolab, which date will be not later than the second business day after all conditions to closing have been satisfied or waived, or at such other date as Microtek and Ecolab may agree upon in writing. Soon after closing, Ecolab and Merger Sub will file a certificate of merger with the Secretary of State of Georgia. The merger will become effective when that certificate is filed, or at such later time as Microtek and Merger Sub may agree upon and specify in the certificate. See “Conditions to the Merger”.

Conversion of Common Stock

At the effective time of the merger, each share of Microtek common stock outstanding immediately before the effective time of the merger, together with the associated rights issued or issuable pursuant to the Company’s rights agreement, will be converted automatically into the right to receive $6.30 in cash, without interest, and will no longer be outstanding and will be cancelled and retired, except for:

•	treasury shares, shares owned by any subsidiary of Microtek, and shares owned by Ecolab or Merger Sub, all of which will be canceled without any payment; and

•	shares held by shareholders who have perfected and not withdrawn or lost their dissenters’ rights in accordance with Georgia law, all of which will be paid for in accordance with Georgia law.

The merger consideration will be appropriately adjusted if before the effective time of the merger the outstanding shares of Microtek common stock are changed into a different number of shares because of a stock split, stock dividend or other similar event.

At the effective time of the merger, each share of Merger Sub common stock outstanding immediately before the effective time of the merger will be converted automatically into one share of the surviving corporation, resulting in Ecolab being the sole shareholder of the surviving corporation.

Treatment of Stock Options and Employee Stock Purchase Plan

At the effective time of the merger, each outstanding option to purchase shares of Microtek common stock will be canceled and converted into the right to receive cash equal to the excess, if any, of $6.30 over the exercise price per share of such option, multiplied by the total number of shares subject to the option, whether or not such option is then vested or exercisable. At or soon after the effective time of the merger, Ecolab will pay each optionee the appropriate amount.

On the day before the effective time of the merger, all amounts allocated to each participant under Microtek’s Employee Stock Purchase Plan as of such day will be used to purchase whole shares of Microtek common stock at the price determined under the terms of the plan, using such day as the final purchase date for any outstanding offering periods. The plan will terminate immediately after the purchase of the Microtek common stock.

Payment for Shares

At or soon after the effective time of the merger, Ecolab will deposit with the paying agent an amount of cash sufficient to pay the aggregate merger consideration. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to the shareholders which will describe to shareholders how to surrender their Microtek common stock certificates in exchange for the merger consideration.

Shareholders should not return their stock certificates with the enclosed proxy card, and they should not forward their stock certificates to the paying agent without a letter of transmittal.

A shareholder will not be entitled to receive the merger consideration until such shareholder surrenders its Microtek common stock certificate or certificates to the paying agent or an agent’s message for shares that are not represented by a certificate, together with a duly executed letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is presented to the paying agent accompanied by all documents required to evidence and effect such transfer and evidence that any applicable stock transfer or other taxes have been paid. No interest will be paid or will accrue on the cash payable upon surrender of the certificates.

At the effective time of the merger, Microtek’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Microtek common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the merger consideration.

Upon Ecolab’s request, the paying agent will return to Ecolab, all funds held by the paying agent for payment to the holders of unsurrendered certificates that are unclaimed one year after the effective time of the merger. Thereafter, any holder of unsurrendered certificates may look only to Ecolab for payment of the merger consideration. None of Ecolab, Merger Sub, Microtek or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All merger consideration unclaimed three years after the effective time of the merger or immediately prior to the date on which the merger consideration would otherwise escheat to any public official, whichever is earlier, will, to the extent permitted by applicable law, become the property of Ecolab.

If a shareholder’s certificate has been lost, stolen or destroyed, before the shareholder will be entitled to receive the merger consideration, the shareholder will have to execute an affidavit of that fact, and, if required by Ecolab, post a bond in an amount determined by Ecolab as sufficient to protect Ecolab against any claim that may be made against it with respect to that certificate.

The surviving corporation and Ecolab will be entitled to deduct and withhold applicable taxes from the merger consideration and the option consideration and pay such withholding amount over to the appropriate taxing authority.

Representations and Warranties

Representations and Warranties of Microtek. The merger agreement contains various representations and warranties made by Microtek to Ecolab and Merger Sub, subject to identified exceptions and qualifications, including among others representations and warranties relating to:

•	the organization, valid existence, good standing and qualification to do business of Microtek and its subsidiaries;

•	the capital structure of Microtek and its subsidiaries, including in particular the number of shares of Microtek common stock and stock options outstanding;

•	Microtek’s corporate power and authority to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	Microtek’s due and valid execution and delivery of the merger agreement and the validity and binding effect of the merger agreement on Microtek;

•	the approval and recommendation by Microtek’s board of directors of the merger and the receipt of a fairness opinion from the board’s financial advisor;

•	the shareholder vote required to approve the merger;

•

the absence of any violation of or any conflict with the organizational documents of Microtek and its subsidiaries, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the absence of a takeover statute applicable to the merger and the absence of an anti-takeover provision in Microtek’s organizational documents;

•	the inapplicability of Microtek’s shareholder protection rights agreement to the merger;

•	the third parties whose consent or approval is required in connection with the merger;

•	Microtek’s SEC filings since December 31, 2003 and compliance with SEC rules and regulations;

•	the absence of undisclosed liabilities;

•	the absence of a Company Material Adverse Effect and certain other changes or events since December 31, 2006;

•	the legal proceedings pending or threatened against Microtek;

•	Microtek’s compliance since December 31, 2003 with applicable laws and regulations;

•	Microtek’s holding and compliance with all necessary governmental permits and licenses;

•	Microtek’s payment of taxes and other tax matters;

•	Microtek’s employment practices and other labor matters, including employee benefit plans;

•	Microtek’s real property and tangible personal property;

•	Microtek’s intellectual property;

•	Microtek’s insurance policies;

•	Microtek’s material contracts;

•	Microtek’s compliance with environmental laws and regulations;

•	related party transactions.

•	Microtek’s customers and suppliers;

•	the absence of certain business practices; and

•	the absence of undisclosed broker’s fees.

Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or would reasonably be expected to have a Company Material Adverse Effect on Microtek. As used in the merger agreement, a Company Material Adverse Effect with respect to Microtek means: changes, effects, events, violations, inaccuracies, circumstances or conditions that, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition, operations or results of operations of Microtek and its subsidiaries, taken as a whole, or that materially impedes or delays or would reasonably be expected to materially impede or delay consummating the merger; provided, however, that none of the following, either individually or in combination, will be considered in determining whether a Company Material Adverse Effect has occurred:

•

general changes in the United States, European Union or global economic, financial market or regulatory conditions, except to the extent that such developments have a disproportionate effect on Microtek;

•	general changes in the healthcare market, except to the extent that such changes have a disproportionate effect on Microtek;

•	any action or inaction by Microtek that Ecolab approves or consents to or which is taken or not taken in compliance with the merger agreement;

•	the announcement or existence of the merger agreement or of the pendency of the merger;

•	changes in any laws or applicable accounting regulations or principles, except to the extent that such changes have a disproportionate effect on Microtek;

•	a change in the trading price or volume of the Microtek shares, in and of itself; and

•	any failure by Microtek, in and of itself, to meet projections of earnings, revenues or other financial measures, whether such projections were made by Microtek or third parties.

However, the facts or occurrences resulting in the effects referred to in the last two bullet points above will be taken into account in determining whether there has been a Company Material Adverse Effect, unless such facts or occurrences are otherwise excluded from such determination.

Representations and Warranties of Ecolab and Merger Sub. The merger agreement also contains various representations and warranties by Ecolab and Merger Sub to Microtek, subject to identified exceptions and qualifications, including among others representations and warranties relating to:

•	the organization, valid existence, good standing and qualifications to do business of Ecolab and Merger Sub;

•	the corporate power and authority of Ecolab and Merger Sub to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	the due and valid execution and delivery of the merger agreement by Ecolab and Merger Sub and the validity and binding effect of the merger agreement on Ecolab and Merger Sub;

•	the approval and declaration of advisability of the merger by the board of directors of Ecolab and of Merger Sub;

•

the absence of any violation of or any conflict with Ecolab’s or Merger Sub’s organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the third parties whose consent or approval is required in connection with the merger;

•	the availability to Ecolab of all funds necessary to pay the merger consideration;

•	the absence of undisclosed broker’s fees; and

•	the absence of ownership of Microtek common stock by Ecolab or Merger Sub.

The representations and warranties of each of the parties to the merger agreement expire at the effective time of the merger.

Conduct of Our Business Pending the Merger

From the date of the merger agreement to the effective time of the merger, unless otherwise provided in the merger agreement or consented to in writing by Ecolab, Microtek and its subsidiaries agreed to carry on their respective businesses in the ordinary course of business consistent with past practices and in material compliance with applicable laws, and use commercially reasonable efforts to maintain and preserve their business organization, and relationships with customers, suppliers, licensors, licensees, distributors, governmental authorities, creditors and others having business dealings with them.

From the date of the merger agreement to the effective time of the merger, Microtek and its subsidiaries agreed, with limited exceptions, not to do any of the following, except as contemplated by the merger agreement or otherwise consented to by Ecolab:

•	amend its articles of incorporation, bylaws or any other organizational documents;

•	declare, set aside, pay dividends or make other distributions, in respect of any capital stock;

•	split, combine, reclassify, authorize or propose the issuance of any shares of capital stock;

•	purchase, redeem or otherwise acquire any capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities of Microtek;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	issue, grant, sell or encumber any of its capital stock or any rights, warrants or options convertible or exchangeable into its capital stock or any other stock based performance units;

•	acquire any other entity or a substantial portion of another entity’s assets;

•	acquire any assets, except for acquisitions in the ordinary course of business and permitted capital expenditures;

•	sell or otherwise dispose of or encumber any of its assets or rights, except in accordance with the terms of existing contracts and other permitted dispositions;

•	repay, incur or assume any indebtedness, guarantee any indebtedness of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities;

•	loan, advance or invest any money in any other person or entity other than expense advances in the ordinary course of business;

•

initiate, discharge or settle any proceeding, other than the initiation of collection proceedings in the ordinary course of business and the discharge or settlement of proceedings on terms which impose no obligations on Microtek other than the payment of uninsured monetary damages of not more than $250,000;

•	enter into, terminate, cancel, materially amend, materially extend or waive, release or assign any material right or claim under any material contract;

•	cancel, modify or waive any indebtedness or any other material rights or claims;

•

transfer, assign, terminate, cancel, abandon or modify any permits or fail to use commercially reasonable efforts to maintain any permits as currently in effect, except for permits immaterial to the operation of Microtek as a whole;

•	fail to use commercially reasonable efforts to maintain insurance policies as currently in effect or prevent the lapse of any such policies;

•	increase the compensation or fringe benefits or pay any bonus to of any employees, except in the ordinary course of business;

•	grant equity or equity based awards, including the grant of stock options, stock appreciation rights, restricted stock or restricted stock units;

•	establish, adopt, enter into, amend or terminate any employee benefit plan;

•	exercise any discretion to accelerate any rights or benefits or make any material determinations under any employee benefit plan;

•	materially change any assumptions used to calculate funding obligations under any employee benefit plan or change the manner or basis in which contributions are made or determined;

•

make any representation or commitment or enter into any understanding with any employees with respect to compensation, benefits or employment to be provided by Ecolab, the surviving corporation or any of their affiliates;

•	enter into, terminate, cancel, amend, extend or waive, release or assign any right or claim under any contract with certain specified employees of Microtek;

•

transfer or license to any person or allow to lapse or go abandoned any material intellectual property rights, enter into any license agreement with any person to obtain any material intellectual property rights or commence, discharge or settle any proceeding relating to any material intellectual property rights;

•	materially change any accounting methods, principles or practices, except as may be required by a change in GAAP; and

•	commit or agree to take, or authorize the taking of, any of the above mentioned actions.

No Solicitation of Transactions

We have agreed that we will not, directly or indirectly:

•	except as described below, initiate, solicit, or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes or is reasonably likely to lead to, any takeover proposal;

•

except as described below, afford access to the business, properties, assets, books or records of Microtek or continue or otherwise participate in any discussions or negotiations regarding an inquiry or proposal, or furnish to any person any information or data with respect to any inquiry or proposal, or otherwise cooperate with or take any other action to facilitate an inquiry or proposal that constitutes or is reasonably likely to lead to any takeover proposal or requires Microtek to abandon, terminate or fail to consummate the merger;

•	terminate, amend, waive, fail to use commercially reasonable efforts to enforce or grant any consent under any confidentiality, standstill, shareholder rights or similar agreement; or

•	submit to the vote of Microtek’s shareholders any takeover proposal other than the merger with Merger Sub.

We are required to use our commercially reasonable efforts to ensure that none of our directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, or those of our subsidiaries, take any of the foregoing actions. If they nevertheless do, then those actions will be deemed a breach by Microtek.

For purposes of the merger agreement, the term “takeover proposal” means any inquiry, proposal or offer:

•

relating to a merger, business combination, stock purchase or other transaction in which a third party or its shareholders, after completing the transaction, would own at least 15% of Microtek’s outstanding capital stock or would acquire a controlling interest in one or more of Microtek’s subsidiaries which together hold at least 15% of Microtek’s consolidated assets;

•

to acquire in any manner at least 15% of Microtek’s capital stock or consolidated assets or a controlling interest in one or more of Microtek’s subsidiaries which together hold at least 15% of Microtek’s consolidated assets;

•	for any tender offer or exchange offer involving any class of equity securities of Microtek; or

•	for any other transaction similar to the foregoing.

Except as described below, Microtek’s board of directors may not withdraw, modify or qualify its recommendation that Microtek’s shareholders adopt the merger agreement or approve, recommend or permit Microtek to be bound by any agreement or understanding relating to any takeover proposal. Prior to the approval of the merger agreement by Microtek’s shareholders, however, if Microtek receives a bona fide, written takeover proposal that it did not initiate, solicit or knowingly facilitate or encourage, then Microtek may furnish information to and participate in discussions with the person making the takeover proposal, if and only to the extent that:

•

the information is furnished pursuant to a confidentiality agreement not less restrictive of the other party than the confidentiality agreement entered into between Microtek and Ecolab, except that the agreement is not required to contain a standstill provision;

•

Microtek’s board of directors determines in good faith, after consultation with outside counsel and its financial advisor, that the failure to furnish information or participate in discussions would reasonably be expected to result in a breach of the board’s fiduciary duties to Microtek’s shareholders under applicable law, and that the applicable takeover is or could reasonably be expected to result in a superior proposal; and

•	Microtek contemporaneously makes available to Ecolab (to the extent it has not previously done so) all nonpublic information made available to the person(s) making the takeover proposal.

For purposes of the merger agreement, the term “superior proposal” means a bona fide, written proposal or offer made by a third party to acquire, by merger, business combination, stock purchase or other transaction, all or substantially all of the voting power of Microtek’s capital stock or all or substantially all of Microtek’s consolidated assets that Microtek’s board of directors determines in good faith after consultation with its legal and financial advisor would, if consummated, (i) involve consideration to Microtek’s shareholders that is superior to the merger consideration under the merger agreement and be more favorable to Microtek’s shareholders than the merger taking into account all of the terms and conditions of such proposal and any other factors Microtek’s board deems relevant and (ii) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Furthermore, at any time prior to the approval of the merger agreement by Microtek’s shareholders, in response to a superior proposal, Microtek’s board of directors may withdraw, modify or qualify its recommendation that Microtek’s shareholders adopt the merger agreement or approve, recommend or permit Microtek to be bound by any agreement or understanding relating to any superior proposal, but only if:

•	the superior proposal did not result from a material breach of provisions described in the previous paragraphs;

•

Microtek’s board of directors determines in good faith after consultation with outside counsel that the failure to change its recommendation of the merger would reasonably be expected to violate its fiduciary duties to Microtek’s shareholders under applicable law;

•

Microtek’s board of directors has provided prior written notice to Ecolab that it is prepared to make a change in its recommendation of the merger in response to a superior proposal, which notice, together with prior communication, identifies the person making the superior proposal, sets forth the material terms of the superior proposal and provides the most current version of any written agreement relating to the transaction that constitutes the superior proposal; and

•

Microtek will have negotiated in good faith with Ecolab for three business days after the written notice, and Ecolab does not within that period propose to amend the merger agreement to provide for terms which Microtek’s board of directors determines in good faith after consultation with its financial advisor, are at least as favorable to Microtek’s shareholders as the superior proposal. See “Termination” and “Fees, Expenses and Termination Fee”.

We have also agreed:

•	to terminate immediately any discussions or other activities regarding any takeover proposals that were conducted before the merger agreement was signed;

•

to notify Ecolab of Microtek’s receipt of a takeover proposal or any inquiry with respect thereto, including the material terms and conditions of the takeover proposal and the identity of the third party making the proposal; and

•	to keep Ecolab informed of the status of any takeover proposal and changes to the terms and conditions thereof.

Indemnification

Microtek’s present and former officers and directors have rights to indemnification and advancement of expenses for acts or omission occurring prior to the effective time of the merger and these rights will continue after the merger. The surviving corporation’s articles of incorporation and bylaws will contain provisions no less favorable with respect to such indemnification and advancement of expenses than the provisions currently in Microtek’s articles of incorporation and bylaws and each indemnification agreement between Microtek and a present or former officer or director will continue in force after the merger in accordance with its terms. In addition, before the effective time of the merger, Microtek intends to purchase a six year extended reporting period endorsement under its existing directors’ and officers’ liability insurance policy and employee benefit plan fiduciary liability insurance policy.

Shareholder Litigation

Microtek will keep Ecolab apprised of developments relating to, and consult with Ecolab with respect to, any proceedings by a Microtek shareholder related to the merger. Subject to applicable law, Microtek has agreed to use reasonable efforts to defend any such proceeding and to cooperate with Ecolab and Merger Sub in such defense. Ecolab and Merger Sub also have the right to participate in the defense of any such proceedings and Microtek may not settle any such proceedings without Ecolab’s consent.

Legal Requirements

Subject to the terms and conditions of the merger agreement, each party has agreed to use commercially reasonable efforts to take all actions and assist and cooperate with each other in doing, all things necessary to consummate the merger, including:

•	causing the conditions to closing to be satisfied as promptly as practicable;

•	obtaining all necessary consents from and submitting all necessary notices, registrations and filings with third parties;

•	defending any actions challenging the merger agreement or completion of the merger; and

•	executing or delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Microtek’s board of directors will use commercially reasonable efforts to minimize the effect of any state takeover statute or similar law that is or becomes applicable to the merger agreement or the merger.

Each of the parties agrees, as promptly as practicable, to cooperate and to use commercially reasonable efforts to prepare filings, make filings and notices, amend or furnish additional information, respond to inquires and requests from governmental authorities and facilitate the earliest possible termination of all waiting periods and the earliest possible granting of all required consents in connection with any applicable federal, state or foreign competition, merger control, antitrust or similar law, regulation or decree, including the HSR Act.

Each of the parties will use commercially reasonable efforts to resolve any objections or suits by any third party challenging the merger or which would otherwise prohibit or materially impair or materially delay completion of the merger. However, without Ecolab’s consent, Microtek will not commit to any divestitures, licenses, hold separate agreements or similar matters. In addition, Microtek will use commercially reasonable efforts to effect, contingent upon completion of the merger, any divestitures, licenses, hold separate agreements or similar matters requested by Ecolab.

Each of the parties will, as permitted by applicable law or the applicable governmental authority:

•

promptly notify the other party of any communication to that party from the FTC or any other governmental authority relating to the merger agreement or the merger and permit the other party to review and discuss in advance any proposed communication to any such governmental authority;

•

only agree to participate in any meeting or discussion with any governmental authority if it consulted with the other party in advance, and as permitted, gave the other party opportunity to attend and participate in any such meeting or discussion; and

•	furnish the other party with copies of all correspondence, filings and written communications between them and any governmental authority.

Employee Matters

Certain employee benefit plans of Microtek will be assumed by the surviving corporation as of the effective time of the merger. The other benefit plans of Microtek will be terminated as of the effective time of the merger, but each Microtek employee will be eligible to participate without any waiting period in each Ecolab benefit plan that is comparable to the terminated Microtek plans in which they were participating immediately before the effective time of the merger. In addition, for purposes of satisfying the eligibility, participation and vesting requirements under Ecolab’s benefit plans, each Microtek employee will receive credit for his or her service with Microtek before the effective time of the merger to the same extent such employees were entitled to credit for such service under any comparable Microtek benefit plan, except to the extent such credit would not have been taken into account under Ecolab’s benefit plans if such service had been for Ecolab. Service with Microtek need not be taken into account in determining accrued benefits or the amount of any employer subsidy under an Ecolab benefit plan.

For Ecolab’s benefit plans that provide medical, dental, pharmaceutical or vision benefits to any Microtek employee or covered dependent, Ecolab will cause all pre-existing conditions and actively-at-work requirements to be waived to the extent such exclusions and requirements would not have applied to such person under the corresponding terminated Microtek benefit plan. Ecolab will also cause any eligible expenses incurred by a Microtek employee or covered dependent under a terminated Microtek benefit plan to be taken into account under the comparable Ecolab plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such employee and covered dependent for the applicable plan year as if those amounts had been paid in accordance with Ecolab’s benefit plan.

Elections, claims, contributions and payments made by Microtek employees in respect of benefit plans providing health or dependent care spending account benefits will be taken into account under Ecolab’s health or dependent care spending account benefit plans. Microtek’s employees will carry over and receive credit for any vacation time accrued under Microtek’s vacation policy as of the effective time of the merger.

Before the effective time of the merger, the compensation committee of Microtek’s board of directors will determine, and may provide for the payment of annual bonuses for the 2007 plan year under Microtek’s Annual Executive Performance Bonus Plan and Microtek’s Pay for Performance Bonus Plan, which bonuses will be prorated if the effective time of the merger is before January 1, 2008. At the effective time, the Company may make payments under its sale of business bonus program.

Microtek may amend the Microtek Medical Holdings, Inc. 401(k) Plan to permit Microtek to make an employer matching contribution under the plan for the period beginning on the first day of the calendar quarter in which the effective time of the merger occurs and ending at the effective time of the merger.

Conditions to the Merger

The obligations of Microtek, Ecolab and Merger Sub to effect the merger are subject to the satisfaction of the following conditions:

•

Shareholder Approval. The merger agreement having been adopted at a special meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding shares of Microtek common stock entitled to vote.

•

Regulatory Approvals. Any applicable waiting periods under the HSR Act having expired or been terminated and all authorizations and orders of, declarations and filings with, and notices to the competition authorities of Germany and Austria having been obtained or made and in full force and effect.

•	Orders. No law or order by any governmental entity in effect prohibiting completion of the merger.

The obligations of Ecolab and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•

Representations and Warranties. Microtek’s representations and warranties regarding certain matters relating to capitalization, corporate power and authority, board of directors approval and corporate governance must be accurate in all respects (except for immaterial deviations) when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty was specifically made as of a particular date, in which case it need be true and correct in all respects (except for immaterial deviations) as of such date. All other representations and warranties (generally disregarding all materiality or Company Material Adverse Effect qualifications) must be true and correct when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty is specifically made as of a particular date, in which case it need be true and correct as of such date, and except where the failure of such representations and warranties to be true and correct have not had, and would not reasonably be expected to have a Company Material Adverse Effect with respect to Microtek;

•	Compliance with Covenants. Microtek’s performance, in all material respects, of its covenants and agreements in the merger agreement.

•	Absence of a Company Material Adverse Effect. No Company Material Adverse Effect with respect to Microtek will have occurred after the date of the merger agreement.

•

Closing Certificate. Microtek’s delivery to Ecolab at closing of a certificate with respect to the satisfaction of the conditions relating to representations and warranties, covenants and agreements, and absence of a Company Material Adverse Effect.

•

No Restraints. The absence of a pending or threatened proceeding by any governmental authority seeking to prevent or delay completion of the merger, asserting the illegality or unenforceability of the merger or any provision of the merger agreement, seeking to prohibit or impose limitations or requirements on Ecolab’s or Merger Sub’s ownership or operation of Microtek or any portion of Microtek’s assets, seeking to limit the right of Ecolab, Merger Sub or any of their affiliates to acquire or hold, or exercise full rights of ownership of, any Microtek common stock, seeking to prohibit Ecolab or any of its affiliates from effectively controlling Microtek’s business or operations or which otherwise would reasonably be expected to have a Company Material Adverse Effect.

The obligations of Microtek to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•

Representations and Warranties. All representations and warranties of Ecolab and Merger Sub that are qualified as to materiality or by reference to a Company Material Adverse Effect must be accurate in all respects and those that are not so qualified must be accurate in all material respects, in each case when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty is specifically made as of a particular date, in which case it need be true and correct as of such date.

•	Compliance with Covenants. The performance, in all material respects, by Ecolab and Merger Sub of their covenants and agreements in the merger agreement.

•

Closing Certificate. The delivery by Ecolab and Merger Sub to Microtek, at closing, of a certificate with respect to the satisfaction of the conditions relating to Ecolab’s and Merger Sub’s representations and warranties and covenants and agreements.

Termination

The merger agreement may be terminated prior to the effective time of the merger, whether before or after obtaining the required shareholder approval, as follows:

•	by mutual written consent of Ecolab and Microtek;

•	by either Ecolab or Microtek if:

•

the merger has not been consummated by February 1, 2008, provided that this right to terminate is not available to any party that is in breach of the merger agreement and that breach has prevented the merger from being completed by February 1, 2008;

•	a law or order by any governmental entity is in effect prohibiting completion of the merger and is final and non-appealable; or

•

at the shareholder meeting at which a vote on the merger agreement is taken, the required shareholder vote in favor of the approval of the merger agreement is not obtained; provided that this right to terminate will not be available to Microtek if it is in breach of its obligations described above in “No Solicitation of Transactions”;

•	by Ecolab if:

•

Microtek’s board of directors withdraws, modifies or qualifies its recommendation that Microtek’s shareholders adopt the merger agreement or approves, recommends or permits Microtek to be bound by any agreement or understanding relating to any takeover proposal, or resolves to do so;

•

Microtek’s board of directors fails publicly to reconfirm its approval, declaration of advisability and recommendation of the merger agreement or the merger within five business days following Ecolab’s request for reconfirmation or resolves to do so;

•	Microtek has breached in any material respect any of its obligations described above in “No Solicitation of Transactions”; or

•

Microtek is in breach of the merger agreement, that breach results in one or more closing conditions not being satisfied and that breach is incapable of being cured or has not been cured within 30 days following receipt by Microtek of written notice of such breach from Ecolab;

•	by Microtek if:

•

Ecolab is in breach of the merger agreement, that breach results in one or more closing conditions not being satisfied and that breach is incapable of being cured or has not been cured within 30 days following receipt by Ecolab of written notice of such breach from Microtek; or

•

Microtek’s board of directors authorizes Microtek, subject to complying with the requirements described above in “No Solicitation of Transactions”, to enter into a definitive agreement in connection with a superior proposal and Microtek prior to or concurrently with the termination of the merger agreement pays the termination fee to Ecolab described below under “Fees, Expenses and Termination Fee”.

Fees, Expenses and Termination Fee

Each party is to pay all fees and expenses incurred by it in connection with the merger agreement and the merger.

However, Microtek has agreed to pay Ecolab, a termination fee of $9.0 million if:

•

Microtek terminates the merger agreement in order to enter into a definitive agreement in connection with a superior proposal, in which case the fee is payable prior to or concurrently with the termination date;

•

Ecolab terminates the merger agreement based on a change in the recommendation of Microtek’s board of directors, the failure of Microtek’s board of directors to reconfirm is support for the merger with Ecolab, or Microtek’s material breach of its non-solicitation obligations, each as more fully described in “Termination” above, in which case the fee is payable one business day after the termination date; or

•

Ecolab or Microtek terminates the merger agreement due to a failure to consummate the merger by February 1, 2008, or due to a rejection of the merger by Microtek’s shareholders, or Ecolab terminates the merger agreement due to a material breach by Microtek, each as described more fully in “Termination” above, and

•	a takeover proposal is publicly made and not withdrawn prior to the termination date, and

•

within one year after termination, either Microtek enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated, in which case the fee is payable within one business day following the date the definitive agreement is entered into or the Takeover Proposal is consummated, whichever is earlier.

If the Company fails to pay the termination fee to Ecolab when due, the termination fee will be deemed to include the costs and expenses incurred by Ecolab in connection with the collection and enforcement of the termination fee payment, together with any interest on the unpaid termination fee, beginning on the date the termination fee became due and continuing until it is paid, at a rate equal to the prime rate of Citibank N.A. plus 1%.

Payment of the termination fee is the sole and exclusive remedy of Ecolab and Merger Sub for events that give rise to the termination fee upon termination of the merger agreement in connection with the occurrence of such events.

Amendment and Waiver

The merger agreement may be amended only by written agreement of Ecolab, Merger Sub and Microtek at any time prior to the effective time of the merger. Any failure of a party to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived in writing by the party entitled to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF MICROTEK

The following table sets forth, to the best of Microtek’s knowledge, certain information regarding beneficial stock ownership as of                     , 2007, by: (a) each of Microtek’s directors and executive officers, (b) all directors and executive officers as a group, and (c) each shareholder known to be the beneficial owner of more than 5% of Microtek’s outstanding common stock. Except as otherwise indicated, each reporting person listed below has sole voting and investment power with respect to all shares of Microtek’s common stock shown to be beneficially owned. As of                     , 2007, Microtek had [            ] shares of common stock outstanding.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Dan R. Lee (1)	979,713	2.25%
Roger G. Wilson (2)	559,832	1.29%
Mark Alvarez (3)	46,896	*
Kenneth F. Davis (4)	90,243	*
Michael E. Glasscock, III (5)	52,000	*
Rosdon Hendrix (6)	182,000	*
Gene R. McGrevin (7)	222,000	*
Marc R. Sarni (8)	27,000	*
Ronald L. Smorada (9)	41,500	*
Rutabaga Capital Management (10)	3,641,040	8.37%
Dimensional Fund Advisors Inc. (11)	3,675,607	8.45%
All directors and executive officers as a group (9 persons) (12)	2,201,184	5.06%

*	Represents less than 1% of the common stock
(1)	Includes options to acquire 885,081 shares exercisable within 60 days.
(2)	Includes options to acquire 476,250 shares exercisable within 60 days.
(3)	Includes options to acquire 35,000 shares exercisable within 60 days.
(4)	Includes options to acquire 17,000 shares exercisable within 60 days.
(5)	Includes options to acquire 52,000 shares exercisable within 60 days.
(6)	Includes options to acquire 77,000 shares exercisable within 60 days.
(7)	Includes options to acquire 27,000 shares exercisable within 60 days.
(8)	Includes options to acquire 27,000 shares exercisable within 60 days.
(9)	Includes options to acquire 17,000 shares exercisable within 60 days.
(10)

As reported by Rutabaga Capital Management in a Statement on Form 13F filed with the Securities and Exchange Commission. Rutabaga Capital Management’s address is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109.

(11)	As reported by Dimensional Fund Advisors Inc. in a Statement on Form 13F filed with the Securities and Exchange Commission. Dimensional Fund Advisors Inc.’s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(12)	Includes options to acquire 1,613,331 shares exercisable within 60 days.

DISSENTERS’ RIGHTS

Pursuant to Article 13 of the Georgia Business Corporation Code, a copy of which is attached hereto as Annex C, any holder of record of Microtek common stock who objects to the merger and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code shall be entitled to demand and receive payment for the fair value of all (but not less than all) of his or her shares of Microtek common stock if the merger is consummated.

Any Microtek shareholder who objects to the merger and desires to receive payment for the fair value of his or her common stock:

(a) Must deliver to Microtek, either prior to the special meeting or at the special meeting but before the vote is taken, a statement that the shareholder intends to demand payment for his or her shares if the merger is approved; AND

(b) Must not vote his or her shares in favor of the merger; AND

(c) Must demand payment and deposit his or her Microtek common stock certificate in accordance with the terms of the dissenters’ notice sent to the dissenting shareholder by Microtek following approval of the merger.

A vote against the merger alone will not constitute the separate written notice and demand for payment referred to in (a) and (c) above; dissenting shareholders must separately comply with all three conditions. Any notice required to be given to Microtek must be forwarded to Microtek, at 13000 Deerfield Parkway, Suite 300 Alpharetta, GA 30004, Attention: Corporate Secretary.

If the merger is approved, Microtek will mail, no later than ten days after the date the merger is completed, to each shareholder who has complied with conditions (a) and (b) above, written notice of such approval, addressed to the shareholder at such address as the shareholder has furnished in writing, or, if none, at the shareholder’s address as it appears on the records of Microtek. Microtek will set a date by which it must receive the payment demand, which date may not be fewer than 30 or more than 60 days after the date the dissenters’ notice is delivered. The notice will state where the payment demand must be sent, supply a form for the payment demand, enclose a copy of Article 13 of the Georgia Business Corporation Code, and inform the recipient of any restrictions that will apply to the transfer of his or her shares after the payment demand is received.

If all conditions in (a), (b) and (c) above are complied with in full, Microtek is required to make a written offer to each dissenting shareholder upon receipt of the payment demand to purchase all of such shareholder’s shares of Microtek common stock at a specified price which Microtek estimates to be the fair value of the shares plus accrued interest. If Microtek and any dissenting shareholder are unable to agree on the fair value of the shares within 60 days, Microtek shall commence a proceeding in the Superior Court of Fulton County, Georgia, to determine the rights of the dissenting shareholder and the fair value of his or her shares. If Microtek does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

The foregoing does not purport to be a complete statement of the provisions of Article 13 of the Georgia Business Corporation Code, and it is qualified in its entirety by reference to Article 13, which is reproduced in full as Annex C to this Proxy Statement.

Upon compliance with the statutory procedures, dissenting shareholders will not have any rights as shareholders of Microtek, including, among other things, the right to receive dividends or the right to vote on matters submitted for shareholder consideration, but will only be entitled to receive cash in an amount equal to the fair value of their shares, which may be determined to be more or less than $6.30 per share.

In view of the complexity of the provisions of Article 13 of the Georgia Business Corporation Code, Microtek shareholders who are considering dissenting from the merger and seeking demand for payment of the fair value of their shares should consult their own legal advisors.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended, one proxy statement will be delivered to two or more shareholders who share an address, unless Microtek has received contrary instructions from one or more of the shareholders. Microtek will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Microtek Medical Holdings, Inc., 13000 Deerfield Parkway, Suite 300, Alpharetta, Georgia 30004, Attention: Investor Relations, (678) 896-4400. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Microtek at the address and phone number set forth in the prior sentence.

ANNEX A

MERGER AGREEMENT

DATED AUGUST 7, 2007

BY AND AMONG

ECOLAB INC.,

MAGIC ACQUISITION INC.,

AND

MICROTEK MEDICAL HOLDINGS, INC.

SECTION 1 THE MERGER		1

1.1	The Merger	1

1.2	Closing; Effective Time	1

1.3	Effects of the Merger	1

1.4	Articles of Incorporation and Bylaws	1

1.5	Directors and Officers of the Surviving Corporation	2

1.6	Subsequent Actions	2

SECTION 2 CONVERSION OF SHARES		2

2.1	Conversion of Shares	2

2.2	Paying Agent	3

2.3	Investment and Termination of Fund	4

2.4	Dissenting Shares	4

2.5	Company Share Plans	4

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		5

3.1	Organization, Standing and Corporate Power	5

3.2	Capitalization	6

3.3	Authority; Company Board Approval; No Breach	7

3.4	Consents and Filings	8

3.5	Company SEC Documents; Financial Statements; Undisclosed Liabilities	9

3.6	Controls and Procedures	9

3.7	Information Supplied	10

3.8	Absence of Certain Changes	10

3.9	Proceedings	10

3.10	Compliance with Laws; Permits; Regulatory Matters	10

3.11	Tax Matters	12

3.12	Employment Matters	12

3.13	Employee Benefits	13

3.14	Properties and Assets	14

3.15	Intellectual Property	15

3.16	Insurance	15

3.17	Contracts	16

3.18	Environmental Matters	17

3.19	Related Party Transactions	17

3.20	Customers and Suppliers	17

3.21	Certain Business Practices	17

3.22	Brokers	18

SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		18

4.1	Organization; Standing; Corporate Power	18

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4.2	Authority; Parent Board Approval; No Breach	18

4.3	Consents and Filings	19

4.4	Information Supplied	19

4.5	Available Funds	19

4.6	Brokers	19

4.7	Ownership of Company Common Stock	19

4.8	No Other Information	20

SECTION 5 COVENANTS AND AGREEMENTS		20

5.1	Conduct of Business	20

5.2	No Solicitation; Change in Recommendation	22

5.3	Preparation of Proxy Statement	25

5.4	Shareholder Meeting; Board Recommendation	25

5.5	Access to Information; Confidentiality	26

5.6	Reasonable Efforts; Filings; Notification	26

5.7	Public Announcements	27

5.8	Indemnification and Insurance	27

5.9	Fees and Expenses	28

5.10	Taxes	28

5.11	Benefits and Employment	29

5.12	Shareholder Proceedings	30

SECTION 6 CONDITIONS TO CLOSING		30

6.1	Conditions to Each Party’s Obligations	30

6.2	Conditions to Parent’s and Merger Sub’s Obligations	30

6.3	Conditions to the Company’s Obligation	31

SECTION 7 TERMINATION		32

7.1	Termination	32

7.2	Obligations Upon Termination	32

SECTION 8 MISCELLANEOUS PROVISIONS		33

8.1	Interpretation and Usage	33

8.2	Nonsurvival of Representations and Warranties	34

8.3	Amendment and Modification	34

8.4	Waiver of Compliance; Consents	34

8.5	No Third Party Beneficiaries	34

8.6	Notices	34

8.7	Assignment	35

8.8	Governing Law and Venue; Waiver of Jury Trial	35

8.9	Counterparts	35

8.10	Enforcement	36

8.11	Entire Agreement	36

ii

8.12	Severability	36

8.13	WAIVER OF JURY TRIAL	36

Exhibit A	Definitions

Exhibit B	Persons With Knowledge

iii

MERGER AGREEMENT

This Merger Agreement, dated August 7, 2007 (the “Agreement”), is by and among Ecolab Inc., a Delaware corporation (“Parent”), Magic Acquisition Inc., a Georgia corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Microtek Medical Holdings, Inc., a Georgia corporation (the “Company”).

RECITALS

A. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code (the “GBCC”).

B. Capitalized terms used in this Agreement will have the meanings specified in Exhibit A.

In consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties agree as follows:

Section 1

The Merger

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the provisions of the GBCC, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”).

1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) will take place at the offices of Arnall Golden Gregory LLP, 171 17th Street NW—Suite 2100, Atlanta, GA 30363, at 10:00 a.m. (Atlanta, Georgia time) on a date to be agreed between Parent and the Company, which date will be not later than the second Business Day after the conditions set forth in Section 6 have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and on such other date as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) As soon as practicable after the Closing, Parent and Merger Sub will file, or cause to be filed, with the Secretary of State of the State of Georgia, a certificate of merger for the Merger (the “Certificate of Merger”), which certificate will be in the form required by and executed in accordance with the applicable provisions of the GBCC and in form and substance acceptable to Parent. The Merger will become effective at the time the filing is made or, if agreed to between Parent and the Company, at such later time or date as is set forth in the certificate of merger (the “Effective Time”).

1.3 Effects of the Merger. The Merger will have the effects set forth in the applicable provisions of the GBCC.

1.4 Articles of Incorporation and Bylaws. At the Effective Time, subject to complying with Section 5.8, (a) the articles of incorporation of the Surviving Corporation will be amended and restated in their entirety such that they are identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until amended in accordance with the articles of incorporation and the GBCC (except that Article

I thereof will be amended in its entirety to read as follows: “The name of this corporation is Microtek Medical Holdings, Inc.”), and (b) the bylaws of the Surviving Corporation will be amended and restated in their entirety such that they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until amended in accordance with the bylaws, the Surviving Corporation’s articles of incorporation and the GBCC.

1.5 Directors and Officers of the Surviving Corporation. Merger Sub’s directors immediately prior to the Effective Time will be the Surviving Corporation’s directors until their respective successors are duly elected and qualified or appointed or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation. Merger Sub’s officers immediately prior to the Effective Time will be the Surviving Corporation’s officers until their respective successors are duly elected and qualified or appointed or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

1.6 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation determines, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the Surviving Corporation’s officers and directors will be authorized to take all actions which may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2

Conversion of Shares

2.1 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent or Merger Sub, or any holder of their respective shares of capital stock:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled under Section 2.1(a)(iii) and any Dissenting Shares), together with the associated Rights, will be converted automatically into the right to receive $6.30 in cash (the “Merger Consideration”), without interest thereon.

(ii) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable common share, no par value, of the Surviving Corporation.

(iii) Each share of Company Common Stock, together with the associated Rights, issued and outstanding immediately prior to the Effective Time and directly held by an Acquired Company, Parent or Merger Sub (other than those held by the Company in a fiduciary or representative capacity) will be canceled and extinguished and no payment will be made with respect thereto. Except where the context otherwise requires, all references hereinafter to the shares of Company Common Stock will be deemed to include the associated Rights.

(b) If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares or readjustment, or any dividend payable in shares or other securities is declared thereon or rights issued in respect thereof with a record date within that period, or any similar event occurs, then the Merger Consideration will be proportionately and appropriately adjusted to reflect the event.

(c) From and after the Effective Time, all shares of Company Common Stock converted under Section 2.1(a)(i) will no longer be outstanding and will automatically be cancelled and retired, and each

2

holder of shares of Company Common Stock so converted will cease to have any rights with respect thereto, except the right to receive the Merger Consideration (without interest thereon) upon the surrender of shares in accordance with Section 2.2.

2.2 Paying Agent.

(a) Prior to the Effective Time, Parent will designate a bank or trust company reasonably acceptable to the Company to act as a paying agent under this Agreement (the “Paying Agent”). As soon as reasonably practicable after the Effective Time, Parent will deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, an amount of cash sufficient to deliver to the holders thereof the Merger Consideration required to be paid under Section 2.1. All cash deposited with the Paying Agent is referred to in this Agreement as the “Fund.”

(b) As soon as reasonably practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each Person who was, as of the Effective Time, a holder of shares of Company Common Stock, a letter of transmittal and instructions in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery will be effected, and risk of loss and title to shares of Company Common Stock will pass, only upon proper surrender of shares to the Paying Agent). Upon proper delivery to the Paying Agent of (i) certificates (in the case of shares of Company Common Stock represented by certificates) together with the associated letter of transmittal, duly executed and completed in accordance with the instructions thereto or (ii) an “agent’s message” (in the case of shares of Company Common Stock not represented by certificates) or such other evidence, if any, of transfer as the Paying Agent may reasonably request, the holder of the certificates or uncertificated shares will be entitled to receive in exchange therefor the Merger Consideration to which the holder is entitled under this Section 2. Until surrendered as provided in this Section 2.2(b), each share of Company Common Stock will be deemed after the Effective Time to represent only the right to receive upon surrender the Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the shares of Company Common Stock is registered, it will be a condition to the payment that:

(i) (1) in the case of certificated shares, the certificate is properly endorsed or is otherwise in proper form for transfer and (2) in the case of uncertificated shares, the shares are properly transferred; and

(ii) the Person requesting the payment either (1) pays to the Paying Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of the shares or (2) establish to the Paying Agent’s satisfaction that all transfer or other Taxes have been paid or are not payable.

(d) At the Effective Time, the Company’s share transfer books will be closed, and there will be no further registration of transfers on the Surviving Corporation’s share transfer books of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any shares of Company Common Stock are presented to the Surviving Corporation for transfer, the shares will be cancelled against delivery of the Merger Consideration to the holder thereof as provided in this Section 2.2.

(e) If any certificate representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that the certificate to be lost, stolen or destroyed and, if required by Parent, the posting by that Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to the certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed certificate the Merger Consideration under this Section 2.

(f) Each of Parent and the Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable under this Section 2 such amounts as it is required to deduct and withhold

3

with respect to the payment under the Code or any other applicable Law relating to the payment of Taxes. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent or the Surviving Corporation, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which the deduction and withholding was made by Parent or the Surviving Corporation.

2.3 Investment and Termination of Fund.

(a) The Paying Agent will invest the Fund as directed by Parent. Any interest and other income resulting from the investments will be paid to and be income of Parent.

(b) Any portion of the Fund (including earnings thereon) which remains undistributed to the holders of any shares of Company Common Stock for 12 months after the Effective Time will be delivered to Parent, upon demand, and any holder of shares of Company Common Stock who has not theretofore complied with this Section 2 will thereafter look only to Parent for payment of the holder’s claim to the Merger Consideration in accordance with this Section 2.

(c) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent will be liable to any Person in respect of any portion of the Fund which is properly delivered to a public official under any applicable abandoned property, escheat or similar Law. If any shares of Company Common Stock are not surrendered prior to the third anniversary of the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Authority), then such Merger Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

2.4 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and the holders of which have perfected and not withdrawn or lost their dissenters’ rights in accordance with Sections 14-2-1301 through 14-2-1332 of the GBCC (“Dissenting Shares”) will be paid for by Parent in accordance with Sections 14-2-1301 through 14-2-1332 of the GBCC, except that if any holder fails to perfect or otherwise waives, withdraws or loses the right to receive payment of the fair value of its shares of Company Common Stock under Sections 14-2-1301 through 14-2-1332 of the GBCC, the right of that holder to be paid the fair value of its shares of Company Common Stock will cease and the subject shares will be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Section 2.

(b) The Company will give Parent (i) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands, and any other related instruments served under Sections 14-2-1301 through 14-2-1332 of the GBCC and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the GBCC. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, or settle, any such demands.

2.5 Company Share Plans.

(a) The Company Board will take all action necessary such that, at the Effective Time, each option to purchase shares of Company Common Stock outstanding under any Company Share Plan (each, a “Company Stock Option”), whether or not vested or exercisable, will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price of the Company Stock Option multiplied by (ii) the total number of Company Common Shares subject to the Company Stock Option (whether or not vested or exercisable). As promptly after the Effective Time as reasonably practicable, the Parent will pay or cause to be paid the foregoing amount to each holder of a Company Stock Option.

(b) Each Company Common Share outstanding as of the Effective Time which was granted under a Company Share Plan and which is subject to a risk of forfeiture (“Company Restricted Shares”) will be

4

deemed fully vested as of the Effective Time in accordance with the terms of the applicable plan and, in full settlement thereof (net of applicable withholding in accordance with the Company’s practices prior to the date of this Agreement), will be converted into the right to receive the Merger Consideration in accordance with Section 2. To the extent that amounts are withheld from the consideration otherwise payable to holders of Company Restricted Shares, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the holders in respect of which the withholding was made.

(c) Prior to the Effective Time, the Company will (i) adopt such resolutions or take such other actions as may be required to effect the foregoing provisions of this Section 2.5, and (ii) take all steps necessary to cause any dispositions of shares of Company Common Stock or other securities (including options and any other derivative securities) resulting from the Merger or the other transactions contemplated by this Agreement by each officer or director or the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated thereunder, with all such steps to be taken in accordance with the requirements of the Exchange Act.

(d) Effective upon the date of this Agreement, the Company Board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide each participant’s outstanding right to purchase shares of Company Common Stock under the Company’s Employee Stock Purchase Plan (the “ESPP”) will terminate on the day immediately prior to the day on which the Effective Time occurs, except that all amounts allocated to each participant’s account under the ESPP as of such date will thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for then outstanding offering periods using such date as the final purchase date for each such offering period, and the ESPP will terminate immediately following the purchase of Company Common Stock on the date prior to the day on which the Effective Time occurs. The Company Board will not take any action that would allow any Company Personnel to begin participating in the ESPP or that would permit any existing participant to increase his or her participation in the ESPP.

Section 3

Representations and Warranties of the Company

Except as set forth in the disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as set forth in this Section 3. The Company Disclosure Schedule is divided into sections which correspond to the sections of this Agreement. The sections of the Company Disclosure Schedule relate only to the representations and warranties in the sections of this Agreement to which they correspond and not to any other representation or warranty in this Agreement, except to the extent that (a) a section of the Company Disclosure Schedule specifically refers to another section thereof by specific cross reference or (b) it is readily apparent from the text of a particular disclosure that the disclosure also applies to another representation or warranty.

3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Company is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule lists each Company Subsidiary and specifies for each its form and jurisdiction of organization. Except for the Company Subsidiaries so disclosed and the Persons listed on Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or

5

indirectly hold any capital stock or other equity securities of any Person or have any direct or indirect ownership interest in any business. Each Company Subsidiary is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each Company Subsidiary is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent correct and complete copies of the Governing Documents of each Acquired Company, each as in full force and effect as of the date hereof. No Acquired Company is in Breach of its Governing Documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock, $.001 par value per share, and 10,000,000 shares of preferred stock, no par value per share. At the close of business on the date of this Agreement, (i) 43,493,447 shares of Company Common Stock are issued and outstanding, of which no shares of Company Common Stock are issued as “restricted shares” and subject to forfeiture; (ii) 2,172,354 shares of Company Common Stock are issued and held by the Company in its treasury; and (iii) no other shares of capital stock or other voting securities of the Company are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. No Acquired Company has issued any Voting Debt.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a list of all compensation plans or other compensation arrangements under which the Company is authorized to issue or has issued Company Common Stock or options or other rights to acquire Company Common Stock (the “Company Share Plans”), specifying for each plan, as of the close of business on the date of this Agreement, the number of shares of Company Common Stock issued thereunder (including shares subject to forfeiture or other restrictions), the number of shares of Company Common Stock subject to outstanding options granted thereunder and the number of shares of Company Common Stock available for future grant thereunder.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth, as of the close of business on the date of this Agreement, a list of all outstanding options, restricted stock grants and other stock awards granted by the Company (the “Company Share Awards”), specifying for each award (as applicable) the holder thereof, the type of award, the Company Share Plan under which the award was granted, the number of shares of Company Common Stock subject to the award, the grant date, the exercise price and the vesting schedule. All Company Common Stock which has been or may be issued in connection with the Company Share Awards is or will be (when issued in accordance with the terms thereof) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for the Company Share Awards, the Company Share Plans and the Rights Agreement, there are no options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights), Contracts, understandings or arrangements of any character under which the Company is or may become obligated to issue, sell, exchange, transfer, repurchase, redeem or otherwise acquire any shares of Company capital stock or any Voting Debt. Except for the Company Share Plans and the Company Share Awards, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(d) Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, no Person other than an Acquired Company holds, of record or beneficially, any equity securities of or other ownership interest in a Company Subsidiary. All outstanding equity securities of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are free of Encumbrances, preemptive rights or any other third party rights other than Permitted Encumbrances. There are no options, warrants, calls, subscriptions, convertible securities, rights (including preemptive rights), Contracts, understandings or arrangements of

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any character under which any Company Subsidiary is or may become obligated to issue, sell, exchange, transfer, repurchase, redeem or otherwise acquire any shares of equity securities or any Voting Debt. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Company Subsidiary.

(e) There are no shareholder agreements, voting trusts or other agreements or understandings to which an Acquired Company is a party relating to the voting or disposition of any shares of the capital stock of an Acquired Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of an Acquired Company.

3.3 Authority; Company Board Approval; No Breach.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption or approval of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock as of the record date for the Shareholder Meeting (the “Required Shareholder Vote”), to complete the Merger and the other transactions contemplated by this Agreement. The Company and the Company Board have taken all action required by Law, the Company’s Governing Documents and otherwise to authorize the Company’s execution, delivery and performance of this Agreement, subject to receipt of the Required Shareholder Vote. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the legal and valid binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the transaction contemplated hereby (which approvals were made in accordance with the GBCC); (ii) determining that the terms of the Merger are advisable and in the best interests of the Company and its shareholders; and (iii) recommending that the Company’s shareholders adopt or approve this Agreement. The Company Board has received from its financial advisor, A.G. Edwards & Sons (“Edwards”), an opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view (the “Fairness Opinion”), and the Company has provided to Parent (or, if not currently available, will provide to Parent promptly following the Company’s receipt) a signed copy of the Fairness Opinion.

(c) The only vote of the Company’s shareholders required to adopt or approve this Agreement and approve the Merger is the Required Shareholder Vote. No other vote of the holders of any class or series of capital stock of the Company is required by Law, the Company’s Governing Documents or otherwise in order to complete the Merger and the other transactions contemplated by this Agreement.

(d) As of the date of this Agreement, no Acquired Company or any Representative of an Acquired Company has granted any waiver to or released any third party under any standstill or similar agreement.

(e) Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the completion or performance of the transactions contemplated hereby will: (i) Breach any provision of the Governing Documents, or any resolution adopted by the governing body, of an Acquired Company; (ii) Breach any provision of, or give any Person a right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which an Acquired Company is a party or by which it is bound; (iii) result in the creation or imposition of an Encumbrance upon or in relation to any asset of an Acquired Company; (iv) assuming the Consents referred to in Section 3.4 are obtained, violate or otherwise Breach, or give any Authority the right to challenge any of the transactions contemplated by this Agreement or exercise any remedy or obtain any relief under, any applicable Law or Order; or (v) cause the suspension or

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revocation of any material Permit necessary for any Acquired Company to conduct its business as currently conducted, except in the case of clauses (ii) through (iv), any consequences that would not, individually or in the aggregate, reasonably be expected to (x) be material to the Acquired Companies taken as a whole, (y) impair in any material respect the Company’s ability to perform its obligations under this Agreement or (z) prevent or materially delay the completion of the Merger or the other transactions contemplated by this Agreement.

(f) Based in part on the representations of Parent and Merger Sub set forth in Section 4, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation and bylaws is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement. Based in part on the representations of Parent and Merger Sub set forth in Section 4, the Company Board has taken or caused to be taken all action so that neither Parent nor Merger Sub will be prohibited from entering into a “business combination” with the Company or any of its Affiliates as an “interested shareholder” (in each case as such term is used in Sections 14-2-1110 or 14-2-1131 of the GBCC, as applicable) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(g) The Company Board has taken all necessary action to render the First Amended and Restated Shareholder Protection Rights Agreement, dated as of December 20, 2006, between the Company and Computershare Investor Services, LLC as Rights Agent (the “Rights Agreement”), inapplicable to the transactions contemplated by this Agreement. The Company has taken all necessary action with respect to all of the outstanding Rights so that (i) none of Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) will be deemed an Acquiring Person (as defined in the Rights Agreement), none of a Stock Acquisition Date, Flip-in Date, Flip-Over Transaction or Event or Separation Time (each as defined in the Rights Agreement) will occur, and the rights issued or issuable pursuant to the Rights Agreement (the “Rights”) will not separate from the shares of Common Stock, in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; (ii) the holders of the Rights will have no rights under the Rights or the Rights Agreement in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iii) upon Closing, all Rights under the Rights Agreement will expire.

3.4 Consents and Filings. No Acquired Company is required by Law or Contract to give any notice to, make any filing with, or obtain any Consent from any Authority or other Person in connection with the Company’s execution, delivery or performance of this Agreement, except

(a) the filing of a pre-merger notification and report form by the Company under the HSR Act and the termination or expiration of the waiting period required thereunder;

(b) all necessary or advisable filings under any other applicable competition, merger control, antitrust or similar laws;

(c) the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement;

(d) the filing of the Certificate of Merger;

(e) all required filings by the Company with NASDAQ;

(f) the Required Shareholder Vote;

(g) the Consents listed in Section 3.3(e) of the Company Disclosure Schedule; and

(h) such other notices, filings and Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (i) be material to the Acquired Companies taken as a whole, (ii) impair in any material respect the Company’s ability to perform its obligations under this Agreement or (iii) prevent or materially delay the completion of the Merger or the other transactions contemplated by this Agreement.

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3.5 Company SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Since December 31, 2003, the Company has timely filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) that it was required to file under the Securities Act or the Exchange Act (and including all reports, schedules, forms, statements and other documents that the Company may file subsequent to the date of this Agreement, the “Company SEC Documents”). As of their respective filing dates (or, to the extent amended or superseded by a filing prior to the date hereof, on the date of the subsequent filing) and, as applicable, on the date when declared effective, the Company SEC Documents (i) complied and, with respect to any Company SEC Document filed after the date of this Agreement, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX and (ii) did not and, with respect to any Company SEC Document filed after the date of this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 2003, the Company has not received from the SEC or the SEC staff any comment letters or other correspondence in relation to the Company SEC Documents, except for the comment letters and correspondence that have been made available to Parent. None of the Company Subsidiaries are, or at any time since December 31, 2003, have been, subject to the reporting requirements of the Exchange Act.

(b) The financial statements (including, in each case, any related notes thereto) included or incorporated by reference in the Company SEC Documents:

(i) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto;

(ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC); and

(iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which were or will be material).

(c) Except as set forth in Section 3.5(c) of the Company Disclosure Schedule, none of the Acquired Companies has any Liabilities (whether or not required to be disclosed on a balance sheet prepared in accordance with GAAP) other than Liabilities (i) accrued or reserved against in the Latest Company Balance Sheet; (ii) incurred in the Ordinary Course of Business since the date of the Latest Company Balance Sheet (none of which Liabilities under this clause (ii) have had or would reasonably be expected to have a Company Material Adverse Effect); (iii) that have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iv) to Parent, Merger Sub, Edwards and the Company’s other advisors in connection with this Agreement; or (v) arising under any Contracts to which an Acquired Company is a party or by which it is bound (and none of the foregoing under this clause (v) have had or would reasonably be expected to have a Company Material Adverse Effect).

3.6 Controls and Procedures.

(a) No Acquired Company is a party to any joint venture, off balance sheet partnership or similar Contract (including any Contract relating to any transaction or relationship between or among any of the Acquired Companies, on the one hand, and any unconsolidated affiliate, on the other hand), or any “off balance sheet arrangements” (as defined in Item 303(a) of SEC Regulation S-K), where the purpose of the Contract is to avoid disclosure of any material transaction involving, or any material Liabilities of, any Acquired Company in the Company’s published financial statements or other Company SEC Documents.

(b) The Company has designed and maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as those terms are defined in Rules 13a-15 and 15d-15 under the

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Exchange Act) as required by Rule 13a-15 of the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under Sections 902 and 906 of SOX.

(c) Since December 31, 2003, no attorney representing an Acquired Company, whether or not employed by an Acquired Company, has reported to the Company Board or any committee thereof, or to any director or officer of the Company, any evidence of a material violation of securities Laws, Breach of fiduciary duty or similar violation by an Acquired Company or any of its officers, directors, employees or agents.

3.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company is not making any representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent or Merger Sub (or their respective Affiliates) specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.8 Absence of Certain Changes. Except as set forth in Section 3.8 of the Company Disclosure Schedule or as otherwise permitted by this Agreement, since December 31, 2006,

(a) the Acquired Companies have owned and operated their assets, properties and businesses in the Ordinary Course of Business;

(b) no event has occurred and no circumstance has developed that has had or would reasonably be expected to have a Company Material Adverse Effect; and

(c) no Acquired Company has taken or failed to take any action that would, if taken or failed to be taken after the date hereof, Breach paragraph (ii), (iii), (iv)(1), (vii), (ix), (xv), or (xvi) of Section 5.1.

3.9 Proceedings.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a list of all Proceedings pending or, to the Company’s knowledge, threatened by, against or otherwise relating to an Acquired Company or any director, officer, employee or other agent of an Acquired Company (but only in their capacity as such) which (i) involves an Authority; (ii) involves an amount in controversy in excess of $100,000 (or the equivalent amount in local currency); or (iii) seeks injunctive or other equitable relief. None of the matters set forth in Section 3.9(a) of the Company Disclosure Schedule have had or would reasonably be expected to have a Company Material Adverse Effect.

(b) No Acquired Company is, and none of the assets of an Acquired Company are, subject to any Order that has not been satisfied, and no director, officer, employee or other agent of an Acquired Company is subject to any Order that has not been satisfied relating to an Acquired Company or any assets of an Acquired Company.

3.10 Compliance with Laws; Permits; Regulatory Matters.

(a) Without limiting or otherwise affecting the scope of the Company’s other representations and warranties in this Agreement, since December 31, 2003, (i) no Acquired Company has Breached any

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applicable Law and (ii) no Person has alleged in writing to an Acquired Company (or, to the Company’s knowledge, otherwise alleged) that an Acquired Company has or may have Breached any applicable Law, except for any actual or alleged Breaches that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Acquired Company holds all material Permits necessary to own and operate its businesses and assets in compliance with applicable Law, and each such Permit is in full force and effect. With respect to each such Permit, except as set forth in Section 3.3(e) of the Company Disclosure Schedule, (i) no event has occurred and no circumstance exists that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a revocation, cancellation, termination or material Breach or modification thereof; and (ii) no Person has alleged or threatened in writing to an Acquired Company (or, to the Company’s knowledge, otherwise alleged or threatened) any revocation, cancellation, termination or material Breach or modification thereof. No Person has alleged in writing (or, to the Company’s knowledge, otherwise alleged) that an Acquired Company is required to hold a material Permit that it does not hold.

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, each product that is currently being manufactured, distributed or sold by or on behalf of an Acquired Company, and each product candidate that is currently being developed by an Acquired Company, is being, and since December 31, 2003, has been, developed, tested, manufactured, labeled, stored, distributed and marketed, as applicable, in compliance (or conformance in the case of guidances) in all material respects with the following Laws, to the extent such Laws are applicable (i) the Federal Food, Drug and Cosmetic Act and applicable regulations and guidances issued thereunder (including all requirements relating to quality systems, good manufacturing practice, good laboratory practice and good clinical practice); (ii) the Federal Insecticide, Fungicide and Rodenticide Act and applicable regulations and guidances issued thereunder; (iii) the EU Medical Device Directive, the EU Active Implantable Medical Device Directive and the EU In-vitro Diagnostic Device Directive; and (iv) the Canada Food and Drugs Act and applicable regulations and guidances issued thereunder.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, all manufacturing operations conducted by or for the benefit of an Acquired Company are being, and since December 31, 2003, have been, conducted in compliance in all material respects with the FDA’s good manufacturing practice and quality systems regulations to the extent applicable to such manufacturing operations.

(e) No Acquired Company and, to the Company’s knowledge, no officer, key employee or agent of an Acquired Company has been convicted of any crime, has been excluded under 42 U.S.C. Section 1320a-7 or any similar applicable Law or has engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable Law. No Acquired Company and, to the Company’s knowledge, no officer of an Acquired Company, has been subject to or proposed for debarment, suspension or other ineligibility by any Authority in connection with the business of any Acquired Company.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule:

(i) since December 31, 2003, no Person has alleged in writing to an Acquired Company (or, to the Company’s knowledge, has otherwise alleged) that there is any material hazard or defect in design, materials, manufacture or workmanship relating to any product manufactured, distributed or sold by or on behalf of an Acquired Company;

(ii) since December 31, 2003, (1) no Authority has ordered, and no Acquired Company has voluntarily conducted, a recall of any product manufactured, distributed or sold by or on behalf of an Acquired Company, and (2) no such products have been subject to 21 CFR Part 803–Medical Device Reporting requirements or the equivalent under other applicable Law; and

(iii) to the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to result in a recall obligation or a duty to warn customers of any defects in any such products.

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(g) Except as set forth on Section 3.10(g) of the Company Disclosure Schedule, since December 31, 2003, there has not been any and, to the Company’s knowledge, there are no threatened, Proceedings by the FDA or any other Authority relating to an Acquired Company’s development, testing, manufacture, distribution or sale of products. To the Company’s knowledge, since December 31, 2003, no employees or agents of an Acquired Company have made an untrue statement of material fact to any Authority or failed to disclose a material fact required to be disclosed to any Authority, in connection with reports or product applications relating to any product developed, tested, manufactured, distributed, or sold by an Acquired Company.

3.11 Tax Matters.

(a) The Company has made available to Parent correct and complete copies of all income Tax Returns filed by an Acquired Company since December 31, 2003, and all audit reports covering the same period with respect to any material Taxes due from or with respect to an Acquired Company. Each Acquired Company has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns that it was required to file under applicable Law, and all such Tax Returns were correct and complete and in material compliance with applicable Law when filed. Each Acquired Company has timely and properly paid (or the Company has paid on each Acquired Company’s behalf) all material Taxes required to be paid under applicable Law, whether or not disputed and whether or not shown to be due and payable on any Tax Return, other than Taxes which currently are being contested in good faith by appropriate Proceedings and for which adequate reserves, as applicable, have been established in the Company’s financial statements prepared in accordance with GAAP. The most recent financial statements included in the Company SEC Documents reflect an adequate (as determined pursuant to GAAP) reserve for all Taxes payable by the Acquired Companies for all Taxable periods and portions thereof through the date of such financial statements. Since December 31, 2006, no Acquired Company has incurred any Liability for Taxes arising from “extraordinary gains or losses” (as such term is defined under GAAP) outside the Ordinary Course of Business.

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule:

(i) no Acquired Company is subject to any open audit, inquiry or other Proceeding in relation to Taxes or Tax Returns, and, to the Company’s knowledge, no such audit, inquiry or other Proceeding is scheduled or threatened;

(ii) the Company has not, since December 31, 2003, undergone an “ownership change” as such term is defined in Section 382(g) of the Code; and

(iii) no elections have been made for an Acquired Company under Section 301.7701-3 of the Code (or any similar provision of any other applicable Law).

3.12 Employment Matters.

(a) Since December 31, 2003, no Acquired Company has materially Breached any applicable Law concerning employment, employment practices or the calculation and payment of wages (including all applicable Laws concerning terms and conditions of employment, overtime, hours of work, termination, equal employment opportunity, discrimination, disability rights or benefits, affirmative action, employee leave issues, child labor, immigration, health and safety, plant closures and layoffs, workers’ compensation, unemployment, the payment of social security and other employment related Taxes and labor relations and unfair labor practices), and no Person has alleged in writing to an Acquired Company (or, to the Company’s knowledge, otherwise alleged) that an Acquired Company has or may have materially Breached any such Law.

(b) Since December 31, 2003, there have been no actual or, to the Company’s knowledge, threatened material work stoppages, slowdowns, lockouts, labor strikes or other material labor disputes involving any employees of an Acquired Company. To the Company’s knowledge, since December 31, 2003, there has

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been no attempt to form any labor union, labor organization, trade union, works council or similar organization or association of employees in relation to an Acquired Company.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule: (i) no Acquired Company is a party to, bound by or subject to (and no assets or properties of an Acquired Company are bound by or subject to) any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council; (ii) there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of an Acquired Company; and (iii) no employees of an Acquired Company are represented by any labor union, labor organization, trade union or works council with respect to their employment by an Acquired Company.

3.13 Employee Benefits.

(a) Section 3.13(a) Company Disclosure Schedule sets forth a list of each Company Plan. Correct and complete copies of each Company Plan, together with any current summary plan description, summary of material modification, IRS Form 5500 for the last three applicable plan years, the most recent IRS determination letter or opinion letter (as applicable), any trust agreement or insurance contract forming a part of such material Company Plans, any administrative and investment services contracts and all amendments thereto, have been made available to Parent.

(b) Neither the Company nor any ERISA Affiliate has ever contributed to or participated in any “multiemployer plan” within the meaning of Section 3(37) of ERISA. No employer other than the Company or an ERISA Affiliate is permitted to participate or participates in any Company Plans. All Company Plans are in material compliance with, to the extent applicable, ERISA and the Code, and the rules and regulations promulgated thereunder. Each Company Plan that is subject to ERISA (the “ERISA Plans”) and that is also an “employee pension benefit plan” within the meaning of section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code (or, alternatively, if such plan is maintained pursuant to the adoption of a master or prototype plan document, the IRS has issued an opinion letter to the effect that the form of the master or prototype plan document is acceptable for the implementation of a qualified retirement plan), and to the Company’s knowledge there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. There is no pending or, to the Company’s knowledge, threatened Proceeding relating to any Company Plan other than ordinary and usual claims for benefits thereunder. To the Company’s knowledge, neither the Company nor any ERISA Affiliate has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, would subject Company or any ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) None of the Company Plans is subject to Title IV of ERISA or section 412 of the Code. Neither the Company nor any ERISA Affiliate has merged with or acquired substantially all of the assets of any Person that was or may become subject to a Liability under Title IV of ERISA.

(d) Neither the Company nor any ERISA Affiliate has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement, except as required by Law.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the execution of this Agreement, nor shareholder approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) entitle any Company Personnel to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans; or (iii) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, the Parent, to merge, amend or terminate any of the Company Plans.

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(f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, all material Company Non-U.S. Plans, each of which is listed in Section 3.13(f) of the Company Disclosure Schedule, are in material compliance with all applicable Laws. The Company and the ERISA Affiliates have no unfunded Liabilities with respect to any Company Non-U.S. Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents. There is no pending or, to the Company’s knowledge, threatened Proceeding relating to any Company Non-U.S. Plans other than ordinary and usual claims for benefits thereunder.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has made or committed to make any material increase in contributions or benefits under any Company Plan that would become effective either on or after the date of this Agreement.

(h) Section 3.13(h) of the Company Disclosure Schedule sets forth the maximum aggregate amount payable under the Company’s sale of business bonus program in connection with the transactions contemplated by this Agreement.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, no Acquired Company has made any payments, is obligated to make any payments or is a party to any Contract covering any Person that could obligate it to make an excess parachute payment or any other payment that is not fully deductible by the Acquired Company under Section 162(m) or Section 280G of the Code.

3.14 Properties and Assets.

(a) Section 3.14(a) of the Company Disclosure Schedule lists all real property currently owned in fee simple (or the equivalent under applicable Law) by an Acquired Company (the “Owned Real Property”) and identifies for each the owner, location (including street address) and principal uses thereof.

(b) Section 3.14(b) of the Company Disclosure Schedule lists all material real property currently leased by an Acquired Company (the “Leased Real Property,” and together with the Owned Real Property, the “Company Real Property”) and identifies for each the lessee, lessor, location (including street address) and principal uses thereof. The Company has made available to Parent correct and complete copies of each Contract relating to the Leased Real Property (including any and all modifications, supplements and amendments thereto and any and all renewals or extensions thereof, each a “Lease”). Each Lease is the legal, valid, binding, and enforceable obligation of the Acquired Company that is lessee thereunder, and, to the Company’s knowledge, the Lease is in full force and effect and the binding obligation of the other parties thereto and will continue to be the legal, valid, binding, and enforceable obligation of the applicable Acquired Company following the Closing. No Acquired Company has received any written notice that it is in material Breach under any Lease (which Breach has not been cured), and to the Company’s knowledge no Acquired Company or any other party to such Lease is in material Breach under any such Lease, and, subject to receipt of the Consents listed in Section 3.3(e) of the Company Disclosure Schedule, no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material Breach by an Acquired Company or, to the Company’s knowledge, any other party under such Lease.

(c) With respect to each parcel of Company Real Property:

(i) an Acquired Company holds good and marketable fee simple (or the equivalent under applicable Law) title to, or, with respect to the Leased Real Property, a valid leasehold interest in, the parcel (and, with respect to each parcel of Owned Real Property, all buildings, structures, fixtures and improvements thereon), free and clear of any Encumbrances other than Permitted Encumbrances;

(ii) except for Permitted Encumbrances, no Acquired Company has leased, subleased or otherwise granted to any Third Party any right to occupy or use the parcel or any material portion thereof and, with respect to the Owned Real Property, there are no outstanding options or rights of first refusal to purchase the parcel or any portion thereof or interest therein;

(iii) to the Company’s knowledge, there are no facts, circumstances or conditions that have materially interfered, or would reasonably be expected to materially interfere, with the current or currently proposed uses of the parcel;

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(iv) there are no pending or, to the Company’s knowledge, threatened condemnation, zoning or other Proceedings; and

(v) the parcel is being used and occupied in compliance with all applicable Laws, except for Breaches the consequences of which would not reasonably be expected to, individually or in the aggregate, materially interfere with the occupation or use of such parcel as currently occupied or used by an Acquired Company.

(d) An Acquired Company has good and marketable title to, or a valid leasehold interest in, all material machinery, equipment and other tangible assets used by the Acquired Companies or which are reflected in the Latest Company Balance Sheet or acquired after the date thereof, in each case free and clear of any Encumbrances other than Permitted Encumbrances, except for assets and properties disposed of in the Ordinary Course of Business or as otherwise permitted under this Agreement since the date of the Latest Company Balance Sheet.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule lists all material registered or applied-for Patents, Marks and Copyrights owned or held by an Acquired Company and specifies for each, as applicable, (i) the name of the applicant/registrant and current owner; (ii) the jurisdiction in which application/registration is filed; (iii) the application/registration number; and (iv) the status of the application/registration, including deadlines for any renewals or other required filings.

(b) An Acquired Company has good and marketable right, title and interest, or a valid license, in and to all Intellectual Property that is material to the operation of its businesses (the “Material IP”), which assets are free and clear of all Encumbrances other than limitations expressly set forth in any applicable license agreements and Permitted Encumbrances.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule:

(i) the Acquired Companies’ use of the Material IP as the Acquired Companies currently conduct their respective businesses does not, to the Company’s knowledge, infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and no Person has since January 1, 2001, alleged in writing to an Acquired Company (or, to the Company’s knowledge, otherwise alleged) that the use of the Material IP, or that the operation of an Acquired Company, infringes, misappropriates or otherwise violates any Person’s Intellectual Property;

(ii) to the Company’s knowledge, no Person has since December 31, 2003, infringed, misappropriated or violated any of the Material IP owned or exclusively held by an Acquired Company; and

(iii) to the Company’s knowledge, all Material IP owned by an Acquired Company is valid and enforceable, and no Person has alleged in writing (or, to the Company’s knowledge, otherwise alleged) that any such owned Material IP is not valid or unenforceable.

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, it is the policy of each Acquired Company to require all Company Personnel involved in the development or use of Intellectual Property to enter into written agreements obligating such Person to (i) assign to the relevant Acquired Company all of such Person’s rights in any Intellectual Property conceived, generated, made or reduced to practice by such Person in connection with such Person’s association with an Acquired Company and (ii) maintain the confidentiality of all information of the Acquired Companies.

3.16 Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a list of all material insurance policies (other than in respect of Company Plans) currently owned or held by the Acquired Companies, correct and complete copies of which have been made available to Parent. With respect to each such policy, (a) it is in full force and effect; (b) all premiums thereunder covering all periods through and including the date of this

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Agreement have been paid; (c) no notice of cancellation, termination or reservation of rights has been received thereunder; and (d) it is maintained with a reputable carrier and with coverage in commercially reasonable amounts. Except as set forth in Section 3.16 of the Company Disclosure Schedule, since December 31, 2003, no Acquired Company has been refused any material insurance with respect to its assets or operations, and no coverage has been materially limited, by any insurance carrier to which they or any of them has applied or with which they or any of them have carried insurance.

3.17 Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule lists, and the Company has made available to Parent correct and complete copies of, the following Contracts to which an Acquired Company is a party or subject or by which an Acquired Company is bound (each, a “Material Contract”):

(i) each material Contract, letter of intent or other understanding regarding the acquisition or disposition of a Person or business, whether in the form of an asset purchase, share purchase, merger, consolidation or otherwise entered into since December 31, 2003, or under which one or more of the parties has executory indemnification, earn-out, non-competition or other material Liabilities;

(ii) each Contract that prohibits or limits to any extent an Acquired Company’s right to (1) participate or compete in a line of business, market or geographic area or otherwise freely engage in business anywhere in the world or (2) solicit or engage the services of any Person;

(iii) each Contract regarding the incurrence of indebtedness for borrowed money or any guaranty of such indebtedness (which, for the avoidance of doubt, does not include Contracts evidencing trade payables);

(iv) each Contract regarding the Material IP;

(v) each Contract or group of related Contracts involving payments by or to an Acquired Company, in excess of $100,000 per year, other than Contracts subject to termination without penalty on not more than 90 days notice;

(vi) each Contract that contains “most favored customer” or “most favored nation” pricing provisions;

(vii) each Contract that grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person with respect to any Company Real Property, Material IP, material tangible assets or business;

(viii) each Contract with a distributor, reseller, dealer, manufacturer’s representative, sales agent or other such Person involving payments by or to an Acquired Company, in excess of $100,000 per year, other than Contracts subject to termination without penalty on not more than 90 days notice;

(ix) each Contract relating to a partnership or joint venture; and

(x) each Contract not described above that is a material Contract within the meaning of 601(b)(10) of Regulation S-K promulgated under the Securities Act.

(b) The Company has made available to Parent a correct and complete copy of each Material Contract. Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, (i) each Material Contract is valid and binding on the applicable Acquired Company and, to the Company’s knowledge, each other party thereto and is in full force and effect; (ii) and, subject to receipt of the Consents listed in Section 3.3(e) of the Company Disclosure Schedule, no condition exists and no event has occurred that has resulted or would reasonably be expected to result in a material Breach of a Material Contract by an Acquired Company or, to the Company’s knowledge, by any other party thereto; and (iii) no party to a Material Contract has by a written communication to an Acquired Company purported to terminate or requested any material modification or waiver of such Contract. None of the matters set forth in Section 3.17(b) of the Company Disclosure Schedule have had or would reasonably be expected to have a Company Material Adverse Effect.

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3.18 Environmental Matters.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Schedule:

(i) since December 31, 2003, each Acquired Company has owned and operated its business, assets and properties in material compliance with all applicable Environmental Laws, and no Person has alleged in writing (or, to the Company’s knowledge, has otherwise alleged) that an Acquired Company has materially Breached an Environmental Law;

(ii) since December 31, 2003, each Acquired Company has owned and operated its business, assets and properties in material compliance with all Permits relating to the Environment, and no Person has alleged in writing to an Acquired Company (or, to the Company’s knowledge, has otherwise alleged) that an Acquired Company has materially Breached any such Permit;

(iii) there are no pending or, to the Company’s knowledge, threatened Proceedings against or otherwise affecting an Acquired Company relating to the Environment;

(iv) no Acquired Company has incurred any material Environmental Liabilities; and

(v) except for matters that are not likely to result in a material Environmental Liability, no Acquired Company or, to the Company’s knowledge, other Person has Released, placed, stored, buried or dumped any Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, under or about to any Company Real Property or any Former Company Real Property, other than inventories of such substances to be used, and wastes generated therefrom, in the Ordinary Course of Business (which inventories and wastes have been and continue to be stored or disposed of in material compliance with all applicable Environmental Laws).

(b) None of the matters set forth in Section 3.18(a) of the Company Disclosure Schedule have had or would reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent correct and complete copies of all reports, site assessments, compliance audits or similar studies concerning the Environment that, since December 31, 2003, have been prepared by, furnished to or in the custody or control of an Acquired Company and which relate to an Acquired Company, the Company Real Property or the Former Company Real Property.

(d) The representations and warranties set forth in this Section 3.18 are the exclusive representations and warranties pertaining to Environmental Laws, Environmental Liabilities and Hazardous Materials.

3.19 Related Party Transactions. Since the filing date of the Company’s proxy statement for its 2007 annual meeting of shareholders, nothing has occurred that would require disclosure as a “Certain Relationship or Related Transaction” under Item 404 of Regulation S-K promulgated by the SEC.

3.20 Customers and Suppliers. Section 3.20 of the Company Disclosure Schedule sets forth a correct and complete list of the 10 largest suppliers to and customers of the Acquired Companies for the 12-month period ended December 31, 2006 (determined on the basis of the total dollar amount of purchases or sales, as the case may be), showing the total dollar amount of purchases from or sales to, as the case may be, each such supplier or customer during such period. Between December 31, 2006 and the date of this Agreement, to the Company’s knowledge, there has been no termination, cancellation or material curtailment of the business relationship of an Acquired Company with any such material customer or material supplier nor has any such material customer or material supplier indicated in writing to an Acquired Company an intention to so terminate, cancel or materially curtail its business relationship with an Acquired Company.

3.21 Certain Business Practices. No Acquired Company, and no director, officer, agent or employee of an Acquired Company, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government

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officials or employees or to foreign or domestic political parties or campaigns, or (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption or anti-bribery Law applicable to an Acquired Company.

3.22 Brokers. Except for Edwards, none of the Acquired Companies, nor any of their directors, officers, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby. None of the Acquired Companies has knowledge of any basis on which any Person other than Edwards might claim any such fee or commission. The Company has made available to Parent a true, correct and complete copy of each agreement between any Acquired Company and Edwards relating to the Merger and the other transactions contemplated by this Agreement.

Section 4

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as set forth in this Section 4.

4.1 Organization; Standing; Corporate Power.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Parent is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Merger Sub is a wholly-owned Subsidiary of Parent. Merger Sub is duly qualified or licensed to do business as a foreign entity in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its assets requires such licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(c) Parent has furnished to the Company correct and complete copies of the Governing Documents of Parent and Merger Sub, each as in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in Breach of its Governing Documents.

4.2 Authority; Parent Board Approval; No Breach.

(a) Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement. Parent, Merger Sub, the Parent board of directors and the Merger Sub board of directors have taken all action required by Law, the Governing Documents of Parent and Merger Sub and otherwise to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub. Parent and Merger Sub have duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal and valid binding obligation of Parent and Merger Sub enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at

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law). No vote of Parent’s stockholders is required by Law, Parent’s Governing Documents or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby.

(b) The Parent board of directors and the Merger Sub board of directors, each at meetings duly called and held prior to the execution of this Agreement, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the transactions contemplated hereby (such approvals having been made in accordance with applicable Law) and (ii) determining that the terms of the Merger are fair to and in the best interests of Parent, Merger Sub and their respective stockholders, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

(c) Neither the execution and delivery of this Agreement nor the completion or performance of the transactions contemplated hereby will: (i) Breach any provision of the Governing Documents, or any resolution adopted by the governing body, of Parent or Merger Sub; (ii) Breach any provision of, or give any Person a right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Parent or Merger Sub is a party or by which it is bound; (iii) result in the creation or imposition of an Encumbrance upon or in relation to any asset of Parent or Merger Sub; or (iv) assuming the Consents specified in Section 4.3 are obtained, violate or otherwise Breach, or give any Authority the right to challenge any of the transactions contemplated by this Agreement or exercise any remedy or obtain any relief under, any Law or Order applicable to Parent or Merger Sub, except in the case of clauses (ii)-(iv), any such consequences that would not, individually or in the aggregate, reasonably be expected to (x) be material to Parent and its Subsidiaries taken as a whole; (y) impair in any material respect Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement; or (z) prevent or materially delay the completion of the Merger or the other transactions contemplated by this Agreement.

4.3 Consents and Filings. Neither Parent nor Merger Sub is required by Law, Contract or otherwise to give any notice to, make any filing with, or obtain any Consent from any Authority or other Person in connection with Parent’s or Merger Sub’s execution, delivery or performance of this Agreement, except (a) the filing of a pre-merger notification and report form by Parent under the HSR Act and the termination or expiration of the waiting period required thereunder; (b) merger control filings in the Federal Republic of Germany and the Republic of Austria; (c) the filing of the Certificate of Merger; and (d) such other notices, filings and Consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (x) be material to Parent and its Subsidiaries taken as a whole; (y) impair in any material respect Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement; or (z) prevent or materially delay the completion of the Merger or the other transactions contemplated by this Agreement.

4.4 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders and at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5 Available Funds. Parent has available to it all funds and sources of liquidity necessary for the payment of the Merger Consideration and to satisfy all of its obligations under this Agreement.

4.6 Brokers. Except for UBS, neither Parent nor Merger Sub, nor any of their directors, officers, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

4.7 Ownership of Company Common Stock. On the date hereof, neither Parent nor Merger Sub owns any shares of Company Common Stock. Neither Parent nor Merger Sub is or has been at any time within five years prior to the date of this Agreement an “interested shareholder” of the Company, as such term is used in Section 14-2-1110 of the GBCC.

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4.8 No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

Section 5

Covenants and Agreements

5.1 Conduct of Business.

(a) Except as expressly provided in this Agreement (including without limitation, in Section 5.1 of the Company Disclosure Schedule) or to the extent that Parent otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), from the date of this Agreement through and including the Effective Time, the Company will, and will cause each Company Subsidiary to, operate in the Ordinary Course of Business and in material compliance with all applicable Laws and use all commercially reasonable efforts to (x) preserve intact its business organization, (y) keep available the services of its officers, employees and consultants, and (z) preserve its relationships with customers, suppliers, licensors, licensees, distributors, Authorities, creditors and others with whom it has business dealings. In addition, and without limiting the generality of the foregoing, except as expressly provided in this Agreement (including without limitation, in Section 5.1 of the Company Disclosure Schedule) or to the extent that Parent otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each Company Subsidiary to not:

(i) amend its Governing Documents;

(ii) (1) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a Company Subsidiary to its parent; (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (3) purchase, redeem or otherwise acquire any shares of capital stock or other securities of an Acquired Company or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any Contracts existing on the date of this Agreement between an Acquired Company and any director or employee of an Acquired Company (complete and accurate copies of which have been heretofore made available to Parent); or (4) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization involving an Acquired Company;

(iii) issue, deliver, sell, grant or Encumber any shares of its capital stock or other securities (including any Voting Debt, any options, warrants or other rights to acquire such shares or other securities, and any securities convertible into or exchangeable for such shares or other securities or convertible or exchangeable securities) or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, except for issuances of Company Common Stock under the terms of Company Share Awards granted prior to the date of this Agreement or under the ESPP as set forth in Section 2.5(d);

(iv) acquire (1) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or any business or division thereof or (2) any assets other than (A) purchases of inventory, materials, supplies and equipment in the Ordinary Course of Business, and (B) capital expenditures to the extent permitted under Section 5.1(a)(viii);

(v) sell, lease, sublease, license, transfer, mortgage, pledge or otherwise dispose of or Encumber any of its properties or assets, other than (1) sales, leases, subleases, licenses, transfers, mortgages, pledges or other dispositions or Encumbrances of properties or assets under and in accordance with the terms of existing Contracts; (2) dispositions of inventory and dispositions of surplus or obsolete properties or assets in the Ordinary Course of Business; (3) Permitted Encumbrances; and (4) dispositions of up to $100,000 per transaction and $250,000 in the aggregate;

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(vi) repay any long-term or short-term indebtedness for borrowed money, incur any long-term or short-term indebtedness for borrowed money or guarantee any such long-term or short-term indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of an Acquired Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except in each case to the extent (1) set forth in Section 5.1(a)(vi) of the Company Disclosure Schedule or (2) required under the terms of any Contract by which an Acquired Company is bound as of the date of this Agreement (complete and accurate copies of which have been heretofore made available to Parent);

(vii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (1) transactions solely between or among the Acquired Companies; (2) transactions in accordance with the terms of any Contract by which an Acquired Company is bound as of the date of this Agreement (complete and accurate copies of which have been made available to Parent); (3) advances for expenses in the Ordinary Course of Business; and (4) as set forth in Section 5.1(a)(vii) of the Company Disclosure Schedule;

(viii) make any new capital expenditure or expenditures, except to the extent set forth in Section 5.1(a)(viii) of the Company Disclosure Schedule;

(ix) initiate any Proceeding or discharge or settle any pending or threatened Proceeding, other than (1) the initiation of collection Proceedings in the Ordinary Course of Business and (2) the discharge or settlement of a Proceeding or threatened Proceeding on terms which impose no obligations on an Acquired Company other than the payment of uninsured monetary damages of not more than $250,000;

(x) (1) enter into, terminate, cancel, materially amend, materially extend or waive, release or assign any material right or claim under any Material Contract or any Contract that, if entered into prior to the date hereof, would be a Material Contract, other than in the Ordinary Course of Business, or (2) cancel, modify or waive any indebtedness or any other rights or claims having a value in excess of $100,000 individually or $250,000 in the aggregate or which are material to the Acquired Companies;

(xi) transfer, assign, terminate, cancel, abandon or modify any Permits or fail to use commercially reasonable efforts to maintain any Permits as currently in effect, except for Permits that are immaterial to the operation of the Acquired Companies taken as a whole;

(xii) fail to use all commercially reasonable efforts to maintain all insurance policies as currently in effect (or comparable replacement policies to the extent available for a similar cost) or to prevent the lapse of any such policies;

(xiii) except to the extent required by applicable Law or under written Contracts in existence prior to the date of this Agreement (complete and accurate copies of which have been heretofore made available to Parent) or as otherwise permitted by Sections 2.5 and 5.11: (1) increase or improve in any manner the compensation, benefits or other terms or conditions of employment of, or pay any bonus to, any Company Personnel (except for any such increases or payments made in the Ordinary Course of Business to Company Personnel other than those identified in the attached Exhibit B); (2) grant any awards under any Company Plan or amend the terms or conditions of any awards which have been granted under a Company Plan; (3) establish, adopt, enter into, amend or terminate any Company Plan or other benefit or compensation plan, program, arrangement or agreement; (4) exercise any discretion to accelerate any rights or benefits, or make any material determinations, under any Company Plan; (5) materially change any actuarial or other assumptions used to calculate funding obligations under any Company Plan or change the manner in which contributions are made or the basis on which contributions are determined, except as may be required by GAAP; or (6) make any representation or commitment to, or enter into any formal or informal understanding with, any Company Personnel with respect to compensation, benefits, or terms of employment to be provided by Parent, the Surviving Corporation or any of their respective Affiliates (for the avoidance of doubt, the foregoing provisions prohibit any increase in the aggregate amount payable under the Company’s sale of business bonus program);

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(xiv) enter into, terminate, cancel, amend, extend or waive, release or assign any right or claim under any Contract (including the existing employment Contracts) with the Persons identified in the attached Exhibit B;

(xv) transfer or license to any Person or allow to lapse or go abandoned any Material IP Rights, enter into any license agreement with any Person to obtain any Material IP Rights or commence, discharge or settle any Proceeding relating to any Material IP Rights;

(xvi) except to the extent required by GAAP or applicable Law, make any material change in accounting methods, principles or practices;

(xvii) take any actions or fail to take any actions that would knowingly cause, or that would reasonably be expected to cause, any Breach of the Company’s representations and warranties set forth in this Agreement at any time at or prior to the Effective Time; or

(xviii) commit or agree to take, or authorize the taking, of any of the foregoing actions.

(b) Except as expressly provided in this Agreement or to the extent that the Company otherwise consents in writing, from the date of this Agreement through and including the Effective Time, Parent will not, and will cause Merger Sub to not, take any actions or fail to take any actions that would cause, or that may reasonably be expected to cause, any Breach of Parent’s or Merger Sub’s representations and warranties set forth in this Agreement at any time at or prior to the Effective Time.

(c) Nothing in this Agreement is intended to give Parent, directly or indirectly, any right to control or direct the business or operations of an Acquired Company prior to the Effective Time.

(d) Each of the Company and Parent will promptly advise the other party in writing if (i) an event has occurred or failed to occur which, individually or in the aggregate with other events, would reasonably be expected to result in the failure to satisfy a condition to the Closing or otherwise materially delay the Closing; (ii) any of its (and, in the case of Parent, Merger Sub’s) representations or warranties set forth in this Agreement have become untrue or inaccurate in any respect; or (iii) it (and, in the case of Parent, Merger Sub) has Breached any of its obligations under this Agreement. Notwithstanding the foregoing, no such notification under this sentence or the preceding sentence will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

5.2 No Solicitation; Change in Recommendation.

(a) Unless and until this Agreement has been terminated in accordance with Section 7, the Company:

(i) will, immediately after the date of this Agreement, (1) terminate any existing discussions or other activities conducted prior to the date of this Agreement in connection with any Takeover Proposal, (2) promptly inform its Representatives of the obligations undertaken in this Section 5.2, and (3) deny access to any virtual data room containing information about the Acquired Companies to all Persons other than Parent and its Representatives;

(ii) will, within three Business Days after the date of this Agreement, request the prompt return or destruction of any confidential information previously furnished in connection with any Takeover Proposal;

(iii) except to the extent permitted by Section 5.2(b), will not directly or indirectly (1) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (2) afford access to the business, properties, assets, books or records of any Acquired Company or continue or otherwise participate in any discussions or negotiations regarding an inquiry or proposal, or furnish to any Person any information or data with respect to any inquiry or proposal, or otherwise cooperate with or take any other action to facilitate an inquiry or proposal that (A) constitutes or is reasonably likely to lead to any Takeover Proposal or (B) requires the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement;

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(iv) will not directly or indirectly amend, terminate, waive, fail to use commercially reasonable efforts to enforce, or grant any consent under any confidentiality, standstill, shareholder rights or similar agreement (other than any such agreement with Parent); and

(v) will not submit to the vote of its shareholders any Takeover Proposal other than the Merger.

(b) Notwithstanding Section 5.2(a)(iii), if prior to receipt of the Required Shareholder Vote the Company receives a bona fide, written Takeover Proposal that the Company did not initiate, solicit or knowingly facilitate or encourage, then the Company and its Representatives may furnish information to and participate in discussions with the Person (and its Affiliates and their respective Representatives) making the Takeover Proposal for so long as all of the following conditions are satisfied:

(i) the information is furnished under and in accordance with a confidentiality agreement (a copy of which will be provided to Parent promptly after its execution) containing terms and conditions (1) no less restrictive than those contained in the Confidentiality Agreement (except that the agreement need not contain a standstill provision), and (2) that does not prevent the Company from complying with its obligations under this Agreement (including the disclosure obligations under Section 5.2(c));

(ii) all non-public information furnished to the Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to the Person; and

(iii) the Company Board determines in good faith by resolution duly adopted after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that (1) the failure to furnish the information or participate in the discussions would reasonably be expected to result in a Breach of its fiduciary duties to the Company’s shareholders under the GBCC and (2) the Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal.

(c) As promptly as practicable (and in any event within two Business Days) after the Company’s receipt of any Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, the Company will provide oral and written notice to Parent of (i) the Takeover Proposal or inquiry, (ii) the identity of the Person submitting the Takeover Proposal or inquiry, and (iii) the material terms and conditions of the Takeover Proposal or inquiry (including any amendments or modifications thereto). The Company will keep Parent fully informed on a current basis concerning the status of any such Takeover Proposal, including any changes to the terms and conditions thereof, and will promptly provide Parent with copies of all such Takeover Proposals (and modifications thereof) and related agreements, draft agreements and modifications thereof.

(d) Except to the extent permitted by Section 5.2(e), the Company Board will not, directly or indirectly, (i) make a Change in Recommendation or (ii) approve or recommend (or propose publicly to approve or recommend), or permit the Company to enter into or otherwise become bound by, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement or other agreement, arrangement or understanding relating to any Takeover Proposal (other than the confidentiality agreement referred to in Section 5.2(b)).

(e) Notwithstanding Section 5.2(d), at any time prior to obtaining the Required Shareholder Vote, the Company Board may make a Change in Recommendation in response to a Superior Proposal if all of the following conditions are satisfied:

(i) the Superior Proposal did not result from a material Breach of this Section 5.2;

(ii) the Company Board determines in good faith by resolution duly adopted after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would reasonably be expected to violate its fiduciary duties to the Company’s shareholders under the GBCC;

(iii) the Company Board has first provided prior written notice to Parent that it is prepared to make a Change in Recommendation in response to the Superior Proposal, and with such notice or by prior communication (1) identifies the Person making the Superior Proposal, (2) sets forth the material terms and conditions of the Superior Proposal, and (3) provides the most current version of any written agreement relating to the transaction that constitutes the Superior Proposal; and

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(iv) the Company and its Representative negotiate in good faith with Parent and its Representatives for a period of three Business Days after Parent receives the foregoing written notice, and Parent does not within that period propose to amend this Agreement to provide for terms which the Company Board determines in good faith by resolution duly adopted after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the Company’s shareholders as the Superior Proposal.

(f) Nothing contained in Section 5.2(d) will prohibit the Company or the Company Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal, (ii) making any disclosure to the Company’s shareholders if the Company Board determines in good faith by resolution duly adopted after consultation with its outside counsel, that the failure to make the disclosure would reasonably be expected to result in a Breach of its fiduciary duties to the Company’s shareholders under the GBCC, or (iii) taking any action or making any disclosure required by applicable Law. However, the Company Board may not, except as expressly permitted by Section 5.2(e), effect a Change in Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal.

(g) The Company will cause each Company Subsidiary to, and the Company will use all commercially reasonable efforts to cause its Representatives and its Company Subsidiaries’ Representatives to, comply with this Section 5.2 as if they were the Company. Any violation of this Section 5.2 by any Representative of the Company or any Representative of a Company Subsidiary will be deemed to be a Breach of this Section 5.2 by the Company.

(h) For purposes of this Agreement:

(i) “Business Combination Transaction” means a merger, consolidation, business combination, share exchange, stock purchase, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving an Acquired Company which represents, individually or in the aggregate, 15% or more of the Company’s consolidated assets.

(ii) “Change in Recommendation” means any (1) withdrawal, modification or qualification of the Board Recommendation in any manner adverse to Parent, (2) approval or recommendation of, or taking of a neutral position or no position with respect to, a Takeover Proposal, or (3) failure to recommend the approval or adoption of this Agreement and the transactions contemplated by this Agreement.

(iii) “Superior Proposal” means any bona fide, written proposal or offer to the Company made by a Third Party in respect of a Business Combination Transaction involving, or any transaction involving the purchase or acquisition of, (1) all or substantially all of the voting power of the Company’s capital stock or (2) all or substantially all of the consolidated assets of the Acquired Companies, which transaction the Company Board determines in good faith by resolution duly adopted after consultation with its outside counsel and a financial advisor of nationally recognized reputation, (x) involves consideration to the holders of Company Common Stock that is superior to the Merger Consideration and would be, if consummated, more favorable to the Company’s shareholders than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Parent to amend the terms of this Agreement) as well as any other factors deemed relevant by the Company Board and (y) is reasonably capable of being consummated on the terms so proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(iv) “Takeover Proposal” means any inquiry, proposal or offer to the Company or its shareholders in respect of (1) a Business Combination Transaction with any Third Party in which the Third Party or its shareholders immediately prior to consummation of the Business Combination Transaction would own 15% or more of the Company’s outstanding capital stock (or would acquire a controlling interest in one or more Company Subsidiaries which together hold 15% or more of the Company’s consolidated assets) immediately following the Business Combination Transaction, including the issuance by the Company (or such Company Subsidiaries) of more than 15% of any class of its voting

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equity securities as consideration for assets or securities of a Third Party, (2) any direct or indirect acquisition, whether by tender or exchange offer or otherwise, by any Third Party of (A) 15% or more of any class of the Company’s capital stock, (B) a controlling interest in one or more Company Subsidiaries which together hold 15% or more of the Company’s consolidated assets, or (C) 15% or more of the Company’s consolidated assets, in each case whether in a single transaction or a series of related transactions, (3) any tender offer or exchange offer involving any class of equity securities of the Company, or (4) any other transaction similar to any of the foregoing with respect to an Acquired Company resulting in an acquisition of (A) 15% or more of any class of the Company’s capital stock, (B) a controlling interest in one or more Company Subsidiaries which together hold 15% or more of the Company’s consolidated assets, or (C) 15% or more of the Company’s consolidated assets, in each case other than any transactions to be effected under this Agreement or permitted under Section 5.1.

(v) “Third Party” means a Person other than Parent or an Affiliate of Parent.

5.3 Preparation of Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company will prepare and file with the SEC the preliminary Proxy Statement. Each of Parent and the Company will furnish such information as may reasonably be requested by the other in connection with the preparation, filing and distribution of the Proxy Statement. The Company will use all commercially reasonable efforts to promptly respond to any comments of the SEC with respect to the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date of this Agreement. The Company will promptly (i) notify Parent of the receipt of any comments from the SEC or the SEC staff and of any request by the SEC or the SEC staff for amendments or supplements to the Proxy Statement or for additional information, and (ii) supply Parent with copies of all correspondence between the Company (or any of its Representatives) and the SEC or the SEC staff with respect to the Proxy Statement.

(b) Notwithstanding Section 5.3(a), prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff, the Company (i) will provide Parent with an opportunity to review and comment on such document or response, (ii) will include in such document or response all comments reasonably proposed by Parent to the extent reasonably acceptable to the Company, and (iii) will not file or mail such document or respond to such comments prior to receiving Parent’s approval (which approval may not be unreasonably withheld, conditioned or delayed).

(c) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information will promptly notify the other parties hereto and, to the extent required by applicable Law, the Company will promptly file an appropriate amendment or supplement describing such information and disseminate such amendment or supplement to the Company’s shareholders.

5.4 Shareholder Meeting; Board Recommendation. The Company will duly take all lawful action and use its commercially reasonable efforts to duly call, give notice of, convene and hold a meeting of the shareholders of the Company (the “Shareholder Meeting”) on a date as soon as reasonably practicable for the purpose of obtaining the Required Shareholder Vote with respect to the approval or adoption of this Agreement. The Company will consult with Parent regarding the date of the Company Shareholder Meeting. Subject to the terms of this Agreement, the Company will solicit proxies and use its commercially reasonable efforts to obtain the Required Shareholder Vote. Subject to the terms of this Agreement, the Company Board will recommend adoption of this Agreement by the Company’s shareholders to the effect as set forth in Section 3.3(b) (the “Board Recommendation”) and, subject to Section 5.2(d), will include in the Proxy Statement the Board Recommendation and the Fairness Opinion.

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5.5 Access to Information; Confidentiality. Subject to applicable Law, the Company will (a) afford to Parent and its Representatives full and complete access (including for the purpose of coordinating integration activities and transition planning), during regular business hours upon reasonable notice, to the Acquired Companies’ employees, plants, offices, warehouses and other facilities and to all books, Contracts (subject to applicable confidentiality restrictions), commitments and records (including Tax returns and work papers relating thereto) and request the Acquired Companies’ independent public accountants to provide access to their work papers and such other information as Parent may reasonably request; (b) permit Parent to make such inspections as they may reasonably require; (c) cause the Acquired Companies’ officers to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Acquired Companies as Parent may from time to time reasonably request; and (d) furnish promptly to Parent upon its request a copy of each report, schedule and other document filed or received by any Acquired Company prior to the Effective Time under the requirements of any applicable securities Laws, except that the foregoing will not require the Company to permit any inspection, or to disclose any information, that in the Company’s reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company has used commercially reasonable efforts to obtain the consent of the third party to the inspection or disclosure. All requests by Parent and its Subsidiaries for information and access hereunder will be coordinated through Edwards. All information acquired by Parent or any of its Representatives under this Section 5.5 will be subject to the terms and conditions of the Confidentiality Agreement. No investigation under this Section 5.5 will affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

5.6 Reasonable Efforts; Filings; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the use of all commercially reasonable efforts to (i) cause the conditions to Closing to be satisfied as promptly as practicable; (ii) obtain all necessary Consents from, and submit all necessary notices, registrations and filings with, Authorities and other Third Parties; (iii) subject to Section 5.12 (which will control over the terms of this clause (iii)), defend against any Proceedings or other actions challenging this Agreement or the completion of the Merger and the other transactions contemplated hereby (including seeking to have vacated or reversed any Order issued by an Authority); and (iv) execute and deliver such additional instruments as may be necessary to complete the transactions contemplated by, and to fully carry out the purposes of, this Agreement. If any state takeover statute or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board will use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement are completed as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated hereby.

(b) Without limiting the generality of Section 5.6(a), each of the Company and Parent will (A) file with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act and (B) duly make all notifications and other filings required (together with the HSR Filing, the “Antitrust Filings”) under any other applicable competition, merger control, antitrust or similar Law that the parties deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable. The Antitrust Filings will be in substantial compliance with the requirements of the HSR Act or other Laws, as applicable, and the parties will use all commercially reasonable efforts to (i) cooperate with each other to the extent reasonably necessary to prepare and make such filings and notifications and, if requested, promptly amend or furnish additional information thereunder; (ii) respond promptly to all inquiries and requests received from an Authority in connection with such filings and notifications; and

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(iii) facilitate the earliest possible termination of all waiting periods and the earliest possible granting of all required Consents in connection with such filings and notifications.

(c) In furtherance, and not in limitation, of the parties’ agreements in this Section 5.6, if any objections are asserted under the HSR Act or any other similar Laws concerning the Merger, or if any Proceeding is instituted (or threatened to be instituted) by any Authority or Third Party challenging any of the transactions contemplated by this Agreement or which would otherwise prohibit or materially impair or materially delay the completion of the Merger, then Parent and the Company will each use all commercially reasonable efforts to resolve any such objections or suits so as to permit completion of the Merger. However, notwithstanding anything to the contrary in this Agreement, (i) the Company will not, without Parent’s prior written consent, commit to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow any of the Company Subsidiaries to commit to any divestitures, licenses, hold separate arrangements or similar matters), and the Company will commit to, and will use all commercially reasonable efforts to effect (and will cause each of the Company Subsidiaries to commit to and use all commercially reasonable efforts to effect), any such divestitures, licenses, hold separate arrangements or similar matters as Parent may request, but solely if such divestitures, licenses, hold separate arrangements or similar matters are contingent upon completion of the Merger; and (ii) neither Parent nor any of the Parent Subsidiaries will be required to agree (with respect to (1) Parent or the Parent Subsidiaries or (2) the Company or the Company Subsidiaries) to any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.

(d) Each of the Company and Parent will, subject to applicable Law and except as prohibited by any applicable representative of any applicable Authority: (i) promptly notify the other party of any written or oral communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Authority relating to this Agreement or the Merger, and permit the other party to review and discuss in advance any proposed written or oral communication to any of the foregoing; (ii) not agree to participate in any meeting or discussion with any Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and written communications between them and its Affiliates and their respective Representatives, on the one hand, and any Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Merger, except that a party may designate certain documents or portions thereof as “outside antitrust counsel only.”

5.7 Public Announcements. The initial public announcement of this Agreement will be a joint press release in the form heretofore agreed between the parties. Thereafter, Parent and the Company will consult and cooperate with each other in good faith regarding any further press releases or other public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law (including the rules and regulations of the NYSE and NASDAQ), in which case the party proposing to issue such press release or other public statement will use all reasonable efforts to give as much advance notice to the other party as possible and to consult in good faith with the other party before issuing such press release or other public statement.

5.8 Indemnification and Insurance.

(a) Parent and the Surviving Corporation jointly and severally agree that all rights to indemnification and advancement of expenses for acts or omissions occurring prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) now existing in favor of the Company’s current and former directors and officers (each an “Indemnified Party”) as provided in the Company’s Governing Documents, and in any indemnification agreements with the Indemnified Parties, will survive the Merger and will thereafter continue in full force and effect in accordance with their terms. Parent and the Surviving Corporation jointly and severally will advance expenses to and indemnify the Indemnified Parties to the same extent as the Indemnified Parties currently are entitled to advancement of expenses and indemnification.

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(b) Prior to the Effective Time, the Company will purchase the six year extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy and the Company’s existing employee benefit plan fiduciary liability insurance policy, which endorsements provide six years of coverage with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by such policies on terms no less favorable than the terms of such policies, except that the aggregate cost of the endorsements may not, without the Parent’s prior written consent, exceed 200% of the aggregate annual premiums for such policies.

(c) The provisions of this Section 5.8 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

(d) The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.8 are in addition to any rights the Indemnified Parties may have under any of the Company’s articles of incorporation or bylaws, under any indemnification agreement between the Company and such Indemnified Person, or under any other applicable Laws. From and after the Effective Time, the Surviving Corporation’s articles of incorporation and bylaws will contain provisions no less favorable with respect to indemnification of, advancement of expenses for and exculpation of the Indemnified Parties than the provisions currently set forth in the Company’s articles of incorporation and bylaws. Each indemnification agreement between the Company and an Indemnified Party as in effect on the date hereof will survive the Merger and continue in full force and effect in accordance with its terms.

(e) The obligations of Parent and the Surviving Corporation under this Section 5.8 may not be terminated or modified in a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies without the consent of the affected Indemnified Party. In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or a substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.8.

5.9 Fees and Expenses. Except as otherwise provided in Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expense, whether or not the Merger is consummated.

5.10 Taxes.

(a) From the date of this Agreement until the Effective Time, the Company will not, and will cause each Company Subsidiary to not: (i) make any material Tax election that could have a continuing effect on an Acquired Company after the Effective Time; (ii) consent to any claim or assessment relating to any material Taxes or any waiver of the statute of limitations for any such claim or assessment; (iii) settle or compromise any material Tax Liability or refund; (iv) change or adopt a Tax accounting method or file any amended Tax Return without Parent’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

(b) From the date of this Agreement until the Effective Time, the Company will, and will cause each Company Subsidiary to: (i) accrue a Liability in its books and records and financial statements in accordance with GAAP for Taxes payable by the an Acquired Company for which no 2006 Tax Return has yet been filed; (ii) promptly notify Parent of any Tax Proceedings initiated against an Acquired Company where an adverse determination could result in a material Tax Liability or materially and adversely affect the Tax attributes of an Acquired Company; and (iii) provide Parent with copies of any income Tax Return that an Acquired Company is required to file or elects to file prior to the Effective Time.

(c) If reasonably requested by Parent, the Company will, and will cause each Company Subsidiary to, deliver to Parent at the Closing such documentation as is reasonably necessary to make or permit to be made one or more elections pursuant to treasury regulation section 301.7701-3(c) (or any other similar applicable

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Law) to have a Company Subsidiary classified other than as an association taxable as a corporation for Tax purposes for any taxable period or portion thereof ending on or prior to the Effective Time.

5.11 Benefits and Employment.

(a) The Company will, not later than the Effective Time, cause to be delivered to Parent by each individual who is acting as a trustee of any Company Plan a resignation of his or her trusteeship, to be effective upon the Effective Time.

(b) Notwithstanding any contrary provision of this Agreement, the Company will, prior to the Effective Time, amend each Company Plan and each Non-U.S. Company Plan set forth in Section 5.11 of the Company Disclosure Schedule (the “Old Plans”) to terminate such plan immediately prior to the Effective Time and to terminate each group insurance policy and administrative services agreement related to such plan effective upon its termination, subject to such provisions relating to the payment of claims incurred and contributions accrued prior to the Effective Time. Any Company Plan or Non-U.S. Company Plan that is not an Old Plan will by operation of law be assumed by Surviving Corporation as of the Effective Date. Any vacation time accrued under the Company’s vacation policy as of the Effective Time will be carried over and credited to the applicable Company Personnel on and after the Effective Time.

(c) For purposes of satisfying the eligibility, participation and vesting requirements under the employee benefit plans of Parent and its Affiliates providing benefits to any Company Personnel after the Effective Time that are similar or comparable to the Old Plans, (the “New Plans”), each Company Personnel will receive credit for his or her service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Company Personnel was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Plans (except to the extent such credit would not have been taken into account under a New Plan had it been service for Parent). Service with the Company will not be required to be taken into account in determining the benefits accrued or the amount of employer subsidy under any New Plan.

(d) As of the Effective Time, each Company Personnel will be eligible to participate, without any waiting period, in each New Plan, to the extent the Company Personnel was participant in the corresponding Old Plan immediately prior to the Effective Time.

(e) For purposes of each New Plan that provides medical, dental, pharmaceutical or vision benefits to any Company Personnel, Parent will cause

(i) all pre-existing condition exclusions and actively-at-work requirements of the New Plan to be waived for the Company Personnel and his or her covered dependents to the extent that the exclusions and requirements would not have applied to that person under the corresponding Old Plan; and

(ii) any eligible expenses incurred by the Company Personnel and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date the Company Personnel’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the Company Personnel and his or her covered dependents for the applicable plan year as if those amounts had been paid in accordance with the New Plan to the extent that the eligible expenses would have been so taken into account under the corresponding Old Plan for that plan year.

(f) Parent will cause each New Plan providing health or dependent care flexible spending account benefits to any Company Personnel to take into account for each Employee as of the Effective Time, the elections, claims, contributions and payments made with respect to such Company Personnel under the corresponding Old Plan providing health or dependent care spending account benefits.

(g) Prior to the Effective Time, the compensation committee of the Company Board will determine, and may provide for the payment of (either at, prior to or after the Effective Time), annual bonuses for the

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2007 plan year under the Company’s Annual Executive Performance Bonus Plan and the Company’s Pay for Performance Bonus Plan (the “Bonus Plans”), in each case based solely upon applicable performance for 2007 and calculated in accordance with past practice and the applicable bonus formulae communicated prior to the date of this Agreement to the participants thereunder, except that the performance determination may be made for a period of less than the full calendar year (and annualized for the full year) in the event the Effective Time occurs prior to January 1, 2008, but the bonus based on such determination will be prorated to take into account that it is based on less than a full year. Company performance in respect of calculations made under the Bonus Plans and Company Plans for calendar year 2007 will be calculated without taking into account, and will be adjusted to exclude, any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred. Parent and its Affiliates will honor the Company’s obligations pursuant to the Bonus Plans. If a participant in a Bonus Plan becomes entitled to a bonus under a corresponding bonus plan of Parent or its affiliate for 2007, such corresponding plan will take into account any benefit provided to the participant under such Bonus Plan.

(h) At the Effective Time, the Company may make payments under its sale of business bonus program subject to the limitations on the maximum amount payable thereunder as set forth in Section 3.13(h) of the Company Disclosure Schedule.

(i) The Company may amend the Microtek Medical Holdings, Inc. 401(k) Plan to provide that in the event the Effective Time does not coincide with the first day of a calendar quarter, the Company may make an employer matching contribution under the plan for the period beginning on first day of the calendar quarter in which the Effective Time occurs and ending at the Effective Time.

5.12 Shareholder Proceedings. The Company will keep Parent reasonably apprised of all important developments relating to, and consult with Parent with respect to, any Proceedings by a Company shareholder (including derivative claims) relating to the transactions contemplated by this Agreement, and, subject to applicable Law, will use reasonable efforts to defend against any such Proceedings. Parent and Merger Sub may participate in (but not control) the defense of any such Proceedings, and, subject to applicable Law, the Company will reasonably cooperate with Parent and Merger Sub to defend against any such Proceedings. Notwithstanding the foregoing, the Company may not settle or offer to settle any such Proceedings without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed).

Section 6

Conditions to Closing

6.1 Conditions to Each Party’s Obligations. The respective obligation of each party to complete the Merger is subject to the satisfaction or waiver (to the extent permitted by Law) of the following conditions precedent:

(a) the Company will have obtained the Required Shareholder Vote in accordance with the GBCC;

(b) any applicable waiting period under the HSR Act relating to the Merger will have expired or been terminated and all authorizations and Orders of, declarations and filings with, and notices to the competition Authorities of Germany and Austria required to permit the consummation of the Merger will have been obtained or made and will be in full force and effect; and

(c) no Law or Order will be in effect prohibiting completion of the Merger (a “Legal Restraint”).

6.2 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver (in the sole discretion of Parent and Merger Sub) of each of the following conditions precedent:

(a) the representations and warranties of the Company set forth in Sections 3.2(a) through (c), 3.3(a) through (c), 3.3(f), 3.3(g) and 3.22 will be accurate in all respects (except in each case for inaccuracies that

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are de minimis in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without taking into account any disclosures of discoveries, events or occurrences arising on or after the date hereof), except that representations or warranties which expressly relate to an earlier date need only have been accurate as of that earlier date;

(b) the representations and warranties of the Company set forth in this Agreement, excluding those covered by Section 6.2(a), will be accurate in all respects (determined in each case without giving effect to any materiality or Company Material Adverse Effect qualifications therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without taking into account any disclosures of discoveries, events or occurrences arising on or after the date hereof), except (i) for inaccuracies that have not had and would not reasonably be expected to have a Company Material Adverse Effect; and (ii) that representations or warranties which expressly refer to an earlier date need only have been accurate as of that earlier date;

(c) the Company will have performed in all material respects each of the obligations it is required to perform at or prior to the Closing Date;

(d) no Company Material Adverse Effect will have occurred after the date of this Agreement;

(e) Parent will have received a certificate signed on the Company’s behalf by the Company’s Chief Executive Officer and Chief Financial Officer stating that each of the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d) have been satisfied; and

(f) no Proceeding brought by an Authority will be pending or threatened (i) seeking to prevent or delay completion of the Merger; (ii) asserting the illegality or unenforceability of the Merger or any provision of this Agreement; (iii) seeking to prohibit or impose any limitations on Parent’s or Merger Sub’s direct or indirect (whether through one ore more Subsidiaries or otherwise) ownership or operation of an Acquired Company or any portion of an Acquired Company’s business or assets, or to compel any such Person to dispose of or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries; (iv) seeking to limit the right of Parent, Merger Sub or any of their Affiliates to acquire or hold, or exercise full rights of ownership of, any Company Common Stock; (v) seeking to prohibit Parent or any of its Affiliates from effectively controlling the business or operations of an Acquired Company; or (vi) which otherwise would reasonably be expected to have a Company Material Adverse Effect.

6.3 Conditions to the Company’s Obligation. The obligation of the Company to complete the Merger is subject to the satisfaction or waiver (in the sole discretion of the Company) of each of the following conditions precedent:

(a) the representations and warranties of Parent and Merger Sub contained in this Agreement that are (i) qualified as to materiality or by reference to a Parent Material Adverse Effect will be accurate in all respects or (ii) not so qualified will be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without taking into account any disclosures of discoveries, events or occurrences arising on or after the date hereof), except that any such representations or warranties which expressly refer to an earlier date need only have been accurate as of that earlier date;

(b) Parent and Merger Sub will have performed in all material respects each of the obligations they are required to perform at or prior to the Closing; and

(c) the Company will have received a certificate signed on behalf of Parent by an authorized executive officer of Parent stating that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

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Section 7

Termination

7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Merger has not been completed on or before February 1, 2008, except that this termination right may not be exercised by a party if that party is then in Breach of this Agreement and the Breach has prevented the Merger from being completed on or before that date;

(ii) a Legal Restraint having the effect set forth in Section 6.1(c) is in effect and has become final and not subject to further appeal; or

(iii) at the Shareholder Meeting (including any adjournment or postponement thereof), the Required Shareholder Approval has not been obtained, except that the right to terminate the Agreement under this Section 7.1(c)(iii) will not be available to the Company if it has not complied with its obligations under Section 5.2 (other than in any immaterial respect).

(c) by Parent if:

(i) whether or not permitted under this Agreement, (1) a Change in Recommendation has occurred; (2) the Company Board fails publicly to reconfirm its approval, declaration of advisability and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five Business Days following Parent’s request for reconfirmation; or (3) the Company Board resolves to take any of the foregoing actions;

(ii) the Company has Breached in any material respect any of its obligations under Section 5.2; or

(iii) the Company is in Breach of this Agreement, the Breach would result in the failure to satisfy one or more of the conditions set forth in Sections 6.1 or 6.2, and in any such case, the Breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice thereof has been delivered to the Company.

(d) by the Company if:

(i) Parent is in Breach of this Agreement, the Breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.1 or 6.3, and in any such case, the Breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice thereof has been delivered to Parent; or

(ii) the Company Board authorizes the Company, subject to complying with Section 5.2, to enter into a definitive agreement providing for the implementation of a Superior Proposal, and the Company, prior to or concurrently with the termination of this Agreement, pays the Termination Fee to Parent.

7.2 Obligations Upon Termination.

(a) The right of termination under Section 7.1 is in addition to any other rights that Parent, Merger Sub or the Company may have under this Agreement or otherwise, and the exercise of a right of termination will not constitute an election of remedies and will not preclude an action for damages resulting from a Breach of this Agreement. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate, except that the penultimate sentence of Section 5.5 (Access to Information; Confidentiality), Section 5.9 (fees and expenses), this Section 7.2 and Section 8 (miscellaneous provisions) will survive indefinitely unless sooner modified or terminated in writing by the parties. Notwithstanding the second preceding sentence, the parties agree that the amounts payable upon the occurrence of the events

32

specified clauses (i) through (iii) of Section 7.2(b) will be the sole and exclusive remedy of the Parent and Merger Sub upon termination of the Agreement arising from the occurrence of such events.

(b) Notwithstanding Section 5.9, the Company will pay to Parent a fee of $9,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent if:

(i) this Agreement is terminated by the Company under Section 7.1(d)(ii), with the Termination Fee due and payable prior to or concurrently with the date of termination;

(ii) this Agreement is terminated by Parent under Section 7.1(c)(i) or Section 7.1(c)(ii), with the Termination Fee due and payable in each case within one Business Day after the date of termination; or

(iii) (1) this Agreement is terminated by Parent or the Company under Section 7.1(b)(i) or Section 7.1(b)(iii), or by Parent under 7.1(c)(iii), (2) a Takeover Proposal is publicly made and not withdrawn prior to the date of termination, and (3) within one year after termination either the Company enters into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated, then the Termination Fee will be due and payable within one Business Day following the earlier of the date on which the Company enters into such a definitive agreement or such date on which the Takeover Proposal is consummated.

(c) The Company acknowledges that the agreements contained in Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay the Termination Fee when due, the Termination Fee will be deemed to include the costs and expenses incurred by Parent (including all fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on the unpaid Termination Fee, beginning on the date that the Termination Fee became due and continuing thereafter until paid in full, at a rate equal to the prime rate of Citibank N.A. (as in effect on the date payment was required to be made) plus 1%.

Section 8

Miscellaneous Provisions

8.1 Interpretation and Usage. In this Agreement, unless there is a clear contrary intention: (a) when a reference is made to an article, a section, an exhibit or a schedule, such reference is to an article, a section, an exhibit or a schedule of or to this Agreement; (b) the singular includes the plural and vice versa; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (e) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular article, section or other provision of this Agreement; (f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (g) “or” is used in the inclusive sense of “and/or”; (h) references to agreements, documents or instruments will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (i) a statement that documents have been “made available” to Parent means that the documents were either delivered to Parent or posted on the Merrill Corporation data site established by the Company in connection with the Merger; and (j) the disclosure of any matter in the Company Disclosure Schedules will not be construed (from the perspective of either the Company or Parent) as (1) indicating that such matter is required to be disclosed therein, as some matters disclosed in the Company Disclosure Schedules are provided for informational purposes only (provided that all matters required to be disclosed by the express terms of the Agreement are disclosed herein), or (2) an admission or determination that such matter is “material” with respect to the Company, has or would reasonably be

33

expected to have a Company Material Adverse Effect, or arose other than in the Ordinary Course of Business. All accounting terms used in this Agreement will be interpreted and all accounting determinations will be made in accordance with GAAP. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience of the parties only and will not constitute a part hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.2 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. Without limiting the foregoing, this Section 8, Section 2, Section 5.8, Section 5.9 and Section 5.11 will survive the Effective Time.

8.3 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified from time to time prior to the Effective Time, with respect to any of the terms contained herein, except that all such amendments and modifications must be set forth in a writing duly executed by Parent, Merger Sub and the Company, by action duly authorized by their respective board of directors.

8.4 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the Consent by or on behalf of a party, such Consent must be given in writing in the same manner as for waivers of compliance.

8.5 No Third Party Beneficiaries. Except for the rights granted to the Indemnified Parties under this Agreement, nothing herein will entitle any Person (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

8.6 Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to the Company, to:	Microtek Medical Holdings, Inc.
13000 Deerfield Parkway
Suite 300
Alpharetta, Georgia 30004
Attention: President
Fax: (678) 896-4208

With a copy to:	Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta, Georgia 30063-1031
Attn: Stephen D. Fox, Esq.
Fax: (404) 873-8529

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or to such other person or address as the Company may furnish to Parent in writing in accordance with this Section 8.6.

If to Parent, to:	Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102-1390
Attention: Executive Vice President, Industrial Sector
Fax: (651) 293-2573

With a copy to:	Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102-1390
Attention: General Counsel
Fax: (651) 293-2573

or to such other person or address as Parent may furnish to the Company in writing in accordance with this Section 8.6.

8.7 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign this Agreement, in whole or in any part and from time to time, to any Subsidiary or other Affiliate of Parent provided Parent remains bound by this Agreement.

8.8 Governing Law and Venue.

(a) This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters (other than with respect to matters governed by the GBCC), including matters of validity, construction, effect, performance and remedies.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding will be heard and determined exclusively in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by law will be valid and sufficient service thereof.

8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

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8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached. Therefore, each party (a) hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the posting of any bond or other security in connection with any such remedy; and (b) agrees that the other parties will be entitled to specific performance of this Agreement in any Proceeding initiated to enforce the terms hereof, including the issuance of an Order or Orders to prevent or restrain any actual or threatened Breach of this Agreement, in each case without any requirement to post any bond or provide other security. The remedy of specific performance will be in addition to any other remedy or remedies to which the other parties may be entitled at law or in equity.

8.11 Entire Agreement. This Agreement, including the annexes, exhibits and schedules hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and the understandings between the parties with respect to such subject matter, other than the Confidentiality Agreement. No discussions regarding, or exchange of drafts or comments in connection with, the transactions contemplated herein will constitute an agreement among the parties hereto. Any agreement among the parties will exist only when the parties have fully executed and delivered this Agreement.

8.12 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.13 WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MAKING, PERFORMANCE OR INTERPRETATION THEREOF, INCLUDING FRAUDULENT INDUCEMENT THEREOF.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:		MERGER SUB:

ECOLAB INC., a Delaware corporation		MAGIC ACQUISITION INC., a Georgia corporation

By:	/s/ DOUGLAS M. BAKER, JR.	By:	/s/ TIMOTHY P. MULHERE
Name:	Douglas M. Baker, Jr.	Name:	Timothy P. Mulhere
Title:	Chairman, President & CEO	Title:	President

THE COMPANY:

MICROTEK MEDICAL HOLDINGS, INC., a Georgia corporation

By:	/s/ DAN R. LEE
Name:	Dan R. Lee
Title:	President & CEO

37

EXHIBIT A

DEFINITIONS

“Acquired Companies” means the Company and the Company Subsidiaries.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” is defined in the Preamble.

“Antitrust Division” is defined in Section 5.6(b).

“Antitrust Filings” is defined in Section 5.6(b).

“Authority” means any U.S. or non-U.S. federal, state, provincial, local or other governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other similar authority. For the avoidance of doubt, this term includes the NYSE and NASDAQ.

“Board Recommendation” is defined in Section 5.4.

“Bonus Plans” is defined in Section 5.11(g).

“Breach” means (a) with respect to any Contract, any breach of or inaccuracy in any express or implied representation or warranty given in connection with the Contract, any breach of or failure to perform or comply with any express or implied covenant or obligation in connection with the Contract, or the occurrence of any default or event of default, however defined, in connection with the Contract, (b) with respect to any Law or Order (including any Permit), any violation or other failure to comply with any obligation or restriction contained in or imposed by the Law or Order (including any Permit), or (c) with respect to any of the foregoing, any event which with the passing of time or the giving of notice, or both, would constitute a Breach of the Contract, Law or Order (including any Permit).

“Business Combination Transaction” is defined in Section 5.2(g)(i).

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Atlanta, Georgia are permitted or required to be closed.

“Certificate of Merger” is defined in Section 1.2(b).

“Change in Recommendation” is defined in Section 5.2(g)(ii).

“Closing” is defined in Section 1.2(a).

“Closing Date” is defined in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986.

“Company” is defined in the first paragraph of this Agreement.

“Company Non-U.S. Plan” means a Company Plan maintained outside of the United States primarily for the benefit of Company Personnel working outside of the United States.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means shares of common stock, $.001 par value per share, of the Company.

“Company Disclosure Schedule” is defined in the preamble to Section 3.

“Company Material Adverse Effect” means any change, effect, event, violation, inaccuracy, circumstance or condition (whether considered individually or in the aggregate with other changes, effects, events, circumstances or conditions) that (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations, assets, properties, Liabilities or financial condition of the Acquired Companies taken as a whole, or (b) materially impedes or delays, or is reasonably likely to materially impede or delay, the consummation of the transaction contemplated by this Agreement, except that none of the following will be considered (either alone or in combination) in determining whether a Company Material Adverse Effect has occurred: (i) general changes in the United States, European Union or global economic, financial market or regulatory conditions (except to the extent that such developments have a disproportionate effect on the Acquired Companies), (ii) general changes in the healthcare market (except to the extent that such changes have a disproportionate effect on the Acquired Companies), (iii) any action or inaction by an Acquired Company that Parent approves or consents to in writing or which is taken or not taken in compliance with or in performance of this Agreement, (iv) the announcement or existence of this Agreement and the transactions contemplated hereby, (v) changes in any laws or applicable accounting regulations or principles (except to the extent that such changes have a disproportionate effect on the Acquired Companies), (vi) any change, in and of itself, in the price or trading volume of Company Common Shares, or (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (whether such projections were made by the Company or independent third parties), in and of itself, it being agreed that the facts or occurrences resulting in the effects referred to in clause (vi) and (vii) will be taken into account in determining whether there has been a Company Material Adverse Effect, unless such facts or occurrences are otherwise excluded from such determination.

“Company Non-U.S. Plans” is defined in Section 3.13(a).

“Company Personnel” means any current or former director, officer, employee or independent contractor of an Acquired Company or any of their ERISA Affiliates or any former direct or indirect Subsidiary of an Acquired Company or any of their ERISA Affiliates.

“Company Plan” means any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or agreement (whether or not subject to ERISA) which is maintained, contributed to or required to be maintained or contributed to by the Company or any ERISA Affiliate, in each case providing benefits to any Company Personnel.

“Company Real Property” is defined in Section 3.14(b).

“Company Restricted Shares” is defined in Section 2.5(b).

“Company SEC Documents” is defined in Section 3.5(a).

“Company Share Awards” is defined in Section 3.2(c).

“Company Share Plans” is defined in Section 3.2(b).

“Company Stock Option” is defined in Section 2.5(a).

“Company Subsidiary” means a Subsidiary of the Company.

“Consent” means any consent, approval, ratification, waiver or other authorization.

“Confidentiality Agreement” means the confidential disclosure agreement, dated as of April 5, 2007, between Parent and the Company.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Subsidiaries.

“Copyright” means any registered or unregistered writing or other work of authorship.

“Dissenting Shares” is defined in Section 2.4(a).

“Edwards” is defined in Section 3.3(b).

“Effective Time” is defined in Section 1.2(b).

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, conditional sale or other security arrangement, collateral assignment, adverse claim of title, ownership or right to use, restriction, right of first refusal or offer or other encumbrance of any kind in respect of such asset or security.

“Environment” means soil, land surface or subsurface strata, surface water, ground water, drinking water supplies, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Law, Permit or Order relating to the pollution, contamination, protection or clean-up of the Environment or to human health and safety, including any Law, Permit or Order that requires record-keeping, notification or reporting of matters relating to the Environment.

“Environmental Liabilities” means all Liabilities, costs, expenses, penalties, fines, damages or other payment or performance obligations relating to the Environment, whether direct or indirect, and whether arising under an Environmental Law or based on Contract, contribution, negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory, including any (a) cleanup, removal, corrective, containment or other remediation or response actions or (b) actual or alleged Breach of any Environmental Law by any Person, whether or not such Breach involves the Company Real Property or the Former Company Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with an Acquired Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Plans” is defined in Section 3.13(b).

“ESPP” is defined in Section 2.5(d).

“Exchange Act” means the Securities Exchange Act of 1934.

“Fairness Opinion” is defined in Section 3.3(b).

“FDA” means the United States Food and Drug Administration.

“Former Company Real Property” means any real property, other than the Company Real Property, that the Company or any current or former Company Subsidiary has ever owned, leased, controlled or occupied.

“FTC” means the United States Federal Trade Commission.

“Fund” is defined in Section 2.2(a).

“GAAP” means accounting principles generally accepted in the United States.

“GBCC” is defined in Recital A.

“Governing Documents” means, with respect to a specified Person, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Filing” is defined in Section 5.6(b).

“Hazardous Material” means any liquid, solid or gaseous substance of any kind or nature that is regulated under any Environmental Law, including petroleum products and by-products, asbestos and asbestos-containing materials, medical and infectious wastes, urea formaldehyde, polychlorinated byphenyls, radon gas, radioactive substances and chlorofluorocarbons and other ozone-depleting substances.

“Indemnified Party” is defined in Section 5.8(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license and whether registered or unregistered, including all (a) Marks, Patents and Copyrights; (b) confidential and/or proprietary information, trade secrets and know-how, including customer lists, customer data, technical information, plans, drawings, designs, formulae, process technology, manuals, data, records, procedures, product packaging instructions, product specifications and formulations, analytical methods, sources and specifications for raw materials, health and safety information, environmental compliance and regulatory information, research and development records, data and reports (collectively, “Proprietary Information”), (c) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation; and (d) claims, causes of action and defenses relating to the enforcement of any of the forgoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to the Company, the knowledge of any one or more of the Persons identified on the attached Exhibit B, and includes for each both the actual knowledge of that Person and the knowledge that Person would reasonably be expected to obtain in the course of preparing the Company Disclosure Schedule.

“Latest Company Balance Sheet” means the consolidated balance sheet included in the most recent Company SEC Documents.

“Law” means any federal, state, provincial, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation, policy, guideline, ruling, Order or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Authority.

“Lease” is defined in Section 3.14(b).

“Leased Real Property” is defined in Section 3.14(b).

“Legal Restraint” is defined in Section 6.1(c).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Mark” means any registered or unregistered trademark, service mark, trade name, product name, d/b/a, certification mark, Internet domain name, uniform resource locator, slogan, logo, symbol, trade dress or other indicia of origin, in each case together with the associated goodwill.

“Material Contract” is defined in Section 3.17(a).

“Material IP” is defined in Section 3.15(b).

“Merger” is defined in Recital A.

“Merger Consideration” is defined in Section 2.1(a)(i).

“Merger Sub” is defined in the first paragraph of this Agreement.

“NASDAQ” means the NASDAQ Stock Market, Inc.

“New Plans” is defined in Section 5.11(c).

“NYSE” means the New York Stock Exchange LLC.

“Old Plan” is defined in Section 5.11(b).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Authority or arbitrator.

“Ordinary Course of Business” means, with respect to a specified Person, action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of such Person’s normal operations, (b) does not require authorization by such Person’s partners, board of directors, equity holders, trustees, beneficiaries or other Persons acting in a similar capacity and does not require any other separate or special authorization, and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of normal operations of other Persons in the same line of business as such Person.

“Owned Real Property” is defined in Section 3.14(a).

“Parent” is defined in the first paragraph of this Agreement.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Parent Subsidiary” means a Subsidiary of Parent.

“Patent” means any patent, patent application (including any reissue, division, continuation-in-part or extension), invention or discovery that may be patentable and any improvements thereto.

“Paying Agent” is defined in Section 2.2(a).

“Permit” means any Consent, license, registration, variance or permit issued, granted, given or otherwise made available by or under the authority of any Authority or under any Law.

“Permitted Encumbrance” means any Encumbrance (a) for Taxes not yet due and payable or which currently are being contested in good faith by appropriate Proceedings, (b) for mechanics’, carriers’, workmen’s, repairmen’s or other like liens (inchoate or otherwise) arising or incurred in the Ordinary Course of Business in respect of obligations which are not overdue; (b) that does not materially detract from the value of affected property; (c) that does not materially interfere with the relevant Acquired Company’s current or currently projected uses of the affected property at full capacity; or (d) the lien securing the Company’s revolving credit facility described in the Company SEC Documents.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity (including any Authority).

“Proceeding” means any action, arbitration, audit, hearing, investigation, inquiry, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Authority or arbitrator.

“Proxy Statement” means the proxy or information statement which is delivered to the Company’s shareholders in connection with the Shareholder Meeting, together with any amendments or supplements thereto.

“Release” means any spill, emission, discharge, leak, escape, injection, deposit, disposal, dispersal, leach, migration or other release or threatened release, however defined and whether intentional or unintentional, of any Hazardous Material into or within the Environment.

“Representative” means, with respect to any Person, any director, manager, partner, officer or employee of that Person or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of that Person.

“Required Shareholder Vote” is defined in Section 3.3(a).

“Rights” is defined in Section 3.3(g).

“Rights Agreement” is defined in Section 3.3(g).

“Securities Act” means the Securities Act of 1933.

“SEC” means the United States Securities and Exchange Commission.

“Shareholder Meeting” is defined in Section 5.4.

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Stockholder Vote Option” is defined in Section 5.4.

“Subsidiary” means, with respect to a specified Person, any other Person in which more than 50% of the securities or other ownership interests having the power to (a) elect a majority of the other Person’s board of directors or other governing body or (b) otherwise direct the business and policies of the other Person, are owned or controlled, directly or indirectly, by (x) the specified Person, (y) the specified Person and one or more Subsidiaries of the specified Person, or (z) one or more Subsidiaries of the specified Person.

“Superior Proposal” is defined in Section 5.2(g)(iii).

“Surviving Corporation” is defined in Section 1.1.

“Takeover Proposal” is defined in Section 5.2(g)(iv).

“Takeover Statute” is defined in Section 3.3(f).

“Tax” means (a) any income, gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), Environmental (including taxes under Code Section 59A), windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Authority or other Person in respect of unclaimed property or escheat laws) and any interest, penalty, addition to tax or additional amount, whether disputed or not, thereon imposed, assessed or collected by or under the authority of any Authority responsible for the imposition of such tax, (b) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a party to a tax sharing agreement, a transferee of or successor to any Person, or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, declaration, report, estimate, notice, form, schedule or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) relating to Taxes.

“Termination Fee” is defined in Section 7.2(b).

“Third Party” is defined in Section 5.2(g)(v).

“Voting Debt” means, with respect to a particular Person, any bonds, debentures, notes or other forms of indebtedness having the right to vote (or convertible into securities having the right to vote) on any matter on which a shareholder of such Person may vote.

EXHIBIT B

PERSONS WITH KNOWLEDGE

Dan R. Lee, Chief Executive Officer

Roger G. Wilson Chief Financial Officer

Mark Alvarez, Chief Operating Officer

Elizabeth B. Jolly, Vice President, Legal

Michael Mabry, Vice President, Business Development

Laura Nelson, Vice President, Finance

Robin Humble, Vice President, International

Rick Taylor, Vice President, Innovative Services

Thomas Bonner, Vice President, Regulatory and Quality Affairs

Armond Groves, Vice President, Global Manufacturing

B-1

ANNEX B

August 7, 2007

CONFIDENTIAL

Board of Directors

Microtek Medical Holdings, Inc.

13000 Deerfield Parkway

Suite 300

Alpharetta, GA 30004

Attention: Mr. Dan Lee

Members of the Board:

We understand that Microtek Medical Holdings, Inc. (the “Company” or “Microtek”) is considering entering into a Merger Agreement (“Agreement”) with Ecolab Inc. (“Ecolab”) and Magic Acquisition Inc. (“Magic”), a wholly-owned subsidiary of Ecolab, on or about August 7, 2007. Per the terms of the Agreement and subject to the Georgia Business Corporation Code (“GBCC”), at the Effective Time (as defined in the Agreement), Magic would be merged with and into Microtek and Microtek would continue as the surviving corporation and a wholly-owned subsidiary of Ecolab (the “Merger”). In conjunction with the Merger, each share of Microtek common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $6.30 in cash (the “Consideration”). Each option to purchase shares of Microtek common stock outstanding, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Consideration over the applicable exercise price of the option multiplied by (ii) the total number of shares subject to the option. The Board of Directors (“Board”) of the Company has requested our opinion as to the fairness, from a financial point of view, to the Company’s shareholders, of the Consideration to be received pursuant to the Agreement.

A.G. Edwards & Sons, Inc. (“Edwards”), as part of its investment banking business, is regularly engaged in the valuation of securities and businesses in connection with various types of transactions. From time to time, Edwards has been engaged to provide investment banking services for the Company, including acting as an underwriter in the Company’s initial public offering in 1992, presenting to the Board a review of the Company’s strategic alternatives in 2001, providing various corporate finance advisory services pursuant to an engagement letter dated October 25, 2005 and advising the Board on the restructuring and adoption of a shareholder rights plan in 2006. In addition, Edwards may actively trade in the equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Edwards is not aware of any present or contemplated relationship between Edwards and the Company or Edwards and Ecolab that, in its opinion, would affect its ability to act as the financial advisor to the Board.

Edwards is acting as exclusive financial advisor to the Board in connection with the Merger and has or will receive a fee from the Company for its services pursuant to the terms of its engagement letter dated March 9, 2007 (“Engagement Letter”). In addition, the Company has agreed to indemnify Edwards for certain liabilities that may arise out of the rendering of this opinion and any related activities as financial advisor to the Board.

In connection with this opinion, Edwards has reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	A review of a draft of the Agreement dated August 3, 2007 and the related disclosure schedules;

•

A review of certain historical financial statements including Annual Reports on Form 10-K of the Company for the years ended December 31, 2004, 2005 and 2006; certain Quarterly Reports on Form 10-Q of the Company; and projected financial statements for the fiscal years ending 2007 through 2011 of the Company prepared by and reviewed with Company management;

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•

Discussions with certain members of management of the Company regarding the past and current business operations, results thereof, financial condition and future prospects of the Company and the industry in which it operates;

•	A review of the current market environment for Microtek as well as information related to the industries in which Microtek operates;

•	A review of the financial terms of certain acquisitions which Edwards deems relevant for analytical purposes;

•	A review of the valuations of certain public companies which Edwards deemed relevant for analytical purposes;

•	A review of the premiums paid to shareholders in public company acquisitions which Edwards deemed relevant for analytical purposes;

•	A review of the implied range of valuations of the Company based on discounted present value of its projected cash flows;

•	Conversations with management and with Arnall Golden Gregory LLP, the Company’s legal advisors, regarding the nature and development of the Agreement and the terms of the Merger; and

•	Other analyses that Edwards considered appropriate.

In preparing its opinion, Edwards has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise discussed with Edwards including financial statements and financial projections, as provided to Edwards by the management of the Company. With respect to financial statements, financial projections and other information provided to or otherwise discussed with Edwards, Edwards has assumed and was advised by the management of the Company that such financial statements, financial projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the Company, as to the historical financial performance and the expected future financial performance of Microtek. Edwards was not engaged to, and did not, independently verify the accuracy or completeness of any of such information, nor does it express an opinion with respect thereto. Edwards has relied upon the assurances of the management of the Company that it is not aware of any facts that would make such information materially inaccurate or misleading. Edwards did not perform any audit or appraisal of the assets or the liabilities of the Company and Edwards has not been furnished with any such audit or appraisals. Edwards also did not independently attempt to assess or value any of the intangible assets of Microtek (including goodwill) nor did it make any independent assumptions with respect to the application of intangible assets in the Merger.

In performing its analyses, Edwards made numerous assumptions with respect to the business of Microtek and the markets in which it competes. In addition, Edwards made numerous assumptions with respect to general business and economic conditions, which are beyond the control of the Company. The analyses performed by Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable to the Company than suggested by such analyses. Such analyses were prepared solely in relation to Edwards’ evaluation of the fairness, from a financial point of view, to the Company’s shareholders of the Consideration to be received pursuant to the Agreement and are being provided to the Board in connection with the delivery of this fairness opinion.

Edwards has assumed in all respects material to its analyses that the terms and conditions of the Merger as described in the Agreement have been and will be complied with by the parties thereto. Edwards has assumed that the final form of the Agreement will not differ in any material respect from the draft of the Agreement dated August 3, 2007.

Edwards has also assumed that the representations and warranties of the parties to the Agreement are and will continue to be true and correct, that each party will perform all covenants and agreements required to be

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performed by it under the Agreement, that all conditions to the consummation of the Merger will be satisfied without any modification or waiver thereof and that all parties to the Agreement have satisfied and will continue to satisfy all the terms and conditions of the Agreement. The assumption that the Merger is consummated in accordance with the terms of the Agreement is a material assumption. Edwards has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement or otherwise required will be obtained and that in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated Merger. Additionally, Edwards has assumed that no legal or regulatory changes that occur after the date hereof will have a material impact on the operations, financial condition or future prospects of Microtek.

Edwards is not expressing any opinion with respect to the advisability of the Merger or any alternative transaction or strategic alternative that may be available to the Company. Edwards’ opinion also does not address the merits of the underlying decision by the Board and the Company to engage in the Merger. Edwards is not making any recommendation as to how any member of the Board or any shareholder should vote with respect to the Merger.

In rendering its opinion Edwards assumed that the Merger will be accounted for in accordance with U.S. Generally Accepted Accounting Principles.

Edwards’ opinion is necessarily based on economic, geopolitical, market, financial and other conditions and circumstances as in effect on, and the information known to the Edwards employees working on the engagement with the Board pursuant to the Engagement Letter, as of the date hereof, and is not based on any information that may be known by any other Edwards employees. It should be understood that subsequent developments may affect Edwards’ opinion, and Edwards does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so. Edwards’ opinion as expressed herein is limited to the fairness, from a financial point of view, as of the date hereof to the Company’s Shareholders of the Consideration to be received in the Merger. Edwards’ opinion does not represent tax or legal advice. Edwards was not engaged to, and did not, independently assess the tax and accounting implications to the Company or the shareholders of the Company of the Merger.

It is understood that this letter is for the use of the Board and the Company in its consideration of the Merger. Edwards is not acting as an agent or fiduciary of, and has no duties or liability to, the shareholders or any other third party in connection with this opinion. Except as required by law or legal process, including its inclusion in its entirety in any proxy statement required to be circulated to shareholders of the Company relating to the Merger, this opinion may not be reproduced, summarized, described, characterized, excerpted from, referred to or given to any other person for any purpose without Edwards’ prior written consent (which consent will not be unreasonably withheld).

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is Edwards’ opinion that, as of the date hereof, the Consideration to be received by the shareholders of Microtek Medical Holdings, Inc. pursuant to the Agreement is fair, from a financial point of view.

Very truly yours, A.G. EDWARDS & SONS, INC.

By:	/s/ SCOTT A. GILL
Scott A. Gill Director—Investment Banking

By:	/s/ KURTIS B. PARKER
Kurtis B. Parker Director—Investment Banking

3

ANNEX C

DISSENTERS’ RIGHTS

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

§ 14-2-1301. Definitions

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

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(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

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§ 14-2-1320. Notice of dissenters’ rights

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

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§ 14-2-1324. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under

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subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§ 14-2-1330. Court action

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

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(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

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MICROTEK® MEDICAL HOLDINGS, INC.

SPECIAL MEETING OF SHAREHOLDERS

                    , 2007

Microtek Medical Holdings, Inc.

13000 Deerfield Parkway, Suite 300, Alpharetta, GA 30004

MICROTEK® MEDICAL HOLDINGS, INC.

13000 Deerfield Parkway, Suite 300

Alpharetta, GA 30004

This proxy is solicited by the Board of Directors for use at the Special Meeting scheduled to be held on                     , 2007.

The undersigned hereby appoints Dan R. Lee and Roger G. Wilson, and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of Microtek Medical Holdings, Inc. that the undersigned is entitled to vote and holds of record on                     , 2007 at the Special Meeting of Shareholders of Microtek Medical Holdings, Inc. to be held at Microtek’s headquarters located at 13000 Deerfield Parkway, Suite 300, Alpharetta, GA 30004, on                     , 2007, at 10:00 a.m., local time, and at any adjournments thereof, on all matters coming before the Special Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the recommendations of the board of directors. Messrs. Lee and Wilson cannot vote your shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to our secretary either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

This proxy when properly executed will be voted in the manner you have directed. If you do not specify any directions, this proxy will be voted for Proposals One and Two.

The undersigned acknowledges receipt from Microtek Medical Holdings, Inc. prior to the execution of this proxy of a Notice of the Special Meeting of Shareholders and of a Proxy Statement relating to the meeting.

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

See reverse for voting instructions.

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided.

☒ PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

The Board of Directors Recommends a Vote FOR all Proposals.

1.	To approve the merger agreement dated as of August 7, 2007, by and among Microtek Medical Holdings, Inc., Ecolab Inc. and Magic Acquisition Inc.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	To approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the merger agreement	☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.

Date

                    , 2007

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.